     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1999



                                                      REGISTRATION NO. 333-72991


                                                   REGISTRATION NO. 333-72991-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


           METROPOLITAN FINANCIAL CORP.                           METROPOLITAN CAPITAL TRUST II
   (Exact name of Registrant as specified in its       (Exact name of Registrant as specified in its trust
                     charter)                                              agreement)

                       OHIO                                                 DELAWARE
 (State or other jurisdiction of incorporation or       (State or other jurisdiction of incorporation or
                   organization)                                          organization)

                    34-1109469                                             APPLIED FOR
      (I.R.S. Employer Identification Number)                (I.R.S. Employer Identification Number)

                                      6120
            (Primary Standard Industrial Classification Code Number)
                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (440) 646-1111
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                                 DAVID G. LODGE
             PRESIDENT, ASSISTANT SECRETARY AND ASSISTANT TREASURER
                          METROPOLITAN FINANCIAL CORP.
                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                    MALVIN E. BANK, ESQ.                                     JOSEPH G. PASSAIC, JR., ESQ.
                    PAUL N. HARRIS, ESQ.                                        MARY M. SJOQUIST, ESQ.
                 THOMPSON HINE & FLORY LLP                                         PATTON BOGGS LLP
                      3900 KEY CENTER                                            2550 M STREET, N.W.
                     127 PUBLIC SQUARE                                          WASHINGTON, D.C. 20037
                 CLEVELAND, OHIO 44114-1216                                         (202) 457-6000
                       (216) 566-5500                                         (202) 457-6315 (FACSIMILE)
                 (216) 566-5800 (FACSIMILE)

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED MARCH 17, 1999


                         600,000 SHARES OF COMMON STOCK
                          METROPOLITAN FINANCIAL CORP.

                                $     PER SHARE

                            ------------------------


                                  $30,000,000


                         METROPOLITAN CAPITAL TRUST II

                          % TRUST PREFERRED SECURITIES



                   GUARANTEED BY METROPOLITAN FINANCIAL CORP.

[Metropolitan Logo]

METROPOLITAN FINANCIAL CORP.


- Metropolitan Financial Corp. is offering its common stock.



- Metropolitan Financial Corp. lists its common stock on the Nasdaq Stock Market's National Market under the symbol "METF."



- On March 16, 1999, the last reported sale price of the common stock was $9.25.


METROPOLITAN CAPITAL TRUST II


- Metropolitan Capital Trust II is offering   % preferred securities.


- Metropolitan Capital Trust II plans to list the preferred securities on the Nasdaq Stock Market's National Market under the trading symbol "METFO."



INVESTING IN THE COMMON STOCK AND THE PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.



                                 THE OFFERINGS



THE OFFERINGS OF COMMON STOCK AND PREFERRED SECURITIES DEPEND ON THE SUCCESSFUL
                           COMPLETION OF EACH OTHER.



-------------------------------------------------------------  -------------------------------------------------------------
        COMMON STOCK           PER SHARE          TOTAL            PREFERRED SECURITIES      PER SECURITY        TOTAL
-------------------------------------------------------------  -------------------------------------------------------------
Public Price................     $             $               Public Price................     $10.00        $   30,000,000
Underwriting Discount.......                                   Underwriting Commission.....     $0.375        $    1,125,000
Proceeds to Metropolitan                                       Proceeds to Metropolitan
  Financial Corp............                                     Financial Corp............     $9.625        $   28,875,000
-------------------------------------------------------------  -------------------------------------------------------------



     Metropolitan Financial Corp. will pay all underwriting commissions.



     The underwriter is offering the common stock and the preferred securities on a firm commitment basis. The underwriter has options to purchase up to 90,000 additional shares of common stock and up to 450,000 additional preferred securities to cover over-allotments.


     THESE SECURITIES ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               [RYAN, BECK LOGO]

                                          , 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                      map


[Map of Metropolitan Financial Corp. loan production and branch offices]

                                    SUMMARY


     We urge you to read carefully the entire prospectus, including the financial statements and related notes. Unless we indicate otherwise, we have not adjusted the information in this prospectus to account for Ryan, Beck & Co.'s exercise of its over-allotment options.


METROPOLITAN FINANCIAL CORP.


     We are a savings and loan holding company. Our primary operating subsidiary is Metropolitan Bank & Trust Company. We had assets of $1.4 billion at December 31, 1998. Metropolitan Bank operates 17 full service branch offices that primarily serve Northeastern Ohio.



     Our executive office is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124, and our telephone number is (440) 646-1111.



     Operating Strategy. Our strategy is to maximize long-term profitability by increasing our assets. We seek to maintain strong growth by:


     - continuing to focus on the origination and purchase of multifamily and commercial real estate loans which provide higher yields than one-to four-family residential loans;

     - building a portfolio of business and consumer loans which provide higher yields and shorter maturities than one-to four-family residential loans;


     - keeping loan losses to a low level;


     - increasing assets at a rate that keeps capital near minimum regulatory guidelines;


     - increasing deposits from customers through marketing initiatives and continuing to open new branches;



     - supplementing customer deposit growth with borrowings and deposits we primarily receive from other financial institutions; and



     - re-investing our earnings in Metropolitan Bank and raising additional capital when appropriate.



     Recent Results. As a result of this strategy, our assets have increased from $479.4 million at December 31, 1994 to $1.4 billion at December 31, 1998, an annual compound growth rate of 29.9%. Our net income has approximately doubled over the same period from $3.4 million for 1994 to $6.8 million for 1998.



     Market Area. Metropolitan Bank originates multifamily and commercial real estate loans primarily in Ohio, Southeastern Michigan, Central and Northern New Jersey, Northern Kentucky, Western Pennsylvania and California, and purchases them in other areas of the country.



     Metropolitan Bank's Loan Portfolio. At December 31, 1998, our loan portfolio totaled $1.0 billion. Of this amount:



     - $337.4 million, or 31.1%, were multifamily loans;



     - $228.8 million, or 21.1%, were commercial real estate loans; and



     - $189.2 million, or 17.4%, were residential real estate loans.

     We intend to continue to focus on originating and purchasing adjustable rate, and to a lesser degree fixed rate, multifamily loans. We also plan to continue to add commercial real estate loans to our portfolio through purchases and, to a lesser extent, through originations.


METROPOLITAN CAPITAL TRUST II


     Metropolitan Capital Trust II exists to:



     - issue and sell its preferred securities to the public;



     - issue and sell its common securities to us; and



     - use the proceeds from the sale of the preferred securities and its common
       securities to purchase      % junior subordinated debentures from us.



     The executive office and telephone number of Trust II are the same as ours.


                                  THE OFFERING

GENERAL


SECURITIES OFFERED..............    600,000 shares of common stock and 3,000,000
                                    preferred securities.



OFFERINGS ARE INTERDEPENDENT....    The offerings of common stock and preferred
                                    securities depend on the successful
                                    completion of each other.



USE OF PROCEEDS.................    Trust II will use approximately $30.0
                                    million of the proceeds from the sale of the
                                    preferred securities to buy our junior
                                    subordinated debentures. We will use
                                    approximately $          million of the
                                    proceeds from the sale of the common stock and the junior subordinated debentures for general corporate purposes, including:



                                    - repayment of our $14.0 million 9.625%
                                      subordinated notes maturing January 1,
                                      2005;


                                    - repayment of the current balance on our
                                      commercial bank line of credit, which was $12.0 million on February 26, 1999;


                                    - capital contributions to Metropolitan Bank
                                      to support growth and for working capital;
                                      and



                                    - acquisitions of financial services
                                      companies, although no agreements or
                                      understandings with respect to any
                                      acquisition presently exist.



RISK FACTORS....................    We urge you to read carefully the "Risk
                                    Factors" section of this prospectus,
                                    beginning on page 8, and the rest of this prospectus before you make your investment decision. Because the sole source of funds for distributions on and redemptions of the preferred securities are payments on the junior subordinated debentures, purchasers of the preferred securities are also making an investment decision with regard to the junior subordinated debentures. Therefore, those purchasers should review carefully all of the information regarding the junior subordinated debentures contained in this prospectus.


COMMON STOCK OFFERING


THE ISSUER......................    Metropolitan Financial Corp.


PRICE TO PUBLIC.................    $     per share.


COMMON STOCK OFFERED............    600,000 shares, or 690,000 shares if the
                                    underwriter exercises its over-allotment option in full.



COMMON STOCK OUTSTANDING AFTER
THE OFFERING....................    8,356,393 shares based upon 7,756,393 shares
outstanding on February 26, 1999, or 8,446,393 shares if the underwriter exercises its over-allotment option in full.



RESTRICTIONS ON DIVIDENDS.......    There are restrictions on the declaration of
                                    dividends on the common stock based on
                                    previous agreements and the provisions of the preferred securities.


NASDAQ NATIONAL MARKET SYMBOL...    "METF"

PREFERRED SECURITIES OFFERING


THE ISSUER......................    Metropolitan Capital Trust II



SECURITIES OFFERED..............    3,000,000 preferred securities, or 3,450,000
                                    if the underwriter exercises its
                                    over-allotment option in full.



OFFERING PRICE..................    $10 per preferred security.



DISTRIBUTIONS...................    As a holder of preferred securities, you
                                    will be entitled to receive cash
                                    distributions at an annual rate of      % of
                                    the $10 liquidation amount of each preferred security. Distributions will accumulate from
                                         , 1999, the date of original issuance.
                                    Trust II will pay the distributions
                                    quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 1999. See "Description of the
                                    Preferred Securities."



JUNIOR SUBORDINATED
DEBENTURES......................    Trust II will buy the junior subordinated
                                    debentures from us with the proceeds from the sale of its common securities and the preferred securities. Unless we redeem them, the junior subordinated debentures will mature on June 30, 2029. Our obligations under the junior subordinated debentures will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including
                                    Metropolitan Bank. In addition, the junior subordinated debentures will rank equal in right of payment to the $27.8 million of debentures we sold during the second quarter of 1998 to Metropolitan Capital Trust I. The junior subordinated debentures will rank subordinate and junior in right of payment to all of our senior indebtedness. At
                                    December 31, 1998 we had $22.0 million in outstanding senior indebtedness. We will repay this indebtedness with a portion of the proceeds from this offering. There is no limitation on the amount of senior indebtedness we may issue in the future.



GUARANTEE.......................    We will fully, irrevocably and
                                    unconditionally guarantee, on a subordinated basis, all of Trust II's obligations under the preferred securities. We will guarantee the payment of distributions on the preferred securities and payments on liquidation of Trust II or redemption of the preferred securities. Our guarantee is limited to the amount of funds held by Trust
                                    II. Our obligations under the guarantee will be subordinate and junior in right of payment to all of our indebtedness senior in right of payment to the junior subordinated debentures. See "Description of the
                                    Guarantee" and "Relationship Among the
                                    Preferred Securities, the Junior
                                    Subordinated Debentures, the Expense
                                    Agreement and the Guarantee."



RIGHT TO DEFER INTEREST
PAYMENTS........................    If we are not in default under the trust
                                    indenture, we may defer interest payments on the junior subordinated debentures for a period of up to twenty consecutive quarters, but not beyond June 30, 2029. There is no limitation on the number of times that we may begin an interest deferral period if we are not in default under the trust indenture. At the end of any interest deferral period, we must pay all accrued and unpaid interest. During an interest deferral period, interest will continue to accrue. If we defer interest, you will be required to accrue interest income for United States federal income tax purposes even though you do not receive any cash distribution. See
                                    "Description of the Junior Subordinated
                                    Debentures -- Right to Defer Interest
                                    Payment Obligation" and "Federal Income Tax
                                    Conse-
                                    quences -- Interest Income and Original
                                    Issue Discount."


REDEMPTION......................    If we obtain any required regulatory
                                    approval, we may, at our option, redeem:



                                    - all or some of the junior subordinated
                                      debentures at any time on or after June
                                      30, 2004, or



                                    - all of the junior subordinated debentures
                                      at any time within ninety days if there
                                      are unfavorable changes in regulatory or tax laws.





                                    If we redeem some of the junior subordinated debentures before their stated maturity date, Trust II must redeem the same dollar amount of its common and preferred securities. We will pay the full principal amount of the redeemed junior subordinated debentures, plus any accrued and unpaid interest, upon any redemption. See "Description of the Preferred
                                    Securities -- Redemption."



DISTRIBUTION OF THE JUNIOR
  SUBORDINATED DEBENTURES IF WE
  DISSOLVE TRUST II.............    We may dissolve Trust II at any time. We may
                                    be required to obtain regulatory approval before dissolving Trust II. If we dissolve
                                    Trust II, after it satisfies its creditors, you will be entitled to receive the liquidation amount of $10 per preferred security plus accumulated and unpaid distributions to the date of payment. This payment may be in the form of a distribution of the junior subordinated debentures. See
                                    "Description of the Preferred Securities --
                                    Liquidation Distribution upon Dissolution," and "-- Liquidation of Trust II and
                                    Distribution of the Junior Subordinated
                                    Debentures to Holders."



VOTING RIGHTS...................    If you purchase the preferred securities,
                                    you will have very limited voting rights.
                                    See "Description of the Preferred
                                    Securities -- Voting Rights; Amendment of
                                    Trust Agreement."



NASDAQ NATIONAL MARKET SYMBOL...    Trust II plans to list the preferred
                                    securities on the Nasdaq Stock Market's
                                    National Market under the trading symbol
                                    "METFO."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA



     You should read the following data together with more detailed information contained in our Consolidated Financial Statements and related notes, and the Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.



     You should read the following information with the data in the table below:



     - Noninterest expense for 1996 includes a $2.9 million pre tax or $1.9 million net of tax one-time assessment to recapitalize the Savings Association Insurance Fund.



     - The extraordinary item in 1998 represents expenses associated with the early retirement of 10% notes.



     - The efficiency ratio equals expense less amortization of intangible assets divided by net income plus noninterest income.



     - Capital ratios are for Metropolitan Bank only. Tier 1 capital is shareholder's equity less unrealized gains and losses on securities available for sale and intangible assets. Risk weighted assets is computed by applying risk weight percentages per regulatory guidelines to total assets and off-balance sheet items.



     - For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes, extraordinary item and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.

                                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------
                                   1998         1997        1996        1995        1994
                                ----------    --------    --------    --------    --------
                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA:
Total assets..................  $1,363,434    $924,985    $769,076    $590,095    $479,384
Total Loans receivable........   1,033,288     707,885     646,466     479,849     425,028
Mortgage-backed securities....     198,295     143,167      56,672      39,156      16,785
Deposits......................   1,051,357     737,782     622,105     503,742     436,198
Borrowings....................     215,486     135,870     101,874      46,874      15,504
Shareholders' equity..........      42,645      36,661      30,244      25,466      20,280
SELECTED RESULTS OF
  OPERATIONS:
Net interest income...........  $   31,944    $ 27,643    $ 21,336    $ 16,619    $ 15,647
Provision for loan losses.....       2,650       2,340       1,636         959         766
Noninterest income............       7,316       4,141       3,773       4,224       1,601
Noninterest expense...........     (25,522)    (20,149)    (20,839)    (14,187)    (11,058)
Income before income taxes and
  extraordinary item..........      11,088       9,295       2,634       5,697       5,424
Income tax expense............      (4,049)     (3,492)     (1,095)     (2,155)     (1,987)
Extraordinary item............        (245)         --          --          --          --
Net income....................  $    6,794    $  5,803    $  1,539    $  3,542    $  3,437






PER SHARE DATA, RESTATED FOR STOCK
  SPLITS:
Basic net income per share........  $     0.88   $     0.75   $     0.22   $     0.52   $   0.50
Diluted net income per share......        0.87         0.75         0.22         0.52       0.50
Book value per share..............        5.50         4.73         3.90         3.70       2.94
Tangible book value per share.....        5.15         4.34         3.48         3.24       2.45
OTHER DATA:
Return on average assets..........        0.64%        0.69%        0.23%        0.65%      0.82%
Return on average equity..........       17.16        17.58         5.75        16.19      17.83
Net interest margin...............        3.16         3.48         3.34         3.24       3.94
Efficiency ratio..................       64.45        62.75        82.57        68.28      62.95
Nonperforming loans to total
  loans...........................        1.23         0.44         0.80         0.69       0.55
Allowance for losses on loans to
  total loans.....................        0.66         0.79         0.64         0.57       0.45
Net charge-offs to average
  loans...........................        0.16         0.13         0.04         0.02       0.03
Tier 1 capital to total assets....        6.27         5.47         5.58         5.77       5.34
Tier 1 capital to risk-weighted
  assets..........................        7.85         7.75         7.87         8.20       7.60
EARNINGS TO FIXED CHARGES RATIOS:
Including interest on deposits....        1.21x        1.22x        1.08x        1.21x      1.34x
Excluding interest on deposits....        1.96x        2.18x        1.50x        2.59x      5.32x

                                  RISK FACTORS



     An investment in the common stock or the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating us, our business and Trust II before you purchase the common stock or the preferred securities offered by this prospectus.



     Because Trust II will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because Trust II may distribute the junior subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the junior subordinated debentures as well as the preferred securities. Those purchasers should carefully review the information in this prospectus about the preferred securities, the junior subordinated debentures and the guarantee.



                RISK FACTORS RELATING TO METROPOLITAN'S BUSINESS



STATUTORY RESTRICTIONS ON BANK DIVIDENDS COULD LIMIT THE AMOUNTS METROPOLITAN BANK MAY PAY TO US AND OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT



     As a holding company, we conduct our operations mainly through our subsidiaries. Other than our investing and financing activities, our principal source of cash is dividends Metropolitan Bank pays to us. If Metropolitan Bank is unable to pay dividends to us, we may be unable to make interest or principal payments on our debt, including payments on the junior subordinated debentures. Various statutory provisions could restrict the amount of dividends Metropolitan Bank can pay to us. For example, Metropolitan Bank operates with lower capital ratios than most other banks and, as a result, faces a higher risk of falling below regulatory capital requirements. If Metropolitan Bank becomes undercapitalized, Metropolitan Bank will have to comply with increased restrictions on the payment of dividends and may lose its ability to pay dividends. See "Regulation and Supervision -- Metropolitan Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



DECLINE IN REAL ESTATE VALUES, PARTICULARLY IN OHIO, COULD REDUCE METROPOLITAN BANK'S INCOME



     The value of Metropolitan Bank's real estate collateral could be adversely affected by downturns in the real estate markets where it conducts its business. A decline in real estate values, particularly in Ohio, would reduce the value of the real estate collateral securing Metropolitan Bank's loans and increase the risk that Metropolitan Bank would incur losses if borrowers defaulted on their loans. At December 31, 1998, real estate secured approximately 83.1% of Metropolitan Bank's loans. At December 31, 1998, properties located in Ohio secured approximately 50.0% of the principal amount of Metropolitan Bank's real estate loans.



METROPOLITAN BANK'S EMPHASIS ON MULTIFAMILY AND COMMERCIAL REAL ESTATE LOANS INCREASES THE POSSIBILITY OF LOAN LOSSES



     We may incur significant losses because approximately 30% of Metropolitan Bank's loans are secured by multifamily properties and approximately 20% of Metropolitan Bank's loans are secured by commercial real estate. Loans secured by multifamily properties and commercial real estate are generally larger, and are considered to have a higher risk of loss, than loans secured by one- to four-family residences. Significant losses on loans secured by multifamily properties are possible because the cash flows from multifamily properties securing the loans may become inadequate to service the loan payments. Significant losses on loans secured by commercial real estate are possible because the repayment of loans secured by commercial real estate typically depends upon the successful operation of the business activities being conducted at the commercial real estate. See "Business -- Loan Originations and Purchases."



ROBERT M. KAYE CONTROLS METROPOLITAN AND HIS INTERESTS COULD BE DIFFERENT THAN YOUR INTERESTS



     Upon completion of this offering, Mr. Robert M. Kaye of Rumson, New Jersey, will own approximately 72% of the outstanding shares of our common stock and will have control of our company. He will continue to be able to elect or remove all of our directors and determine the outcome of any issue submitted to a vote of the shareholders, such as:



        - approval of mergers or other business combinations;



        - issuance of any additional common stock or other equity securities;
and



        - issuance of any debt other than in the ordinary course of business.



     Mr. Kaye's ability to reject an unsolicited bid for Metropolitan or any other change in control could have an adverse effect on the market price of our common stock. See "Description of The Capital Stock -- Potential Antitakeover Effects of Articles of Incorporation, Code of Regulations and Ohio Law."



IF LOAN LOSSES EXCEED OUR ALLOWANCE FOR LOAN LOSSES, OUR INCOME COULD BE REDUCED



     We maintain an allowance for losses on loans at a level we consider adequate to cover currently anticipated losses. The amount of future losses is vulnerable to changes in economic, operating, and other conditions, including changes in interest rates. These changes may be beyond our control. We cannot assure you that this allowance will be adequate to cover actual losses. If our allowance is inadequate, our results of operations could be adversely affected. See "Business -- Loan Delinquencies and Nonperforming Assets" and
" -- Allocation of Allowance for Losses on Loans."



AN INCREASE IN INTEREST RATES COULD REDUCE INCOME



     Rising interest rates could adversely affect our business by reducing our net income. This is because Metropolitan Bank has more short-term interest-bearing liabilities than it has short-term interest-earning assets. Consequently, an increase in interest rates could increase our interest expense without an offsetting increase in our interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures about Market Risk."



THE FAILURE OF PARTIES WHOM WE DO BUSINESS WITH TO ADDRESS YEAR 2000 ISSUES COULD PREVENT US FROM TIMELY SERVICING OUR CUSTOMERS



     The year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. A company's hardware, date driven automated equipment or computer programs that have a two digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations.



     Our most significant continuing year 2000 risk is the failure of third parties with whom we do business to address their year 2000 problems. If our suppliers, particularly public utilities, are not year 2000 ready, we may experience an interruption of service to our customers. As a result, our business and operations may be materially and adversely affected. We can make no assurances that the systems or products of third parties on which we rely will be timely converted or that a failure by a third party, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. For a more detailed discussion of this risk and the status of our year 2000 program see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."



CHANGES IN REGULATIONS COULD ADVERSELY AFFECT THE GROWTH OF OUR ASSETS



     We are governed by significant federal and state regulation and supervision which is primarily for the benefit and protection of our customers and not for the benefit of our investors. Laws, regulations and policies currently affecting us and our subsidiaries may change at any time. For example, Congress has considered legislation that may result in thrift institutions like Metropolitan Bank being forced to convert into state or national banks. If Congress enacts this type of legislation, we could become a bank holding company and be subject to the regulations of the Federal Reserve Board. These regulations impose capital requirements. Metropolitan, as a savings and loan holding company, is not currently subject to capital requirements. Therefore, our business may be adversely affected by any future changes in laws, regulations or policies. See "Regulation and Supervision -- Metropolitan Bank."



                   RISK FACTORS RELATING TO THE COMMON STOCK



OUR POLICY OF NOT PAYING DIVIDENDS MAY REDUCE THE MARKET VALUE OF OUR COMMON
STOCK



     The market may value our common stock at a lower price than the common stock of a similar company with a history of paying cash dividends. Dividend yield is one of a number of factors that can affect the market price of a stock. We have not paid any cash dividends. Currently, we have no plans to pay cash dividends. In addition, we have entered into various agreements that limit our ability to pay cash dividends. See "Price Range of Common Stock and Dividends."



FUTURE COMMON STOCK OFFERINGS MAY REDUCE THE VALUE OF YOUR COMMON STOCK



     If we issue additional common stock in the future, you may experience dilution in the book value per share of your common stock.



YOU MAY HAVE DIFFICULTY SELLING YOUR COMMON STOCK BECAUSE OF THE LIMITED TRADING VOLUME FOR OUR COMMON STOCK



     Because a majority of our common stock is owned by Mr. Robert Kaye, the trading volume of the common stock has been less active than other companies listed on the Nasdaq Stock Market's National Market. A public market having the desired characteristics of depth, liquidity, and orderliness depends upon the presence of willing buyers and sellers of the common stock in the marketplace. In turn, the presence of buyers and sellers depends, among other things, on the individual decisions of investors and upon general economic and market conditions over which we have no control. See "Price Range of Common Stock and Dividends."



               RISK FACTORS RELATING TO THE PREFERRED SECURITIES



HOLDERS OF OUR SENIOR INDEBTEDNESS WILL GET PAID BEFORE YOU GET PAID UNDER THE GUARANTEE



     Our obligations under the guarantee are unsecured and rank:



     - junior in right of payment to all our senior indebtedness, and



     - equal to our most senior preferred or preference stock, including the $27.8 million aggregate principal amount of debentures we sold during the second quarter of 1998 to Metropolitan Capital Trust I.



     Our obligations under the junior subordinated debentures are unsecured and rank junior in right of payment to all of our senior indebtedness and equal to our other junior debt securities. The junior subordinated debentures also will be effectively junior to all obligations of our subsidiaries.



     The preferred securities, the junior subordinated debentures and the guarantee do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination."



IF METROPOLITAN BANK DOES NOT PAY DIVIDENDS TO US AND AS A RESULT WE ARE UNABLE TO MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, TRUST II WILL NOT BE ABLE TO PAY DISTRIBUTIONS AND OTHER PAYMENTS ON THE PREFERRED SECURITIES AND THE GUARANTEE WILL NOT APPLY



     Trust II's ability to pay distributions on the preferred securities depends upon our making timely payments on the junior subordinated debentures. In turn, our ability to make payments on the junior subordinated debentures depends on Metropolitan Bank paying dividends to us in amounts sufficient for us to service our obligations. If we default on our obligations to pay principal and interest on the junior subordinated debentures, Trust II will not have sufficient funds to pay distributions on, or the $10 liquidation amount of, the preferred securities.



     If we default on our obligation, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. Instead, you or the property trustee will have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures. See "Description of the Guarantee."



IF WE DEFER DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBENTURES, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH



     You will not receive distributions on the preferred securities if we defer interest payments on the junior subordinated debentures. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions. In addition, you would not receive the cash related to that income from Trust II if you sell your preferred securities before the record date for the payment of any deferred distribution, even if you held the preferred securities on the date that the payments would normally have been paid. See "Federal Income Tax Consequences" and "-- Sales or Redemption of the Preferred Securities."



     If we are not in default on the payment of interest on the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During an interest deferral period, Trust II would defer distributions on the preferred securities in the same amount. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Right to Defer Interest Payment Obligation."



     If we defer any interest payment on the junior subordinated debentures, the preferred securities will likely trade at prices that do not fully reflect the value of accrued but unpaid interest related to the underlying junior subordinated debentures. If you sell your preferred securities during an interest deferral period, you must treat any accrued but unpaid interest on the junior subordinated debentures as ordinary income. You must also add the amount of the accrued but unpaid interest to your adjusted tax basis in the preferred securities. You will recognize a capital loss if the selling price is less than your adjusted tax basis. Generally, you cannot apply capital losses to offset ordinary income for United States federal income tax purposes. See "Federal Income Tax Consequences -- Sales or Redemption of the Preferred Securities."



IF WE DEFER DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBENTURES, THE MARKET PRICE OF THE PREFERRED SECURITIES MAY DECLINE



     If we defer interest payments in the future, the market price of the preferred securities will likely be adversely affected. Therefore, if you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold their preferred securities. In addition, due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other similar securities that are not subject to optional deferrals.



THE PREFERRED SECURITIES MAY BE REDEEMED PRIOR TO MATURITY; YOU MAY BE TAXED ON THE PROCEEDS AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN



     If a tax event, an investment company event or a capital treatment event occurs and continues as described under the caption "Description of the Junior Subordinated Debentures -- Redemption or Exchange" we may be able to redeem the junior subordinated debentures in whole, but not in part, within 90 days following the event. We may also redeem the preferred securities at our option in whole or in part on or after June 30, 2004. We will not exercise our right of redemption unless we have received any necessary prior regulatory approval.



     If the junior subordinated debentures are redeemed, the preferred securities will be redeemed at a redemption price equal to the $10 liquidation amount, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the preferred securities. See "Description of the Preferred Securities -- Redemption" and "Federal Income Tax Consequences."



THE JUNIOR SUBORDINATED DEBENTURES MAY BE DISTRIBUTED TO THE HOLDERS OF THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES MAY TRADE AT A LOWER PRICE THAN WHAT YOU PAID FOR THE PREFERRED SECURITIES



     We may dissolve Trust II at any time and distribute the junior subordinated debentures to you in exchange for your preferred securities. We cannot predict the market prices for the junior subordinated debentures that may be distributed to you when Trust II is dissolved or liquidated. The junior subordinated debentures may trade at a lower price than what you paid to purchase the preferred securities in this offering.



     If the junior subordinated debentures are distributed to the holders of preferred securities if Trust II is liquidated, we will use our best efforts to list the junior subordinated debentures on the Nasdaq Stock Market's National Market or SmallCap Market or the stock exchanges on which the preferred securities are then listed. However, we cannot assure you that the exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.



     Under United States federal income tax law, a distribution of junior subordinated debentures upon the dissolution of Trust II would not be a taxable event to you. If, however, Trust II were characterized as an association taxable as a corporation at the time of the dissolution of Trust II, the distribution of the junior subordinated debentures would constitute a taxable event to you. In addition, any redemption of the preferred securities for cash would be a taxable event to you. See "Federal Income Tax Consequences -- Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities," and " -- Sales or Redemption of the Preferred Securities."



IF YOU SELL YOUR PREFERRED SECURITIES BETWEEN RECORD DATES FOR DISTRIBUTION PAYMENTS, YOU WILL HAVE TO INCLUDE ACCRUED BUT UNPAID DISTRIBUTIONS IN YOUR TAXABLE INCOME



     The preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures.



     If you dispose of your preferred securities between record dates for any distribution payments, you will have to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportionate share of the interest on the junior subordinated debentures through the date of your disposition.



     You will recognize a capital loss on the amount that the selling price is less than your adjusted tax basis. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.



     See "Federal Income Tax Consequences" for more information.



WE GENERALLY WILL CONTROL TRUST II BECAUSE YOUR VOTING RIGHTS ARE VERY LIMITED; YOUR INTERESTS MAY NOT BE THE SAME AS OUR INTERESTS



     As a holder of preferred securities, you will have limited voting rights. These voting rights will relate only to modifications of the preferred securities and trust agreement and the exercise of Trust II's rights as holder of the junior subordinated debentures and the guarantee. In general, only we, as holder of Trust II's common securities, can appoint, remove or replace the trustees under the trust agreement.

     We and the trustees of Trust II may amend the trust agreement without your consent, even if it adversely affects your interests, as described under the heading "Description of the Preferred Securities -- Removal of Trust II Trustees" and "-- Voting Rights; Amendment of Trust Agreement."



YOU MAY HAVE DIFFICULTY SELLING YOUR PREFERRED SECURITIES IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP



     There is no current public market for the preferred securities. Trust II has applied to list the preferred securities on the Nasdaq Stock Market's National Market. However, a listing does not guarantee that a trading market for the preferred securities will develop. If a trading market for the preferred securities does develop, we can make no assurances regarding the depth of that market and the ability of holders to sell their preferred securities easily.



                           FORWARD-LOOKING STATEMENTS



     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements in this prospectus can be identified by the use of words such as "anticipates," "plans," "expects," "believes," and similar words. Forward-looking statements involve inherent risks and uncertainties. A number of important facts could cause actual results to differ materially from those in the forward-looking statements. These factors include general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services. For a more detailed discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors."


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     The common stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "METF." The following table provides, for the periods indicated, the high and low bid price for the common stock as reported by the Nasdaq Stock Market's National Market.


                                                                 BID PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
YEAR ENDED DECEMBER 31, 1997
First Quarter...............................................  $ 5.11    $ 4.89
Second Quarter..............................................    7.39      4.89
Third Quarter...............................................    9.09      7.05
Fourth Quarter..............................................   14.32      8.64
YEAR ENDED DECEMBER 31, 1998
First Quarter...............................................  $17.16    $13.64
Second Quarter..............................................   15.46     13.18
Third Quarter...............................................   13.75      8.64
Fourth Quarter..............................................   12.00      8.18

     The quotations set out above represent prices for the specific periods indicated between dealers and do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     The last reported bid price for the common stock on the Nasdaq Stock
Market's National Market on February   , 1999 was $          . On March 1, 1999,
we had           shareholders. The prices reflected above have been adjusted to reflect Metropolitan's completion on December 10, 1997, of a two-for-one stock split, and completion on December 29, 1998, of an eleven-for-ten stock split, each in the form of a stock dividend to shareholders.



     We have not paid any cash dividends on our common stock since 1987. We anticipate that we will retain future earnings to finance our operations and to support the continued growth of Metropolitan Bank. Accordingly, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. The payment of future dividends will be subject to the discretion of the Board of Directors of Metropolitan and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, and legal restrictions on the payment of dividends.


     We have entered into agreements that limit our ability to pay dividends. Our commercial bank line of credit prohibits us from paying a dividend or other distribution on our equity securities without the prior written consent of the lender unless our ratio of tangible equity to total assets is in excess of 7.0%. For these purposes, the line of credit agreement defines tangible equity as consolidated net worth less goodwill.

                      MARKET FOR THE PREFERRED SECURITIES


     The Trust plans to list the preferred securities on the Nasdaq Stock Market's National Market under the symbol "METFO." Although the underwriter intends to make a market in the preferred securities, the underwriter is not obligated to do so and may discontinue such market making at any time. Therefore, we cannot assure you that an active and liquid trading market will develop or, if developed, that such a market will be sustained. Representatives of Metropolitan and the underwriter have determined the offering price and distribution rate by negotiation. The offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."


                                USE OF PROCEEDS


     We estimate the net proceeds from the sale of the common stock (at the
public offering price of $     per share) will be approximately $5.7 million
($6.5 million if the underwriter's over-allotment options are exercised in full), and the net proceeds from the sale of the preferred securities will be approximately $28.6 million ($32.9 million if the underwriter's over-allotment options are exercised in full), in each case, after deducting the underwriting discounts, commissions and estimated expenses. The Trust will invest all of the proceeds from the sale of the preferred securities in junior subordinated debentures. Metropolitan intends to use the net proceeds from the sale of the common stock and the junior subordinated debentures for general corporate purposes, including, but not limited to:



     - repayment of Metropolitan's $14.0 million 9.625% subordinated notes maturing January 1, 2005;



     - repayment of the current balance on Metropolitan's commercial bank line of credit, which was $12.0 million on February 26, 1999;



     - capital contributions to Metropolitan Bank to support growth and for working capital; and

     - acquisitions of financial services companies although no agreements or understandings with respect to any such acquisition presently exist.


                              ACCOUNTING TREATMENT


     For financial reporting purposes, Trust II will be treated as a subsidiary of Metropolitan. As a result, the consolidated financial statements of Metropolitan will include Trust II's financial statements. The consolidated statements of financial condition of Metropolitan will include the preferred securities under the caption "Guaranteed Preferred Beneficial Interests in Metropolitan's Junior Subordinated Debentures," and the notes to the consolidated financial statements will include appropriate disclosures about the preferred securities. For financial reporting purposes, Metropolitan will record distributions payable on the preferred securities as an interest expense in the consolidated statements of operations.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Metropolitan's consolidated ratios of earnings to fixed charges for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.

                                                 YEAR ENDED DECEMBER 31,
                                       --------------------------------------------
                                       1998     1997     1996(1)     1995     1994
                                       -----    -----    --------    -----    -----
Earnings to Fixed Charges:
  Including interest on deposits.....  1.21x    1.22x     1.08x      1.21x    1.34x
  Excluding interest on deposits.....  1.96x    2.18x     1.50x      2.59x    5.32x

---------------

(1) Income from continuing operations before income taxes in 1996 includes a $2.9 million one-time assessment to recapitalize the Savings Association Insurance Fund.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of December 31, 1998, as adjusted to give effect to the completion of the offering of the common stock and the preferred securities, including the application of the net proceeds as proposed. We urge you to read the following data, together with the Consolidated Financial Statements and related notes, included elsewhere in this prospectus.



                                                                          AS
                                                          ACTUAL       ADJUSTED
                                                        ----------    ----------
                                                             (IN THOUSANDS)
Deposits..............................................  $1,051,357    $1,051,357
Borrowings:
Federal Home Loan Bank advances.......................     111,235       111,235
9.625% subordinate notes maturing January 1, 2005.....      14,000            --
Commercial bank line of credit........................       8,000            --
Other borrowings......................................      82,250        82,250
                                                        ----------    ----------
     Total borrowings.................................     215,485       193,485
                                                        ----------    ----------
     Total deposits and borrowings....................  $1,266,842    $1,244,842
                                                        ==========    ==========
Guaranteed preferred beneficial interests in
  Metropolitan's junior subordinated debentures (1)...  $   27,750    $   57,750
                                                        ==========    ==========
Shareholders' equity:
Shares of common stock, no par value, 10,000,000
  shares authorized, 7,756,393 shares issued and
  outstanding at December 31, 1998, 8,356,393 as
  adjusted (2)........................................  $       --    $       --
Additional paid-in capital............................      18,505        24,164
Retained earnings.....................................      23,660        23,660
Unrealized gain on securities available for sale......         479           479
                                                        ----------    ----------
     Total shareholders' equity.......................  $   42,644    $   48,303
                                                        ==========    ==========


---------------


(1) The as adjusted preferred securities of Trust II include beneficial interests in $30.0 million aggregate principal amount of the junior subordinated debentures issued by Metropolitan to Trust II. The junior
    subordinated debentures will bear interest at the annual rate of      % of
    the principal amount thereof, payable quarterly and will mature on June 30, 2029. Metropolitan owns all of Trust II's common securities.



(2) The as adjusted additional paid-in capital includes net proceeds of $5.7 million from the issuance of 600,000 shares of common stock.

                   SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA



     The following table represents selected financial information which you should read together with our Consolidated Financial Statements and related notes, and the Management's Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.



                                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------
                                   1998         1997      1996(1)       1995        1994
                                ----------    --------    --------    --------    --------
                                                      (IN THOUSANDS)
SELECTED FINANCIAL CONDITION
  DATA:
Total assets..................  $1,363,434    $924,985    $769,076    $590,095    $479,384
Loans receivable, net.........   1,018,271     693,655     637,493     478,345     424,944
Loans held for sale...........      15,017      14,230       8,973       1,504          84
Mortgage-backed securities....     198,295     143,167      56,672      39,156      16,785
Securities....................      35,661       6,446      13,173      22,806       7,641
Intangible assets.............       2,724       2,987       3,239       3,188       3,409
Loan servicing rights.........      13,412       9,224       8,051       9,130       4,825
Deposits......................   1,051,357     737,782     622,105     503,742     436,198
Borrowings....................     215,486     135,870     101,874      46,874      15,504
Preferred securities(2).......      27,750          --          --          --          --
Shareholders' equity..........      42,645      36,661      30,244      25,466      20,280
SELECTED OPERATIONS DATA:
Total interest income.........  $   85,728    $ 69,346    $ 54,452    $ 43,435    $ 31,639
Total interest expense........      53,784      41,703      33,116      26,816      15,992
                                ----------    --------    --------    --------    --------
  Net interest income.........      31,944      27,643      21,336      16,619      15,647
Provision for loan losses.....       2,650       2,340       1,636         959         766
                                ----------    --------    --------    --------    --------
  Net interest income after
     provision for loan
     losses...................      29,294      25,303      19,700      15,660      14,881
Loan servicing income, net....         788       1,293       1,204       1,068         642
Net gain on sale of loans and
  securities..................       3,523         580         336         833          86
Other noninterest income......       3,005       2,268       2,233       2,323         873
Noninterest expense...........     (25,522)    (20,149)    (20,839)    (14,187)    (11,058)
                                ----------    --------    --------    --------    --------
  Income before income taxes
     and extraordinary item...      11,088       9,295       2,634       5,697       5,424
Income tax expense............      (4,049)     (3,492)     (1,095)     (2,155)     (1,987)
Extraordinary item(3).........        (245)         --          --          --          --
                                ----------    --------    --------    --------    --------
Net income....................  $    6,794    $  5,803    $  1,539    $  3,542    $  3,437
                                ==========    ========    ========    ========    ========


---------------


(1) Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the Savings Association Insurance Fund.



(2) 8.60% preferred securities sold during the second quarter of 1998 by Metropolitan Capital Trust I.



(3) The extraordinary item represents expenses associated with the early retirement of 10% notes.

                                              AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------
                                       1998         1997       1996(1)        1995        1994
                                    ----------   ----------   ----------   ----------   --------
PER SHARE DATA, RESTATED FOR STOCK
  SPLITS:
Basic net income per share........  $     0.88   $     0.75   $     0.22   $     0.52   $   0.50
Diluted net income per share......        0.87         0.75         0.22         0.52       0.50
Book value per share..............        5.50         4.73         3.90         3.70       2.94
Tangible book value per share.....        5.15         4.34         3.48         3.24       2.45
PERFORMANCE RATIOS:
Return on average assets..........        0.64%        0.69%        0.23%        0.65%      0.82%
Return on average equity..........       17.16        17.58         5.75        16.19      17.83
Interest rate spread..............        2.90         3.20         3.07         2.98       3.71
Net interest margin...............        3.16         3.48         3.34         3.24       3.94
Average interest-earning assets to
  average interest-bearing
  liabilities.....................      104.96       105.30       105.39       105.13     105.53
Noninterest expense to average
  assets..........................        2.39         2.40         3.08         2.61       2.64
Efficiency ratio(2)...............       64.45        62.75        82.57        68.28      62.95
EARNINGS TO FIXED CHARGES
  RATIOS:(3)
Including interest on deposits....        1.21x        1.22x        1.08x        1.21x      1.34x
Excluding interest on deposits....        1.96x        2.18x        1.50x        2.59x      5.32x
ASSET QUALITY RATIOS:(4)
Nonperforming loans to total
  loans...........................        1.23%        0.44%        0.80%        0.69%      0.55%
Nonperforming assets to total
  assets..........................        1.34         0.56         0.70         0.60       0.51
Allowance for losses on loans to
  total loans.....................        0.66         0.79         0.64         0.57       0.45
Allowance for losses on loans to
  nonperforming total loans.......       54.44       178.60        80.38        83.61      80.70
Net charge-offs to average
  loans...........................        0.16         0.13         0.04         0.02       0.03
CAPITAL RATIOS:
Shareholders' equity to total
  assets..........................        3.13%        3.96%        3.93%        4.32%      4.23%
Average shareholders' equity to
  average assets..................        3.70         3.94         3.96         4.02       4.60
Tier 1 capital to total
  assets(5).......................        6.27         5.47         5.58         5.77       5.34
Tier 1 capital to risk-weighted
  assets(5).......................        7.85         7.75         7.87         8.20       7.60
OTHER DATA:
Loans serviced for others
  (000's).........................  $1,504,604   $1,190,185   $1,102,514   $1,182,216   $739,425
Number of full service offices....          17           15           14           13         11
Number of loan production
  offices.........................           5            4            5            5          4


---------------


(1) Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the Savings Association Insurance Fund. All per share data and performance ratios include the effect of this assessment.



(2) Equals noninterest expense less amortization of intangible assets divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).



(3) For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.



(4) Ratios are calculated on end of period balances except net charge-offs to average loans.



(5) Ratios are for the Bank only.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of Metropolitan's financial condition and results of operations in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.


     The reported results of Metropolitan primarily reflect the operations of Metropolitan Bank. For purposes of this section, unless otherwise indicated, "we," "our" or "us" means Metropolitan and its subsidiaries.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Income. Net income for 1998 increased 17.1% from net income for 1997. Net income for 1998 was $6.8 million, or $0.88 per common share, and net income for 1997 was $5.8 million, or $0.75 per common share. Earnings for 1998 included an extraordinary expense of $245,000, net of tax, or $0.03 per common share. This extraordinary expense represented the cost of retiring our 10.0% subordinated debt with part of the proceeds from our issuance of 8.60% cumulative trust preferred securities in April 1998. Net income before the extraordinary item was $7.0 million for 1998, or $0.91 per common share, which was a 21.3% increase over 1997 net income of $5.8 million. This increase in income was due to growth in interest-earning assets and noninterest income.

     Total assets grew 47.4% to $1.4 billion at December 31, 1998 from $925.0 million at December 31, 1997. Net income increased at a slower pace than assets during 1998 because asset growth did not take place uniformly during the year. Asset growth was concentrated in the second half of the year. Asset growth in 1998 was greater than usual because both capital and quality assets were available. Although we do not expect asset growth to continue at that rate, we do expect it to be approximately 20% annually.

     Noninterest income grew 76.7% to $7.3 million in 1998 from $4.1 million in 1997. This growth was primarily due to a 607% increase in gain on sale of loans. Our gain on sale of loans increased to $3.5 million in 1998 from $0.5 million in 1997. We restructured our residential lending operations late in 1997 in order to increase our market share in the greater Cleveland area. As part of the restructuring, Metropolitan hired additional commissioned loan officers. These efforts, along with increased residential refinancing activity, resulted in significant increases in loan originations, loan sales, and gain on sale of loans.

     Interest Income. Total interest income increased 23.6% to $85.7 million for 1998 from $69.3 million for 1997. This increase was due to a 27.4% increase in the average balance of interest-earning assets. Average interest-earning assets grew as a result of our strategy to increase assets if loans with acceptable portfolio characteristics are available. The increase in interest income attributable to the increase in the average balance of interest-earning assets was partially offset by the decline in the weighted average yield on loans receivable. This decline in weighted average yield to 8.48% during 1998 from 8.73% during 1997 was caused by the following factors:

     - an overall decline in market interest rates;

     - the narrowing of spreads on nonresidential loans caused by competition from other lenders; and

     - a $500,000 decline in prepayment penalties.

     Interest Expense. Total interest expense increased 29.0% to $53.8 million for 1998 from $41.7 million for 1997. Interest expense increased primarily because the average balance of interest-bearing liabilities increased 27.8% from the prior year. We increased our average balance of interest-bearing liabilities in order to fund our growth of interest-earning assets. Cost of funds increased slightly to 5.58% in 1998 from 5.53% in 1997. We paid higher rates on new borrowings and deposits to lengthen maturities. In addition, we paid higher rates on retail deposits to increase our market share to fund asset growth.

     Net Interest Margin. Net interest margin refers to net interest income divided by total interest-earning assets. Our net interest margin declined 32 basis points to 3.16% for 1998 from 3.48% for 1997. The yield on interest-earning assets decreased due to the declining interest rate environment in 1998. We experienced increases in deposit and borrowing costs in 1998 despite the declining interest rate environment. These increases resulted from our efforts to lengthen maturities on deposits and borrowings and our issuance of additional debt.

     Average Balances and Yields. The following table presents the total dollar amount of interest income from average interest-earning assets and the resulting rates, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans are included in average loan balances. The average balance of mortgage-backed securities and securities are presented at historical cost.


                                                                      YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------------------------------------
                                               1998                             1997                            1996
                                  -------------------------------   -----------------------------   -----------------------------
                                   AVERAGE                AVERAGE   AVERAGE               AVERAGE   AVERAGE               AVERAGE
                                   BALANCE     INTEREST    RATE     BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE
                                  ----------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                          (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable................  $  848,931   $74,059     8.72%    $673,809   $61,230     9.09%    $574,502   $50,268     8.75%
Mortgage-backed securities......     119,152     8,895     7.47      101,160     6,947     6.87       43,734     2,890     6.61
Other...........................      43,423     2,774     6.39       18,923     1,169     6.18       20,417     1,294     6.34
                                  ----------   -------              --------   -------              --------   -------
    Total interest-earning
      assets....................   1,011,506    85,728     8.48      793,892    69,346     8.73      638,653    54,452     8.53
                                               -------                         -------                         -------
Nonearning assets...............      57,804                          44,727                          37,021
                                  ----------                        --------                        --------
    Total assets................  $1,069,310                        $838,619                        $675,674
                                  ==========                        ========                        ========
INTEREST-BEARING LIABILITIES:
Deposits........................  $  790,897    42,537     5.38     $636,777    34,120     5.36     $532,100    28,132     5.29
Borrowings......................     154,228     9,614     6.23      117,150     7,583     6.47       73,899     4,984     6.74
Junior subordinated
  debentures....................      18,577     1,633     8.79           --        --       --           --        --       --
                                  ----------   -------              --------   -------              --------   -------
    Total interest-bearing
      liabilities...............     963,702    53,784     5.58      753,927    41,703     5.53      605,999    33,116     5.46
                                               -------     ----                -------     ----                -------     ----
Noninterest-bearing
  liabilities...................      66,009                          51,674                          42,924
Shareholders' equity............      39,599                          33,018                          26,751
                                  ----------                        --------                        --------
    Total liabilities and
      shareholders' equity......  $1,069,310                        $838,619                        $675,674
                                  ==========                        ========                        ========
Net interest income and interest
  rate spread...................               $31,944     2.90                $27,643     3.20                $21,336     3.07
                                               =======     ====                =======     ====                =======     ====
Net interest margin.............                           3.16                            3.48                            3.34
Average interest-earning assets
  to average interest bearing
  liabilities...................      104.96%                         105.30%                         105.39%


     Rate and Volume Variances. Changes in the level of interest-earning assets and interest-bearing liabilities (known as changes due to volume) and changes in yields earned on assets and rates paid on liabilities (known as changes due to rate) affect net interest income. The following table provides a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to change due to volume and change due to rate.


                                               YEARS ENDED DECEMBER 31,
                               ---------------------------------------------------------
                                      1998 VS. 1997                 1997 VS. 1996
                                   INCREASE (DECREASE)           INCREASE (DECREASE)
                               ---------------------------   ---------------------------
                                         CHANGE    CHANGE              CHANGE
                                TOTAL    DUE TO    DUE TO     TOTAL    DUE TO     TOTAL
                               CHANGE    VOLUME     RATE     CHANGE    VOLUME    CHANGE
                               -------   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS)
INTEREST INCOME ON:
Loans receivable.............  $12,829   $15,162   $(2,333)  $10,962   $ 8,962   $ 2,000
Mortgage-backed securities...    1,948     1,308       640     4,057     3,940       117
Other........................    1,605     1,564        41      (125)      (93)      (32)
                               -------   -------   -------   -------   -------   -------
Total interest income........   16,382   $18,034   $(1,652)   14,894   $12,809   $ 2,085
                               -------   =======   =======   -------   =======   =======
INTEREST EXPENSE ON:
Deposits.....................    8,417   $ 8,289   $   128     5,988   $ 5,603   $   385
Borrowings...................    2,031     2,300      (269)    2,599     2,792      (193)
Junior subordinated
  debentures.................    1,633     1,633
                               -------   -------   -------   -------   -------   -------
Total interest expense.......   12,081   $12,222   $  (141)    8,587   $ 8,395   $   192
                               -------   =======   =======   -------   =======   =======
Increase in net interest
  income.....................  $ 4,301                       $ 6,307
                               =======                       =======


     Provision for Loan Losses. Our provision for loan losses increased 13.2% to $3.0 million in 1998 from $2.3 million in 1997. This increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans, including loans held for sale, increased 46.0% to $1.0 billion at December 31, 1998 from $707.9 million at the same date a year earlier. The allowance for losses on loans at December 31, 1998 was $6.9 million, or 0.66% of total loans, compared to $5.6 million, or 0.79% of total loans, at the same date in 1997. Management bases its estimate of the adequacy of the allowance for losses on loans on an analysis of various factors. These factors include historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, and regulatory considerations.

     Noninterest Income. Total noninterest income increased 76.7% to $7.3 million in 1998 from $4.1 million in 1997. This increase occurred primarily because of the increase in our gain on sale of loans.

     In late 1997, we restructured our residential lending operation. We expanded our product offerings and hired additional loan origination personnel. We also restructured our compensation plans to increase incentives to produce additional profitable volume. During 1998 long-term interest rates were declining and were at lower levels than in 1997. This decline in rates stimulated customer demand for fixed rate loans for purchases and refinances. In addition, we generally sell fixed rate residential loans within 60 to 90 days of origination in order to limit the risk of declining interest income from rising interest rates. All of these factors combined to bring about the following increases for all types of loans:

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------      PERCENTAGE
                                              1998           1997         INCREASE
                                            ---------      --------      ----------
                                                (IN THOUSANDS)
Loans originated for sale.................  $211,677       $36,732          476%
Loans purchased for sale..................    49,447        10,654          364%
Sale of loans.............................   258,064        51,402          402%
Gain on sale of loans.....................     3,453           488          607%

     Because these increases were due to the restructuring of our residential lending operations and favorable interest rates, we expect that some, but not all, of the increases will continue if market interest rates increase significantly.

     Net loan servicing income decreased 39.0% to $788,000 in 1998 from $1.3 million in 1997. This decrease in net loan servicing fees was a result of the writedown of purchased and originated mortgage servicing rights. The writedown occurred because a decline in long-term interest rates caused a high level of prepayments during 1998. When loans prepay, the servicing rights associated with those loans are written off. Management believes that based on the current level of long-term interest rates, the high level of prepayments may continue. The portfolio of loans serviced for others increased to $1.5 billion at December 31, 1998 from $1.2 billion at the same date a year earlier. This increase was a result of the sale of $233.6 million of residential loan production, the securitization of $101.0 million of commercial real estate loans during the fourth quarter of 1998, and the continued acquisition of loan servicing portfolios. These increases more than offset prepayments and amortization of existing loans serviced for others. We remain committed to servicing loans for others and will continue to acquire the rights to service portfolios where the loan characteristics and pricing are consistent with our long-term profitability and risk objectives.

     Service charges on deposit accounts increased 26.5% to $906,000 in 1998 from $716,000 in 1997. The primary reason for the increase was the increase in the level of passbook, statement savings and transaction accounts.

     During 1998, we sold $43.2 million of mortgage-backed securities available for sale for a net gain of $70,000. During 1997, we sold $16.6 million of securities available for sale at a net gain of $92,000. We purchase or sell securities and mortgage-backed securities for a variety of reasons. These reasons include the management of liquidity, interest rate risk, capital levels, collateral levels for borrowings, and to take advantage of favorable market conditions. We do not currently hold any securities for trading purposes. Gains or losses from the sale of securities are incidental to the sale of those securities for the reasons listed above.

     Loan option income was $388,000 in 1998 compared to $320,000 in 1997. In loan option transactions, we purchase loans and sell nonrefundable options to a third party to purchase these same loans at a later date. At the time the option is exercised or the option period expires, we recognize fee income. The amount of loan option income depends upon the amount of loans for which options are written and the price negotiated. Both of these factors are affected by market conditions. During 1998, we purchased $17.9 million of loans for option transactions compared to $10.6 million in 1997.

     We recognized loan credit discount income of $137,000 in 1998. At times we purchase loans at a discount based upon our assessment of credit risk and the value of the underlying collateral. We do not recognize these collateral discounts in income over the life of the loan. When the loans are repaid, any discount related to management's initial assessment of the deficiency in collateral values which is not utilized as part of the payoff is recognized as noninterest income. The loan credit discount income we recognized in 1998 is the result of realizing collateral discounts on two loans which were paid in full in September 1998.

     Other income increased 27.9% to $1.6 million in 1998 from $1.2 million in 1997. This increase was primarily due to increased fee income from credit cards and ATMs and greater rental income at branch locations.

     Noninterest Expense. Total noninterest expense increased 26.7% to $25.5 million in 1998 from $20.1 million in 1997. This increase in expenses resulted primarily from growth in assets and increased staffing requirements due to greater business volume.

     Personnel related expenses increased 28.1% to $13.7 million in 1998 from $10.7 million in 1997. This increase was caused by the following factors:


     - increases in staffing due to the growth of Metropolitan Bank;


     - the payment of incentives for loan and deposit production;

     - the addition of staff to increase loan production; and

     - the effects of merit increases.

We expect increases in personnel costs to continue as we continue to grow.

     Occupancy and equipment expense increased 18.9% to $3.6 million in 1998 from $3.0 million in 1997. Generally, these expenses increased because of the following factors:

     - the addition of two full service branch offices;

     - maintenance costs; and

     - the leasing of additional space at the executive office to support the increased business volume.

Presently, we plan to open five new branch offices by the end of 2000. We are also considering additional sites for future expansion. In addition, we have executed an option to purchase land where we expect to build a new executive office. We expect to occupy our new office in late 2000. Based on these facts we expect occupancy costs will continue to increase.

     Marketing expense increased $222,000 to $908,000 for 1998 from $686,000 in 1997. This increase was the result of marketing efforts to increase lending and deposits.

     Other operating expenses include miscellaneous general and administrative costs such as loan servicing, loan processing costs, business development, check processing and ATM expenses. Other operating expenses increased $1.4 million to $5.3 million for 1998 from $3.9 million for 1997. Generally, this increase was due to:

     - greater expenses relating to increased loan origination/purchase volume;

     - real estate owned expenses; and

     - increased loan servicing costs associated with the higher level of prepayments.

     Provision for Income Taxes. The provision for income taxes increased to $4.0 million in 1998 from $3.5 million in 1997 due to the increase in income before taxes. The effective tax rate was 36.5% for 1998 and 37.6% for 1997. The effective tax rate in 1998 was lower because expenses which are not deductible for tax purposes, such as amortization of intangibles, were less significant in relationship to pre-tax income compared to 1997 as a result of increased pre-tax income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net Income. Net income for 1997 was $5.8 million, or $0.75 per common share, an increase of $4.3 million from 1996. Net income for 1996 was $1.5 million, or $0.22 per common share. This increase was primarily due to the increase in net interest income and the $1.9 million after tax Savings Association Insurance Fund assessment in 1996 which was not repeated in 1997. Excluding the one-time Savings Association Insurance Fund assessment, net income for 1996 was $3.5 million, or $0.49 per common share.

     Interest Income. Total interest income grew 27.4% to $69.3 million for 1997 from $54.5 million for 1996. This growth was due to a 24.3% increase in average interest-earning assets between 1997 and 1996 and a 187.2% increase in prepayment penalties to $1.1 million in 1997 from $0.4 million in 1996. Average earning assets increased as a result of our strategy to increase assets if loans with acceptable portfolio characteristics are available. Prepayment penalties on multifamily and commercial real estate loans increased when payoffs increased in response to declining interest rates during the second half of 1997. The weighted average yield on interest-earning assets increased to 8.73% during 1997 from 8.53% during 1996. This increase in prepayment penalties accounted for 9 basis points of the 20 basis point increase. The remainder was primarily due to the increase in the weighted average rate on loans receivable. Increases in consumer and business loans relative to real estate loans caused the weighted average rate to increase.

     Interest Expense. Total interest expense increased 25.9% to $41.7 million for 1997 from $33.1 million for 1996. Interest expense increased primarily because the average balance of interest-bearing liabilities increased 24.4%. The average balance of interest-bearing liabilities grew at this rate in order to fund the growth of interest-earning assets discussed above. Our cost of funds increased to 5.53% in 1997 from 5.46% in 1996. This increase occurred as we increased our efforts to lengthen maturities on deposits and borrowings because the rates on new borrowings and new deposits were higher than the weighted average rate of interest-bearing liabilities for 1996.

     Net Interest Margin. Our net interest margin rose 14 basis points to 3.48% for 1997 from 3.34% for 1996. While overall interest rates on loans and deposits declined during 1997, we experienced increases in yields on interest-earning assets due to prepayment penalties and changes in asset mix. In addition, we experienced increased liability costs as a result of our effort to lengthen liability maturities to reduce the risk of declining net interest income from rising rates. The increased yields in 1997 more than offset the increased cost of funds.

     Provision for Loan Losses. The provision for loan losses increased 43.1% to $2.3 million in 1997 compared to $1.6 million in 1996. This increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans, including loans held for sale, increased 9.5% to $707.9 million at December 31, 1997 from $646.5 million at the same date a year earlier. The allowance for losses on loans at December 31, 1997 was $5.6 million, or 0.79% of total loans, compared to

$4.2 million, or 0.64% of total loans, at the same date in 1996. Management's estimate of the adequacy of the allowance for losses on loans is based upon an analysis of various factors. These factors include historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, and regulatory considerations.

     Noninterest Income. Total noninterest income increased 9.8% to $4.1 million in 1997 from $3.8 million in 1996. Net loan servicing income increased 7.4% to $1.3 million in 1997 from $1.2 million in 1996. The increase in net loan servicing fees was a result of our strategy to increase fee income. The portfolio of loans serviced for others increased to $1.2 billion at December 31, 1997 from $1.1 billion at the same date a year earlier. This increase was the result of securitization of $93.0 million of multifamily loans with FannieMae during the third quarter of 1997. Purchases of loan servicing rights and origination of loan servicing during 1997 approximately offset payoffs and amortization of existing loans serviced.

     Service charges on deposit accounts increased 26.7% to $716,000 in 1997 from $565,000 in 1996. The primary reason for the increase was the overall growth in deposit accounts and greater fee income derived from increased business levels in various accounts.

     Gain on sale of loans was $488,000 in 1997 compared to $203,000 in 1996. This income depends upon the amount of loans sold, secondary market pricing, and the value allocated to mortgage servicing rights. These variables were in turn directly affected by prevailing interest rates. The primary reason for the increase in these gains was the sale of residential fixed rate loans into a favorable market during the year. The proceeds of loans sold were $65.5 million during 1997 compared to $55.5 million in 1996.

     Gain on sale of securities was $92,000 in 1997 compared to $134,000 in 1996. During 1997, we sold securities with a principal balance outstanding of $16.6 million. In 1996, we sold $3.6 million of mortgage-backed securities for a gain of $134,000. We do not actively purchase mortgage-backed securities for resale. However, we monitor the existing portfolio of mortgage-backed securities for opportunities to improve the yield, manage interest rate risk, and increase profits. As a result, certain mortgage-backed securities have been sold.

     Loan option income was $320,000 in 1997 compared to $696,000 in 1996. Loan option income depends upon the amount of loans for which options are written and the price negotiated. Both of these factors are affected by market conditions. During 1997, we purchased $10.6 million of loans and sold nonrefundable options to purchase those same loans at a specified price within a specified time period. In 1996, we sold options on $16.7 million of loans that we purchased.

     Other income increased 26.7% to $1.2 million in 1997 from $972,000 in 1996. This increase was primarily due to increased fee income earned on investment services, rental income at branch office locations, and fee income from credit cards.

     Noninterest Expense. Total noninterest expense decreased 3.3% to $20.1 million in 1997 from $20.8 million in 1996. Noninterest expense in 1996 included a $2.9 million one-time assessment to recapitalize the Savings Association Insurance Fund. Increases in other expense categories in 1997 related primarily to growth in assets, increases in branch offices, and personnel.


     Personnel related expenses increased $2.0 million in 1997, or 23.1%, from 1996. This increase resulted from increased staffing due to the growth of Metropolitan Bank, the payment of incentives for loan and deposit production, the addition to staff for loan production, and the effects of merit increases.

     Occupancy and equipment expense increased 23.5% to $3.0 million in 1997 from $2.5 million in 1996. These increases were generally the result of the addition of full service branch offices, remodeling of certain other branch offices, and expanded space at the executive office.

     Federal deposit insurance expense decreased $3.6 million to $595,000 for 1997 from $4.2 million for 1996. This decrease was primarily a result of the one-time assessment to recapitalize the Savings Association Insurance Fund in 1996. The one-time Savings Association Insurance Fund assessment was $2.9 million and represented 65.7 basis points of deposits held as of March 31, 1995. The remaining decrease was attributable to a decline in insurance premiums paid. The Savings Association Insurance Fund recapitalization made this decline possible.


     Data processing expense decreased 26.3% to $441,000 in 1997 from $599,000 in 1996. The main reason for the decrease was the discount on processing fees from Metropolitan Bank's primary data services provider in mid-1997. This discount on fees continued until mid-1998 when fees returned to their normal range prior to the discount.


     Other operating expenses increased $424,000 to $3.9 million for 1997 from $3.5 million for 1996. This increase was primarily due to greater credit card servicing costs. These servicing costs grew as a result of the increased size of the credit card portfolio, increased depreciation on newly acquired computer technology, and increased legal fees related to delinquent loans.

     Provision for Income Taxes. The provision for income taxes increased to $3.5 million in 1997 from $1.1 million in 1996 due to the increase in income before taxes. The effective tax rate was 37.6% for 1997 and 41.6% for 1996. The effective tax rate in 1997 was significantly lower because expenses which are not deductible for tax purposes, such as amortization of intangibles, were less significant in relationship to pre-tax income compared to 1996. The relationship was less significant as a result of the unfavorable effect the one-time assessment to recapitalize the Savings Association Insurance Fund had on pre-tax income in 1996. This more than offset the fact that we incurred significant state income tax and were subject to a higher federal tax rate in 1997 for the first time.

ASSET QUALITY

     Nonperforming Assets. Our goal is to maintain high quality loans in the loan portfolio through conservative lending policies and prudent underwriting. We undertake detailed reviews of the loan portfolio regularly to identify potential problem loans or trends early and to provide for adequate estimates of potential losses. In performing these reviews, management considers, among other things, current economic conditions, portfolio characteristics, delinquency trends, and historical loss experiences. We normally consider loans to be nonperforming when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, a loan is considered impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. When loans are classified as nonperforming, we assess the collectibility of the unpaid interest. Interest determined to be uncollectible is reversed from interest income. Future interest income is recorded only if the loan principal and interest due is considered collectible and is less than the estimated fair value of the underlying collateral.

     The table below provides the amounts and categories of our nonperforming assets as of the dates indicated. At December 31, 1998, all loans classified as impaired were also classified as nonperforming.

                                                          DECEMBER 31,
                                                   ---------------------------
                                                    1998       1997      1996
                                                   -------    ------    ------
                                                     (DOLLARS IN THOUSANDS)
Nonaccrual loans.................................  $12,231    $2,763    $4,923
Loans past due greater than 90 days, still
  accruing.......................................      460       384       271
                                                   -------    ------    ------
          Total nonperforming loans..............   12,691     3,147     5,194
Real estate owned................................    5,534     2,037       177
                                                   -------    ------    ------
          Total nonperforming assets.............  $18,225    $5,184    $5,371
                                                   =======    ======    ======
Nonperforming loans to total loans...............    1.23%      0.44%     0.80%
Nonperforming assets to total assets.............    1.34%      0.56%     0.70%

     Nonperforming assets increased $13.0 million to $18.2 million at December 31, 1998 from the prior year. Nonperforming loans increased in four areas: commercial real estate, construction and land development, business loans, and consumer loans. Real estate owned increased $3.5 million because we acquired two properties in December.

     Nonperforming commercial real estate loans increased $5.9 million due to three loans including a $4.0 million loan financing a waterpark in Southern California. This loan and one other are bridge loans, a program we are no longer actively marketing. Based on appraisals and other current estimates of value, we do not anticipate losses on these three loans.

     Nonperforming construction and land development loans increased $1.8 million due to two borrowers. The largest loan is a $1.3 million land development loan for residential lots that has experienced slower than anticipated lot sales. The remaining loans are model home construction loans. Based on appraised values and current market research, we do not anticipate losses on these two loans.

     Nonperforming business loans increased $1.5 million due to five loans. This increase is consistent with the growth in this business line. We began making business loans in 1995. From 1996 to 1997, business loans grew $34.0 million to $57.5 million. In 1998, business loans grew another $24.8 million to $82.3 million. Total nonperforming business loans are $1.7 million or 2.1% of that loan category. Unlike the real estate secured lending which comprises over 80% of our loan portfolio, business loans often depend on the successful operation of the business or depreciable collateral. Therefore, we expect nonperforming loans and losses to be higher for business loans than for real estate loans. Management currently estimates probable losses on these five loans at $900,000. We have allocated a part of the allowance for loan losses to this estimate until the actual loss is determined and charged-off. We are aggressively pursuing collection of all nonperforming loans.

     Nonperforming consumer loans have increased $500,000 to $2.5 million at December 31, 1998. Nonperforming consumer loans represent 2.5% of the consumer portfolio. The increase in these loans is primarily attributable to subprime lending. We began subprime lending in 1997. These loans typically exhibit higher delinquency rates than other consumer loans but provide a greater yield to compensate for these costs of delinquency and collection. These loans accounted for $240,000 or 29.7% of consumer loan charge-offs in 1998. The aggregate balance of the subprime portfolio at December 31, 1998 was $10.2 million or less than one percent of total loans. All consumer loans that are delinquent 120 days or more are 100% covered by loan insurance or included in the allowance for loan losses in an amount equal to the estimated loss for that loan.

     In December 1998, we acquired a motel in Northeastern Ohio and a marina in California. We transferred the loans related to these properties to real estate owned. We adjusted the loans to their estimated fair value of $3.4 million and $1.3 million, respectively, at the time of acquisition. We are actively pursuing the sale of both properties. We do not anticipate further losses.

     In addition to the nonperforming assets included in the table above, we identify potential problem loans which are still performing but have a weakness which causes us to classify those loans as substandard for regulatory purposes. There was $3.1 million of potential problem loans in our portfolio at December 31, 1998. Seven loans secured by multifamily and commercial real estate are $1.8 million of this amount.

     Allowance for Losses on Loans. The provision for loan losses and allowance for losses on loans is based on an analysis of individual loans, prior loss experience, growth in the loan portfolio, changes in the mix of the loan portfolio and other factors including current economic conditions. The following table provides an analysis of the allowance for losses on loans at the dates indicated.

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Balance at beginning of period......................  $5,622    $4,175    $2,765
Charge-Offs:
One- to four-family.................................       5        32        22
Multifamily.........................................      39       494       119
Commercial real estate..............................      --        --        --
Construction and land...............................      --        --        --
Consumer............................................     809       363        95
Business............................................     565        10        --
                                                      ------    ------    ------
          Total charge-offs.........................   1,418       899       236
                                                      ------    ------    ------
Recoveries:
One- to four-family.................................      25        --        --
Multifamily.........................................      13        --        --
Commercial real estate..............................      --        --        --
Construction and land...............................      --        --        --
Consumer............................................      17         6        11
Business............................................      --        --        --
                                                      ------    ------    ------
          Total recoveries..........................      55         6        11
                                                      ------    ------    ------

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                       1998      1997      1996
                                                      ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Net charge-offs.....................................   1,363       893       225
Provision for loan losses...........................   2,650     2,340     1,635
                                                      ------    ------    ------
Balance at end of period............................  $6,909    $5,622    $4,175
                                                      ======    ======    ======
Net charge-offs to average loans....................   0.16%      0.13%     0.04%
Provision for loan losses to average loans..........   0.31%      0.35%     0.28%
Allowance for losses on loans to total nonperforming
  loans at end of period............................  54.44%    178.68%    80.38%
Allowance for losses on loans to total loans at end
  of period.........................................   0.66%      0.79%     0.64%

     In 1998, loans receivable increased 46.0% in 1998 to $1.0 billion while the allowance for losses on loans increased only 22.9% to $6.9 million. We considered the following factors in determining that this level of allowance for losses on loans was adequate.

     - Loan concentrations for each year are similar. In 1998 and 1997, real estate secured approximately 83% of the loan portfolio. Commercial real estate loans were approximately 21% of the portfolio in both years. Multifamily loans have increased to 31% of the portfolio at December 1998 compared to 22% a year earlier.

     - Average loan sizes remain relatively small for multifamily and commercial real estate loans. As a result, the risk of loss is spread among many borrowers and properties. The average loan size for a multifamily loan was $534,000 at December 1998 compared to $543,000 a year earlier. The average loan size for a commercial real estate loan was $618,000 at December 1998 compared to $677,000 a year earlier.

     - Historical charge-off experience on real estate loans has not been significant.

     - We separately evaluated individual nonperforming loans for the adequacy of collateral values. Although we consider several of these loans to be individually large because they exceed $1 million, we were able to determine that our principal balance is well secured. We reached this determination by reviewing current or updated appraisals, brokers' price opinions, and other market surveys.

     - Consumer loan charge-offs continued to increase. This increase was due primarily to subprime lending. We are not currently expanding subprime lending. The current balance in this portfolio is $10.2 million.

     - Business loan charge-offs increased in 1998. We expect business loan charge-offs to continue to grow as our emphasis in this area causes the portfolio to grow.

     After careful consideration of all of these factors, we concluded that it was necessary to increase the allowance for loan losses but not at the same rate that loans increased during 1998. Therefore, the provision for loan losses was increased 13.2% to $3.0 million in 1998 which resulted in an increase in the allowance for loan losses of $1.3 million.

COMPARISON OF DECEMBER 31, 1998 AND DECEMBER 31, 1997 FINANCIAL CONDITION

     Total assets amounted to $1.4 billion at December 31, 1998 compared to $925.0 million at December 31, 1997. Total assets increased $438.4 million, or 47.4%. The increase in assets was funded primarily with deposit growth of $313.6 million, increased borrowings of $79.6 million, and the issuance of $27.8 million in preferred securities by a new, wholly owned subsidiary of Metropolitan named Metropolitan Capital Trust I. Asset growth in 1998 was greater than usual because both capital and quality assets were available. Although we do not expect asset growth to continue at this rate, we expect it to be approximately 20% over the next several years.

     Securities available for sale increased by $17.8 million to $19.4 million at December 31, 1998 from $1.7 million the prior year. This increase was primarily due to our purchase of $7.5 million of FreddieMac preferred stock and a $9.9 FannieMae medium term note. Securities available for sale are primarily maintained to meet the liquidity maintenance requirement of our subordinated notes maturing January 1, 2005 and to meet regulatory liquidity requirements.

     Securities held to maturity increased $11.5 million to $16.2 million at December 31, 1998 from $4.7 million at December 31, 1997. This increase was primarily due to our purchase of $14.8 million of tax exempt municipal bonds and $1.4 million of revenue bonds which were offset by the early redemption of $4.7 million of tax-exempt bonds.

     Mortgage-backed securities increased $55.1 million to $198.3 million at December 31, 1998 from $143.2 million a year earlier. Our securitization of commercial real estate loans of $101.0 million and purchases of $45.7 million of mortgage-backed securities were partially offset by repayments of $46.3 million of mortgage-backed securities and sales of $43.2 million of mortgage-backed securities. In December 1998, we completed the securitization of $101.0 million of commercial real estate loans with a private issuer in a structure that used an insurance policy to assume all credit risk. We expect to consider similar transactions in the future because they improve our credit risk profile by converting whole loans to mortgage-backed securities. In addition, these transactions provide high quality collateral for wholesale borrowings.

     Loans receivable, including loans held for sale, increased $325.4 million, or 46.0%, to $1.0 billion. This increase was consistent with our overall strategy of increasing assets while adhering to prudent underwriting standards and preserving our "adequately capitalized" status.

     We experienced the following increases by loan category:

     - multifamily -- $143.0 million;

     - commercial real estate loans -- $62.2 million;

     - one- to four-family loans -- $37.7 million;

     - consumer loans -- $33.1 million;

     - business loans -- $24.8 million; and

     - construction and land loans (net of loans in process) -- $21.0 million.

     Premises and equipment increased $5.2 million, or 37.2%, to $19.1 million. This increase was primarily the result of our opening two branch offices in 1998, the purchase of computer hardware and software, and the acquisition of land for new branch offices. We have executed an option to purchase land for a new executive office. We plan to begin construction during 1999 for occupancy late in 2000. We continue to evaluate sites for future branch office expansion.

     Other assets include a $1.0 million investment in a limited partnership which services real estate loans. The loans in the partnership's servicing portfolio prepaid more quickly during 1998 than in 1997. If these prepayments increase or remain at current levels for a long period of time, the full value of this asset might not be realized.

     Deposits totaled $1.1 billion at December 31, 1998, an increase of $313.6 million, or 42.5%, from December 31, 1997. This increase resulted from management's marketing efforts, growth at newer branch offices, a $108.6 million increase in out-of-state time deposits primarily from financial institutions, and increased custodial checking balances.

     Borrowings increased $79.6 million to $215.5 million at December 31, 1998, from $135.9 million at December 31, 1997. This increase was the result of our increased use of Federal Home Loan Bank advances and reverse repurchase agreements to fund asset growth not funded by the increased balance of deposits.


     During 1998, Metropolitan's wholly owned subsidiary, Metropolitan Capital Trust I, issued $27.8 million of 8.60% cumulative trust preferred securities. This subsidiary invested the proceeds of the offering in 8.60% junior subordinated debentures of Metropolitan. The proceeds from these securities were used to retire our 10.0% subordinated notes scheduled to mature December 31, 2001 and to fund capital contributions to Metropolitan Bank during 1998 to support asset growth.


     Shareholders' equity increased $5.9 million, or 16.3%, to $42.6 million, due largely to the retention of net income.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The term "liquidity" refers to our ability to generate adequate amounts of cash for funding loan originations, loan purchases, deposit withdrawals, maturities of borrowings and operating expenses. Our primary sources of internally generated funds are principal repayments and payoffs of loans, cash flows from operations, and proceeds from sales of assets. External sources of funds include increases in deposits and borrowings and public or private offerings by Metropolitan.


     In addition to debt or equity offerings, the primary source of funds for Metropolitan, at the holding company level, is dividends from Metropolitan Bank. The payment of these dividends are subject to restrictions imposed by federal bank regulatory agencies. At December 31, 1998, Metropolitan had liquid assets of $2.1 million and had $4.0 million available to borrow on its commercial bank line of credit. Currently, Metropolitan primarily uses funds for interest payments on its existing debt. The covenants associated with its subordinated notes maturing January 1, 2005 require Metropolitan to maintain liquid assets sufficient to pay six months interest, or approximately $675,000. Metropolitan could also use funds for additional capital contributions to Metropolitan Bank, other operating expenses, purchase of investment securities, or the acquisition of other assets.



     Sources of funds for Metropolitan Bank such as loan repayments and deposits flows, are greatly influenced by prevailing interest rates, economic conditions and competition. Other sources of funds such as borrowings and maturities of securities are more reliable or predictable. Metropolitan Bank currently has a $60 million cash management line of credit with the Federal Home Loan Bank. This line of credit is available to meet liquidity needs. As of December 31, 1998, the balance on this line was $28.4 million. We regularly review cash flow needs to fund operations. We believe that the resources described above are adequate to meet our requirements for the foreseeable future.

     When evaluating sources of funds, we consider the cost of various alternatives such as local retail deposits, Federal Home Loan Bank advances, and other wholesale borrowings. One option we have considered and used in the past has been the acceptance of out-of-state time deposits from individuals and entities, predominantly financial institutions. These deposits typically have balances of $90,000 to $100,000 and have a term of one year or more. We do not accept these deposits through brokers. At December 31, 1998, approximately $166.3 million of certificates of deposits, or 15.8% of our total deposits, were held by these individuals and entities. If we were unable to replace these deposits upon maturity, our liquidity could be adversely affected. We monitor these maturities to attempt to minimize any potential adverse effect on liquidity.

     At December 31, 1998, $129.4 million, or 18.0%, of our certificates of deposits were in the form of accounts of $100,000 and over. If a large number of these certificates of deposits matured at approximately the same time and were not renewed, our liquidity could be adversely affected. We monitor maturities regularly to attempt to minimize any potential adverse effect on liquidity.


     Historically, Metropolitan Bank has been subject to a regulatory liquidity requirement. In November 1997, liquidity regulations were changed significantly. These new regulations require Metropolitan Bank to maintain liquid assets equal to at least 4% of Metropolitan Bank's liquidity base on a monthly basis. Liquid assets generally include all unpledged cash in banks, investment securities maturing within five years, and securities issued by the Government National Mortgage Association ("GNMA"), FannieMae, or FreddieMac regardless of maturity. The liquidity base includes amounts due banks and deposits and borrowings maturing in less than one year. The Bank's liquidity ratio for December 1998 was 5.04%.


     Capital. Our total shareholders' equity at December 31, 1998 was $42.6 million, an increase of $5.9 million, or 16.3%, from equity of $36.7 million at December 31, 1997. This increase was due to net income of $6.8 million and a decrease in unrealized gains on securities available for sale, net of tax, of $811,000. No dividends were paid in 1998, 1997 or 1996. The terms of our subordinated notes maturing January 1, 2005 and the commercial bank line of credit prohibit the payment of dividends unless tangible equity divided by total assets is greater than 7.0%. In 1998, Metropolitan's wholly owned subsidiary, Metropolitan Capital Trust I, issued $27.8 million of 8.60% cumulative trust preferred securities. Sources of future capital could include, but would not be limited to, our earnings or additional offerings of debt or equity securities.

     The Office of Thrift Supervision imposes capital requirements on savings associations. Savings associations are required to meet three minimum capital standards. These standards are a leverage requirement, a tangible capital requirement, and a risk-based capital requirement.

     These standards must be no less stringent than those applicable to national banks. In addition, the Office of Thrift Supervision is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The Office of Thrift Supervision leverage requirement expressly requires that savings associations maintain core capital in an amount not less than 3% of adjusted total assets. The Office of Thrift Supervision has taken the position, however, that the prompt corrective action regulations have effectively raised the leverage ratio requirement for all but the most highly rated savings associations to 4%. Core capital is defined to include shareholders' equity less intangibles other than qualifying supervisory goodwill and certain qualifying intangibles, less investments in subsidiaries engaged in activities not permissible for national banks.

     Under the tangible capital requirement, savings associations must maintain tangible capital in an amount equal to at least 1.5% of adjusted total assets. Tangible capital is defined as core capital less all intangible assets, except a limited amount of qualifying purchased mortgage servicing rights. Adjusted total assets, for the purpose of the tangible capital ratio, include total assets less all intangible assets except qualifying purchased mortgage servicing rights.

     The risk-based capital requirement is calculated based on the risk weight assigned to on-balance sheet assets and off-balance sheet commitments. Risk weights range from 0% to 100% of the book value of the asset and are based upon the risk inherent in the asset. The risk weights assigned by the Office of Thrift Supervision for principal categories of assets are:

     - 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government;

     - 20% for securities, other than equity securities, issued by U.S. Government sponsored agencies, and for mortgage-backed securities issued by, or fully guaranteed as to principal and interest, by FannieMae or FreddieMac except for those classes with residual characteristics or stripped mortgage-related securities;

     - 50% for the following loans:

        - prudently underwritten permanent one-to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to that ratio by an insurer approved by FannieMae or FreddieMac;

        - certain qualifying multifamily first lien mortgage loans;

        - residential construction loans; and

     - 100% for all other loans and investments, including consumer loans, commercial loans, repossessed assets, and loans more than 90 days delinquent.

     The risk-based requirement mandates total capital of 8.0% of risk-weighted assets. Total capital consists of core capital and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital as well as general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

     Metropolitan Bank's regulatory capital ratios at December 31, 1998 were in excess of the capital requirements specified by the Office of Thrift Supervision regulations as shown by the following table:


                             TANGIBLE             CORE            RISK-BASED
                              CAPITAL            CAPITAL            CAPITAL
                          ---------------    ---------------    ---------------
                                         (DOLLARS IN THOUSANDS)
CAPITAL AMOUNT:
  Actual................  $84,935    6.26%   $85,113    6.27%   $89,086    8.22%
  Required..............   20,361    1.50%    54,296    4.00%    86,731    8.00%
                          -------    ----    -------    ----    -------    ----
  Excess................  $64,574    4.76%   $30,817    2.27%   $ 2,355    0.22%
                          =======    ====    =======    ====    =======    ====


     Metropolitan Bank is also subject to the capital adequacy requirements under the Federal Deposit Insurance Corporation Improvement Act of 1991. The additional capital adequacy ratio imposed on Metropolitan Bank in this evaluation is the Tier 1 risk-based capital ratio which at December 31, 1998 was 7.85% compared to the required ratio of 4%.



     The Bank's primary sources of capital are the earnings of Metropolitan Bank and additional capital investments from Metropolitan. Our strategy is to contribute additional capital to Metropolitan Bank as growth occurs to maintain risk-based capital at "adequately capitalized" levels as defined by the Office of Thrift Supervision regulations. We believe that under current regulations, Metropolitan Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond our control, such as increases in interest rates or a downturn in the economy, could adversely affect future earnings and, consequently, the ability of Metropolitan Bank to meet its future capital requirements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Metropolitan, like other financial institutions, is subject to market risk. Market risk is the risk that a company can suffer economic loss due to changes in the market values of various types of assets or liabilities. As a financial institution, we make a profit by accepting and managing various types of risks. The most significant of these risks are credit risk and interest rate risk. See "-- Asset Quality" for a comprehensive discussion of credit risk. The principal market risk for us is interest rate risk. Interest rate risk is the risk that changes in market interest rates will cause significant changes in net interest income because interest-bearing assets and interest-bearing liabilities mature at different intervals and reprice at different times.

     We manage interest rate risk in a number of ways. Some of the tools used to monitor and quantify interest rate risk include:

     - annual budgeting process;

     - quarterly review of certificate of deposit maturities by day;

     - monthly forecast of balance sheet activity;

     - monthly review of listing of liability rates and maturities by month;

     - monthly shock report of effect of sudden interest rate changes on net interest income;

     - monthly shock report of effect of sudden interest rate changes on net value of portfolio equity; and

     - monthly analysis of rate and volume changes in historic net interest income.


     We have established an asset and liability committee to monitor interest rate risk. This committee is made up of senior officers from finance, lending and deposit operations. The committee meets at least quarterly, reviews our current interest rate risk position, and determines strategies to pursue for the next quarter. The activities of this committee are reported to the Board of Directors of Metropolitan Bank quarterly. Between meetings the members of this committee are involved in setting rates on deposits, setting rates on loans and serving on loan committees where they work on implementing the established strategies.


     During 1997 and 1998, like many financial institutions, we had exposure to potential declines in net interest income from rising interest rates. This is because Metropolitan has had more short-term interest rate sensitive liabilities than short-term interest rate sensitive assets. One of the ways we monitor interest rate risk quantitatively is to measure the potential change in net interest income based on various immediate changes in market interest rates. The following table shows the change in net interest income for immediate sustained parallel shifts of 1% and 2% in market interest rates as of the end of the last two years.

                                              EXPECTED CHANGE IN NET INTEREST INCOME
                                              --------------------------------------
          CHANGE IN INTEREST RATE             DECEMBER 31, 1998    DECEMBER 31, 1997
          -----------------------             -----------------    -----------------
+2%.........................................         -19%                 -19%
+1%.........................................         -10%                  -9%
-1%.........................................          +9%                  +8%
-2%.........................................         +18%                 +17%

     The change in net interest income from a change in market rates is a short-term measure of interest rate risk. The results above indicate that we have a significant short-term exposure to rising rates but that the exposure has remained at a stable level over the past year.

     Another quantitative measure of interest rate risk is the change in the market value of all financial assets and liabilities based on various immediate sustained shifts in market interest rates. This concept is also known as net portfolio value and is the methodology used by the Office of Thrift Supervision in measuring interest rate risk. The following table shows the change in net portfolio value for immediate sustained parallel shifts of 1% and 2% in market interest rates as of the end of the last two years.

                                              EXPECTED CHANGE IN NET PORTFOLIO VALUE
                                              --------------------------------------
          CHANGE IN INTEREST RATE             DECEMBER 31, 1998    DECEMBER 31, 1997
          -----------------------             -----------------    -----------------
+2%.........................................         -39%                 -17%
+1%.........................................         -20%                  -8%
-1%.........................................         +25%                  +7%
-2%.........................................         +55%                 +18%

     The change in net portfolio value is a long-term measure of interest rate risk. It assumes that no significant changes in assets or liabilities held would take place if there were a sudden change in interest rates. Because we monitor interest rate risk regularly and actively manage that risk, these projections serve as a worst case scenario assuming no reaction to changing rates. The results above indicate an increase in interest rate risk over the past year because they are measuring long-term interest rate risk.

     Our strategies to limit interest rate risk from rising interest rates are as follows:

     - originate one- to four-family adjustable rate loans for the portfolio;

     - originate one- to four-family fixed rate loans for sale;

     - originate the majority of business loans to float with prime rates;

     - increase core deposits which have low interest rate sensitivity;

     - increase certificates of deposit with maturities over one year;

     - borrow funds with maturities greater than a year; and

     - increase the volume of loans serviced since they rise in value as rates rise.

     We also follow strategies that increase interest rate risk in limited ways including:

     - originating and purchasing fixed rate multifamily and commercial real estate loans limited to ten year maturities; and

     - originating and purchasing fixed rate consumer loans with terms from two to fifteen years.

     The result of these strategies taken together is that Metropolitan has taken on long-term interest rate risk by adding some ten year fixed rate loans and financing those loans with certificates of deposit and borrowings with terms from one to five years. We made a conscious decision to add this long-term interest rate risk during 1998 because these loans met our credit quality, rate, and geographic diversity requirements.


     Metropolitan Bank's level of interest rate risk as of December 31, 1998, was above limits previously established by Metropolitan Bank's Board of Directors for rising interest rate scenarios. However, we feel that the current level of interest rate risk is acceptable for several reasons. The risk is weighted toward the long-term where changes in assets and liabilities can be made if rates do rise. We have a history of growth of 20% to 30% in assets over the past five years. As long as growth can be maintained at 20% per year interest rate risk can be rapidly diluted by growth in short term and adjustable rate assets funded by long term liabilities. We feel that the likelihood of large increases in market rates is low at this time. An analysis of the average quarterly change in the Treasury yield curve from 1988 to 1997 indicates that a parallel curve shift of 1.5% or more is an event that has less than a 0.1% chance of occurrence. In addition, the asset and liability committee has developed strategies designed to reduce our exposure to rising interest rates. Metropolitan Bank's Board of Directors approved new interest rate risk limits which are more reflective of Metropolitan Bank's current interest rate risk strategy. Metropolitan Bank is in compliance with the revised interest rate risk limits. Management anticipates that the current level of interest rate risk will be maintained or will decline modestly in 1999.


     We are also aware that any method of measuring interest rate risk including the two used above has certain shortcomings. For example, certain assets and liabilities may have similar maturities or repricing dates but their repricing rates may not follow the general trend in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates while rates on other assets and liabilities may lag market rates. In addition, any projection of a change in market rates requires that prepayment rates on loans and early withdrawal of certificates of deposits be projected and those projections may be inaccurate. We focus on the change in net interest income and the change in net portfolio value as a result of immediate and sustained parallel shifts in interest rates as a balanced approach to monitoring interest rate risk when used with budgeting and the other tools noted above.

     At the present time we do not hold any trading positions, foreign currency positions, or commodity positions. Equity investments are approximately 1% of assets and half of that amount is held in Federal Home Loan Bank stock which can be sold to the Federal Home Loan Bank of Cincinnati at par. Therefore, we do not consider any of these areas to be a source of significant market risk.

YEAR 2000

     The year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. A company's hardware, date driven automated equipment or computer programs that have a two digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations. Similar to other companies, we face the challenge of ensuring that all of our computer related functions will work properly from the year 2000 and beyond.

     We completed the assessment and planning phases, and substantially completed the remediation and testing phases, of our year 2000 program by December 31, 1998. By June 30, 1999, we will complete the testing and remediation of our internal equipment and software. However, we expect to retest our equipment and software during the remainder of 1999. As part of our year 2000 program, we have fully upgraded and tested our computer systems which service the majority of our customers accounts. As a result of these upgrades, we believe that these systems are year 2000 ready. During the first quarter of 1999, we will test our supporting systems. We believe that all of these internal components will be adequate to provide quality service to our customers without interruption by January 1, 2000. In addition, we are continuing our efforts to test our interface systems with third parties. We expect to complete this testing by September 1999.

     In addition to internal resources, we are utilizing external resources to implement our year 2000 program. We have contracted with outside consultants to verify our assessment of our year 2000 problems and to assist us with our remediation efforts.

     We may experience an increase in problem loans and credit losses if borrowers fail to respond to year 2000 issues. In addition, higher funding costs may result if consumers react to publicity about the issue by withdrawing deposits. In response to these concerns, we formed a task force. The task force has conducted a survey of significant credit customers to determine their year 2000 readiness and to evaluate the level of potential credit risk to us. These customers have assured us that they are or will be year 2000 compliant. We have also implemented a customer awareness program to provide deposit customers with an understanding of our year 2000 readiness.

     On an ongoing basis, we are contacting our key suppliers and third parties with whom we conduct business to determine their year 2000 readiness. We have put in place a program to monitor third party progress on year 2000 issues during 1999. Despite our efforts, we can make no assurances that the critical third parties with which we do business will adequately address their year 2000 issues. If our suppliers and customers are not year 2000 compliant by January 1, 2000, their noncompliance could materially affect our business, results of operations and financial condition.

     We believe that our worst case scenario involves the inability of electric utility companies to service our various offices due to year 2000 problems. If the electric utility companies cannot provide power to a significant number of our offices, our business and operations could be materially disrupted.

     We are in the process of developing contingency plans that focus on reducing any disruption that might be created by third parties with whom we do business being year 2000 noncompliant. We have also created a task force to document and test a business resumption plan. This plan is anticipated to be in place and tested by September 30, 1999.

     In management's opinion, any incremental costs or potential loss of revenues would not have a material impact on our financial condition, operations, or cash flows. To date, we have spent $34,000 for incremental services directly related to ensuring year 2000 readiness. In addition, we have spent $110,000 to upgrade computer hardware and software in 1998, which was necessary to ensure year 2000 readiness. We expect to spend an additional $200,000 in the first half of 1999 to finalize upgrades to computer hardware and software to be year 2000 ready.

RECENT ACCOUNTING DEVELOPMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standard No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999.

     In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." Statement of Financial Accounting Standard No. 134 will, in 1999, allow mortgage loans held for sale that are securitized to be classified as trading, available for sale, or in certain circumstances held to maturity. Currently, these must be classified as trading. We do not expect these statements to have a material effect on the Company's consolidated financial position or results of operation.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes included in this prospectus have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations.

     In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation and in monetary and fiscal policies. Our ability to match the interest rate sensitivity of our financial assets to the interest sensitivity of our financial liabilities in our asset/liability management may tend to minimize the effect of changes in interest rates on our financial performance.

                                    BUSINESS

GENERAL


     Metropolitan is a savings and loan holding company that was incorporated in 1972. We are engaged in the principal business of originating and purchasing mortgage and other loans through our wholly-owned subsidiary, Metropolitan Bank. Metropolitan Bank is an Ohio chartered stock savings association established in 1958. We obtain funds for lending and other investment activities primarily from savings deposits, wholesale borrowings, principal repayments on loans, and the sale of loans. The activities of Metropolitan at the holding company level are limited and impact the results of operations primarily through interest expense on a consolidated basis. Unless otherwise noted, all of the activities discussed below are of Metropolitan Bank. Our executive office is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124.



     Robert M. Kaye of Rumson, New Jersey, is Metropolitan's current majority shareholder. Mr. Kaye acquired Metropolitan in 1987 and remained sole shareholder until the initial public offering of Metropolitan's common stock in October 1996. Since the initial public offering, Mr. Kaye has owned 77.5% of Metropolitan's outstanding common stock. After the offering described in this prospectus, Mr. Kaye will own 72.0% (71.2% if the overallotment option is exercised) of Metropolitan's outstanding common stock. Mr. Kaye has the ability to decide the outcome of matters submitted to the shareholders for approval, the ability to elect or remove all the directors of the Corporation and has ultimate control of the Corporation and Metropolitan Bank. In addition, Mr. Kaye is Chairman of the Board and Chief Executive Officer of the Corporation and Metropolitan Bank.


     At December 31, 1998, we operated 17 full service retail offices in Northeastern Ohio. As of December 31, 1998, we also maintained five residential and multifamily/commercial real estate loan production offices. As a secondary line of business, we service mortgage loans for various investors.


     At December 31, 1998, we had total assets of $1.4 billion, total deposits of $1.1 billion and shareholders' equity of $42.6 million. The Federal Deposit Insurance Corporation insures the deposits of Metropolitan Bank up to applicable limits.


     We directly or indirectly own the following active and inactive subsidiaries:

         ACTIVE SUBSIDIARIES                     INACTIVE SUBSIDIARIES
         -------------------                     ---------------------
- Metropolitan Bank and Trust Company    - MetroCapital Corporation
- Metropolitan Capital Trust I           - Metropolitan Savings Service
                                         Corporation
- Kimberly Construction Company          - Metropolitan Securities Corporation


     Metropolitan Bank changed its name from Metropolitan Savings Bank of Cleveland to Metropolitan Bank & Trust Company in April 1998. We formed Metropolitan Capital Trust I during 1998 to facilitate the issuance of cumulative trust preferred securities. Kimberly Construction Company's sole business function is to serve as a principal party to various construction contracts entered into in connection with the construction of bank premises.

LENDING ACTIVITIES

     General. Our primary lending activity is the origination and purchase of mortgage loans secured by multifamily and commercial real estate. We also originate one-to four-family residential and construction loans, and to a lesser extent, consumer and business loans.

     Loan Portfolio Composition. The following information presents the composition of our loan portfolio, including loans held for sale, in dollar amounts and in percentages before deductions for loans in process, deferred fees and discounts and allowance for losses on loans.

                                                                                DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                       1998                        1997                       1996
                                              -----------------------      ---------------------      ---------------------
                                                AMOUNT        PERCENT       AMOUNT       PERCENT       AMOUNT       PERCENT
                                                ------        -------       ------       -------       ------       -------
                                                                           (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS:
  One- to four-family.......................  $  189,182        17.4%      $146,685        19.2%      $114,758        16.8%
  Multifamily...............................     337,412        31.1        194,450        25.4        276,544        40.3
  Commercial................................     228,825        21.1        166,593        21.8        135,635        19.8
  Construction and land.....................     137,023        12.6        116,829        15.3         71,697        10.5
  Held for sale.............................       9,416         0.9         14,230         1.8          8,973         1.3
                                              ----------       -----       --------       -----       --------       -----
    Total real estate loans.................     901,858        83.1        638,787        83.5        607,607        88.7
CONSUMER LOANS..............................      96,115         8.8         68,590         9.0         54,180         7.9
CONSUMER HELD FOR SALE......................       5,601         0.5             --          --             --          --
BUSINESS AND OTHER LOANS....................      82,317         7.6         57,496         7.5         23,508         3.4
                                              ----------       -----       --------       -----       --------       -----
    Total loans.............................   1,085,891       100.0%       764,873       100.0%       685,295       100.0%
                                                               =====                      =====                      =====
LESS:
Loans in process............................      46,001                     46,833                     31,758
Deferred fees, net..........................       5,013                      4,108                      2,336
Discount (premium) on loans, net............      (5,320)                       425                        560
Allowance for losses on loans...............       6,909                      5,622                      4,175
                                              ----------                   --------                   --------
    TOTAL LOANS RECEIVABLE, NET.............  $1,033,288                   $707,885                   $646,466
                                              ==========                   ========                   ========

                                                                DECEMBER 31,
                                              ------------------------------------------------
                                                      1995                       1994
                                              ---------------------      ---------------------
                                               AMOUNT       PERCENT       AMOUNT       PERCENT
                                               ------       -------       ------       -------
                                                           (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS:
  One- to four-family.......................  $ 76,259        15.0%      $112,840        25.2%
  Multifamily...............................   231,459        45.8        187,928        41.9
  Commercial................................   109,403        21.5         83,354        18.6
  Construction and land.....................    48,210         9.5         38,270         8.5
  Held for sale.............................     1,504         0.2             84         0.0
                                              --------       -----       --------       -----
    Total real estate loans.................   466,835        92.0        422,476        94.2
CONSUMER LOANS..............................    32,214         6.3         25,946         5.8
CONSUMER HELD FOR SALE......................        --          --             --          --
BUSINESS AND OTHER LOANS....................     8,703         1.7            171         0.0
                                              --------       -----       --------       -----
    Total loans.............................   507,752       100.0%       448,593       100.0%
                                                             =====                      =====
LESS:
Loans in process............................    23,373                     19,338
Deferred fees, net..........................     1,220                      1,480
Discount (premium) on loans, net............       544                        837
Allowance for losses on loans...............     2,765                      1,911
                                              --------                   --------
    TOTAL LOANS RECEIVABLE, NET.............  $479,850                   $425,027
                                              ========                   ========

     We had commitments to originate or purchase fixed and adjustable rate loans of $69.8 million and $73.2 million, respectively, at December 31, 1998. In addition, we had firm commitments to sell fixed rate loans of $24.0 million and optional commitments to sell fixed rate loans of $6.6 million at December 31, 1998.

     The following table shows the composition of our loan portfolio, including loans held for sale, in dollar amounts and in percentages before deductions for loans in process, deferred fees and discounts and allowance for losses on loans by fixed and adjustable rates.

                                                                                DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                       1998                        1997                       1996
                                              -----------------------      ---------------------      ---------------------
                                                AMOUNT        PERCENT       AMOUNT       PERCENT       AMOUNT       PERCENT
                                                ------        -------       ------       -------       ------       -------
                                                                           (DOLLARS IN THOUSANDS)
FIXED RATE LOANS:
Real estate:
  One- to four-family.......................  $   76,566        7.1%       $ 59,058        7.7%       $ 41,436        6.1%
  Multifamily...............................     194,521       17.9          60,136        7.9          88,529       12.9
  Commercial................................     147,860       13.6          52,390        6.9          34,726        5.1
  Construction and land.....................      27,849        2.6          20,854        2.7             392        0.0
  Held for sale.............................       8,920        0.8           6,294        0.8           2,531        0.4
                                              ----------       ----        --------       ----        --------       ----
    Total fixed rate real estate loans......     455,716       42.0         198,732       26.0         167,614       24.5
Consumer....................................      93,689        8.6          61,307        8.0          46,725        6.8
Consumer held for sale......................       5,601        0.5              --         --              --         --
Business and other..........................      25,526        2.4          19,575        2.6           5,650        0.8
                                              ----------       ----        --------       ----        --------       ----
    Total fixed rate loans..................     580,532       53.5%        279,614       36.6%        219,989       32.1%
                                              ----------       ====        --------       ====        --------       ====
ADJUSTABLE RATE LOANS:
Real estate:
One- to four-family.........................     112,616       10.4%         87,627       11.5%         73,322       10.7%
Multifamily.................................     142,891       13.2         134,314       17.6         188,015       27.5
Commercial..................................      80,965        7.5         114,203       14.9         100,909       14.7
Construction and land.......................     109,174       10.0          95,975       12.5          71,305       10.4
Held for sale...............................         496        0.0           7,936        1.0           6,442        0.9
                                              ----------       ----        --------       ----        --------       ----
    Total adjustable rate real estate
      loans.................................     446,142       41.1         440,055       57.5         439,993       64.2
Consumer....................................       2,426        0.2           7,283        0.9           7,455        1.1
Business and other..........................      56,791        5.2          37,921        5.0          17,858        2.6
                                              ----------       ----        --------       ----        --------       ----
    Total adjustable rate loans.............     505,359       46.5%        485,259       63.4%        465,306       67.9%
                                              ----------       ====        --------       ====        --------       ====
LESS:
Loans in process............................      46,001                     46,833                     31,758
Deferred fees, net..........................       5,013                      4,108                      2,336
Discount (premium) on loans, net............      (5,320)                       425                        560
Allowance for losses on loans...............       6,909                      5,622                      4,175
                                              ----------                   --------                   --------
    TOTAL LOANS RECEIVABLE, NET.............  $1,033,288                   $707,885                   $646,466
                                              ==========                   ========                   ========

                                                                DECEMBER 31,
                                              ------------------------------------------------
                                                      1995                       1994
                                              ---------------------      ---------------------
                                               AMOUNT       PERCENT       AMOUNT       PERCENT
                                               ------       -------       ------       -------
                                                           (DOLLARS IN THOUSANDS)
FIXED RATE LOANS:
Real estate:
  One- to four-family.......................  $ 35,042        6.9%       $ 46,418       10.4%
  Multifamily...............................    71,909       14.2          19,852        4.4
  Commercial................................    17,615        3.5           7,948        1.8
  Construction and land.....................        39        0.0              --         --
  Held for sale.............................     1,504        0.3              84        0.0
                                              --------       ----        --------       ----
    Total fixed rate real estate loans......   126,109       24.9          74,302       16.6
Consumer....................................    32,214        6.3          25,946        5.8
Consumer held for sale......................        --         --              --         --
Business and other..........................     2,744        0.5              20        0.0
                                              --------       ----        --------       ----
    Total fixed rate loans..................   161,067       31.7%        100,268       22.4%
                                              --------       ====        --------       ====
ADJUSTABLE RATE LOANS:
Real estate:
One- to four-family.........................    41,217        8.1%         66,422       14.8%
Multifamily.................................   159,550       31.4         168,076       37.5
Commercial..................................    91,788       18.1          75,406       16.8
Construction and land.......................    48,171        9.5          38,270        8.5
Held for sale...............................        --         --              --         --
                                              --------       ----        --------       ----
    Total adjustable rate real estate
      loans.................................   340,726       67.1         348,174       77.6
Consumer....................................        --         --              --         --
Business and other..........................     5,959        1.2             151        0.0
                                              --------       ----        --------       ----
    Total adjustable rate loans.............   346,685       68.3%        348,325       77.6%
                                              --------       ====        --------       ====
LESS:
Loans in process............................    23,373                     19,338
Deferred fees, net..........................     1,220                      1,480
Discount (premium) on loans, net............       544                        837
Allowance for losses on loans...............     2,765                      1,911
                                              --------                   --------
    TOTAL LOANS RECEIVABLE, NET.............  $479,850                   $425,027
                                              ========                   ========

     The following table illustrates the contractual maturity of our loan portfolio, including loans held for sale at December 31, 1998. The table shows loans that have adjustable or renegotiable interest rates as maturing in the period during which the contract is due. The table does not reflect the effects of possible prepayments, enforcement of due-on-sale clauses, or amortization of premium, discounts, or deferred loan fees. The table includes demand loans, loans having no stated maturity and overdraft loans in the due in one year or less category.

                                                              DUE AFTER ONE YEAR
                                    DUE IN ONE YEAR OR LESS   THROUGH FIVE YEARS   DUE AFTER FIVE YEARS            TOTAL
                                    -----------------------   ------------------   ---------------------   ---------------------
                                                  WEIGHTED              WEIGHTED               WEIGHTED                 WEIGHTED
                                                  AVERAGE               AVERAGE                 AVERAGE                 AVERAGE
                                      AMOUNT        RATE      AMOUNT      RATE      AMOUNT       RATE        AMOUNT       RATE
                                      ------     ----------   -------   --------   ---------   ---------   ----------   --------
                                                                       (DOLLARS IN THOUSANDS)
REAL ESTATE:
  One- to four-family.............   $  1,921        9.16%    $ 1,659     8.62%    $195,018       7.17%    $  198,598     7.20%
  Multifamily.....................         50        8.00       2,923     8.11      334,439       8.15        337,412     8.15
  Commercial......................        747        9.64       9,218     9.39      218,860       8.47        228,825     8.51
  Construction and land...........     92,185        8.65      31,587     8.77       13,251       8.35        137,023     8.65
CONSUMER..........................      8,551       13.69      16,273     9.81       76,892      10.86        101,716    10.93
BUSINESS..........................     35,984        8.52      16,604     9.01       29,729       9.00         82,317     8.79
                                     --------                 -------              --------                ----------
         Total....................   $139,438        8.94%    $78,264     9.08%    $868,189       8.29%    $1,085,891     8.43%
                                     ========                 =======              ========                ==========

     The total amount of loans due after December 31, 1999 which have predetermined interest rates is $548.5 million. The total amount of loans due after that date which have floating or adjustable rates is $398.0 million.

LOAN ORIGINATIONS AND PURCHASES

     Our strategy in recent years has been to increase interest-earning assets primarily by increasing the total loan portfolio if quality loans with the necessary portfolio characteristics were available. We accomplished this by increasing origination capacity and emphasizing purchases. The following table presents our loan origination, purchase, sale and repayment activities for the periods indicated.

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                             1998         1997         1996
                                                           ---------    ---------    ---------
                                                                     (IN THOUSANDS)
ORIGINATIONS BY TYPE:
ADJUSTABLE RATE:
Real Estate:
  One- to four-family....................................  $  77,297    $  28,017    $  56,519
  Multifamily............................................     29,215       12,600       20,669
  Commercial.............................................      9,350       29,304       14,667
  Construction and land..................................     73,125       77,062       60,566
  Consumer...............................................     18,888       12,719       10,062
  Business...............................................      8,606       27,058       18,536
                                                           ---------    ---------    ---------
    Total adjustable rate................................    216,481      186,760      181,019
                                                           ---------    ---------    ---------
FIXED RATE:
Real Estate:
  One- to four-family....................................    223,846       53,712       44,795
  Multifamily............................................     75,626        9,490       15,759
  Commercial.............................................     84,511        1,300           --
  Construction and land..................................     16,229       25,333          328
  Consumer...............................................     66,941       17,598       17,242
  Business...............................................     20,137       15,003        4,249
                                                           ---------    ---------    ---------
    Total fixed rate.....................................    487,290      122,436       82,373
                                                           ---------    ---------    ---------
      Total loans originated.............................    703,771      309,196      263,392
                                                           ---------    ---------    ---------
PURCHASES BY TYPE:
ADJUSTABLE RATE:
Real Estate:
  One- to four-family....................................         --           90        1,835
  Multifamily............................................     21,611       19,433       45,184
  Commercial.............................................     36,458       22,541       16,905
  Construction and land..................................      1,365          347           --
  Consumer...............................................         --           --        5,432
                                                           ---------    ---------    ---------
    Total adjustable rate................................     59,434       42,411       69,356
                                                           ---------    ---------    ---------
FIXED RATE:
Real Estate:
  One- to four-family....................................      1,077           --        1,125
  Multifamily............................................    118,434       23,195       22,971
  Commercial.............................................     70,753       46,729       21,296
  Construction and land..................................      4,072        1,975           --
  Consumer...............................................     23,622       16,900       12,224
                                                           ---------    ---------    ---------
    Total fixed rate.....................................    217,958       88,799       57,616
                                                           ---------    ---------    ---------
      Total loans purchased..............................    277,392      131,210      126,972
                                                           ---------    ---------    ---------
SALES:
Real Estate:
  One- to four-family....................................   (233,620)     (34,887)     (36,392)
  Multifamily............................................     (6,117)      (9,678)     (11,539)
  Commercial.............................................    (30,055)     (20,782)      (7,808)
  Construction and land..................................     (3,496)        (600)          --
  Business...............................................       (559)          --           --
                                                           ---------    ---------    ---------
    Total loan sales.....................................   (273,847)     (65,947)     (55,739)
                                                           ---------    ---------    ---------
Loans securitized........................................   (100,995)     (98,325)     (14,458)
Principal repayments.....................................   (285,303)    (196,556)    (142,624)
                                                           ---------    ---------    ---------
    Total reductions.....................................   (660,145)    (360,828)    (212,821)
                                                           ---------    ---------    ---------
Increase (decrease) in other items, net..................      4,385      (18,159)     (10,927)
                                                           ---------    ---------    ---------
NET INCREASE.............................................  $ 325,403    $  61,419    $ 166,616
                                                           =========    =========    =========

     Multifamily Lending. We emphasize multifamily real estate loans. We originate these loans from referrals by present customers of Metropolitan Bank and mortgage and real estate brokers. Through our existing referral network and advertising efforts, we have become known for originating multifamily loans in our primary multifamily lending markets of Ohio, Kentucky, Michigan, Pennsylvania, and New Jersey. Although we operate full service retail sales offices solely in Northeast Ohio, we have loan origination offices in Southern Ohio, Western Pennsylvania, and Southeastern Michigan.


     At December 31, 1998, our multifamily loans totaled $337.4 million, with an average loan size of approximately $534,000. Of this amount, we originated $123.7 million, or 36.6%. Currently, we emphasize the origination of multifamily loans with principal amounts of $2.0 to $6.0 million and balloon maturities of 10 years. Adjustable loans are adjustable on a one-, three- or five-year schedule with amortization periods of 25 or 30 years. We base rate adjustments on the appropriate term U.S. Treasury securities plus a margin. The loans are subject to a maximum individual aggregate interest rate adjustment as well as a maximum aggregate adjustment over the life of the loan (generally 6%). Due to increasing demand for fixed rate loans, we have allocated more funds for fixed rate programs. Typically, the loans have balloon maturities of 10 years. The maximum loan to value ratio of multifamily residential loans is 75%.

     We recognize that multifamily loans generally involve a higher degree of risk than one-to four-family residential real estate loans. Multifamily loans involve more risk because they typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans typically depends upon the successful operation of the related real estate project and is subject to risks such as excessive vacancy rates or inadequate rental income levels. In order to manage and reduce these risks, we use strict underwriting standards in our multifamily residential lending process.

     Apartment buildings, generally with less than 75 residential units, typically secure loans originated in this area. Our underwriting process includes a site evaluation, which considers factors such as location, access by roadways, condition of the apartments, and amenities. One of our employees visits each location before a loan approval is made. The underwriting process involves an evaluation of the borrower, whether the borrower is an individual or a group of individuals acting as a separate entity. We review the financial statements of each of the individual borrowers and generally obtain personal guarantees in an amount equal to the original principal amount of the loan. Staff independent of the lending department reviews the financial statements of individual guarantors. In addition, we complete an analysis of debt service coverage of the property. Debt service coverage requirements are determined based upon the individual characteristics of each loan. Typically, these requirements range from a ratio of 1.15:1 to 1.30:1. For the multifamily loans, the debt service coverage is calculated based on the maximum interest rate of the loan.

     At December 31, 1998, $213.8 million or 63.4% of our multifamily loan portfolio was purchased. Prior to purchasing these loans, we use a similar underwriting process with substantially the same standards as for our originated loans. In some cases, when we consider the purchase of a portfolio with a considerable number of moderate balance loans, we use an independent contract inspector for property inspections. Real estate located in Ohio secures 37.5% of our multifamily loan portfolio. Underlying real estate for the remaining loans is primarily located in California, Michigan, Pennsylvania and New Jersey.

     Commercial Real Estate Lending. At December 31, 1998, loans secured by commercial real estate totaled $228.8 million or 21.1% of our total portfolio. The average size of these loans was $618,000. Of this amount, we originated $75.2 million or 32.9% and $153.6 million or 67.1% represented loans purchased from a variety of sources, predominantly other financial institutions.

     We purchase loans secured by commercial real estate generally when these loans are secured by retail strip shopping centers or office buildings and the loan yields and other terms meet our requirements. In 1997, we began to introduce more geographic diversity into the portfolio based on our desire to acquire high credit quality loans. We believe a certain amount of geographic diversity is important to reduce the risk of loss due to regional economic downturns.

     We recognize that commercial real estate loans generally involve a higher degree of risk than the financing of one- to four-family residential real estate. These loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans is typically dependent upon the successful operation of the related real estate project and is subject to certain risks including excessive vacancy brought on by tenant turnover and inadequate rental income levels. In addition, the profitability of the business operating in the property may affect the borrower's ability to make timely payments. In order to manage and reduce these risks, we focus our lending on existing properties with a record of satisfactory performance and target retail strip centers and office buildings with multiple tenants.

     We purchase commercial real estate loans secured by strip shopping centers and small office buildings to a much greater extent than we originate commercial real estate loans. Through customer referrals and real estate brokers, we lend on commercial real estate in many states, but predominantly in Ohio, Pennsylvania, Northern Kentucky, Michigan and California. These loans are typically ten year balloon loans with an amortization period of 25 years at a margin over the appropriate term U.S. Treasury securities. The maximum loan to value ratio is generally 75%.

     The following table presents information as to the locations and types of properties securing the multifamily and commercial real estate portfolio as of December 31, 1998. We have loans in 41 states. Properties securing loans in 38 states are aggregated in the table because none of those states exceed 5.0% of the outstanding principal balance of the total multifamily and commercial real estate portfolio.

                                          NUMBER
                                         OF LOANS    PERCENT    PRINCIPAL    PERCENT
                                         --------    -------    ---------    -------
                                                   (DOLLARS IN THOUSANDS)
Ohio:
  Apartments...........................     160        16.0%    $126,649       22.4%
  Office buildings.....................      31         3.1       14,836        2.6
  Retail centers.......................      16         1.6        8,698        1.5
  Other................................      22         2.2        5,532        1.0
                                          -----       -----     --------      -----
     Total.............................     229        22.9      155,715       27.5
                                          -----       -----     --------      -----

                                          NUMBER
                                         OF LOANS    PERCENT    PRINCIPAL    PERCENT
                                         --------    -------    ---------    -------
                                                   (DOLLARS IN THOUSANDS)
California:
  Apartments...........................     226        22.5      100,783       17.8
  Office buildings.....................      43         4.3       15,760        2.8
  Retail centers.......................      66         6.6       30,712        5.5
  Other................................      36         3.6       17,790        3.1
                                          -----       -----     --------      -----
     Total.............................     371        37.0      165,045       29.2
                                          -----       -----     --------      -----
Pennsylvania:
  Apartments...........................      47         4.7       25,995        4.6
  Office buildings.....................       7         0.7       19,363        3.4
  Retail centers.......................       5         0.5       13,170        2.3
  Other................................       4         0.4        1,036        0.2
                                          -----       -----     --------      -----
     Total.............................      63         6.3       59,564       10.5
                                          -----       -----     --------      -----
Other states:
  Apartments...........................     199        19.8       83,985       14.8
  Office Buildings.....................      49         4.9       41,328        7.3
  Retail centers.......................      38         3.8       28,958        5.1
  Other................................      53         5.3       31,642        5.6
                                          -----       -----     --------      -----
     Total.............................     339        33.8      185,913       32.8
                                          -----       -----     --------      -----
                                          1,002       100.0%    $566,237      100.0%
                                          =====       =====     ========      =====

     The following table presents aggregate information as to the type of security as of December 31, 1998:

                                                    AVERAGE
                                         NUMBER     BALANCE
                                        OF LOANS    PER LOAN    PRINCIPAL    PERCENT
                                        --------    --------    ---------    -------
                                                   (DOLLARS IN THOUSANDS)
Apartments............................     632        $534      $337,412       59.6%
Office buildings......................     130         702        91,287       16.1
Retail centers........................     125         652        81,538       14.4
Other.................................     115         487        56,000        9.9
                                         -----                  --------      -----
     Total............................   1,002        $565      $566,237      100.0%
                                         =====                  ========      =====

     One- to Four-family Residential Lending. In 1998, we originated approximately 20.1% of our one- to four-family residential loans through our full service retail sales offices. We originated the remainder with commissioned loan officers, correspondent lenders, or our telemarketing department established in 1998. We maintain one- to four-family residential loan origination offices in North Olmsted, Ohio and Bloomfield, Michigan. We have focused our one- to four-family residential lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied residences. As of December 31, 1998, the one-to four-family residential mortgages totaled $189.2 million or 17.4% of our loan portfolio.

     We emphasize the origination of conventional ARM loans for retention in our loan portfolio and fixed rate loans suitable for sale in the secondary market. In addition, we offer fixed rate end loan financing to borrowers building homes with our approved construction loan builders. We retain only a limited dollar amount of this fixed rate end loan financing in our portfolio. We closely monitor the amount being originated and subsequently retained.

Property located in our Northeastern Ohio secures substantially all of the one- to four-family residential mortgage loan originated for retention is our portfolio. At December 31, 1998, our fixed rate residential mortgage loan portfolio totaled $76.6 million, or 7.1%, of our total loan portfolio.

     We are presently originating three types of ARM products for our portfolio. The first product is a one-year adjustable ARM. The interest rate is subject to change annually. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year. In addition, the adjustments are generally limited to a 2% maximum annual interest rate adjustment and a maximum lifetime adjustment of 6%. The second product, known as a five/one ARM, has the same index and caps as the one year ARM. The five/one ARM, however, retains its initial interest rate for the first five years of the loan and then begins to adjust annually in the sixth year. The third product, the three-year ARM, allows for interest rate adjustments every three years. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years. In addition, the adjustments are generally limited to a 2% maximum interest rate adjustment per change and a maximum lifetime adjustment of 6%.

     Our originated ARMs do not permit negative amortization of principal and most of them are convertible into fixed rate mortgages. We typically sell these loans in the secondary market if the option to convert to a fixed rate is exercised. We originate ARMs with terms to maturity of up to 30 years. Borrowers are qualified based upon secondary market requirements.

     At December 31, 1998, $23.8 million, or 12.6% of our one- to four-family residential loan portfolio was purchased. We use an underwriting process with substantially the same standards as for our originated loans when purchasing these loans.

     Construction Lending and Land Development. We originate construction loans on single family homes to local builders in our primary lending market and to individual borrowers on owner-occupied properties. We also make loans to builders for the purchase of fully-improved single family lots and to developers for the purpose of developing land into single family lots. Our primary market area for construction lending is in Northeastern Ohio, in the counties of Cuyahoga, Lake, Geauga, Summit, Medina, Portage, and Lorain. We currently have one commissioned construction loan originator in the high volume Columbus, Ohio construction market to originate single family construction loans and improved lot loans.

     The following table presents the number, amount, and type of properties securing construction and land development loans at December 31, 1998:

                                                      NUMBER OF           PRINCIPAL
                                                        LOANS              BALANCE
                                                   ---------------    -----------------
                                                          (DOLLARS IN THOUSANDS)
RESIDENTIAL CONSTRUCTION LOANS:
  Owner-occupied.................................         74              $ 20,611
  Builder presold................................         42                 9,733
  Builder model homes............................        129                26,810
  Builder lines of credit........................         26                24,430
  Lot loans......................................         55                 8,188
  Development loans..............................         28                18,650
                                                         ---              --------
     Total residential construction loans........        354               108,422
NONRESIDENTIAL CONSTRUCTION LOANS:
  Multifamily....................................          3                 3,956
  Commercial.....................................          5                15,173
                                                         ---              --------
     Total nonresidential construction loans.....          8                19,129
LAND LOANS.......................................          5                 8,152
                                                         ---              --------
     Total.......................................        367              $135,703
                                                         ===              ========

     The risk of loss on a construction loan largely depends upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost of the project. The application process includes a submission of the cost, specifications and plans. We also review the borrower's financial position and require a personal guarantee on all builder loans. We base all loans upon the appraised value of the underlying collateral, as completed. Qualified independent fee appraisers who have been approved by the Board of Directors complete the appraisals.

     We establish a maximum loan to value ratio for each type of loan based upon the contract price, cost estimate or appraised value, whichever is less. The maximum loan to value ratio by type of construction loan is as follows:

     - owner-occupied homes -- 80%;

     - builder presold homes -- 80%;

     - builder models or speculative homes -- 75%;

     - lot loans -- 75%;

     - development loans -- 70% (development of single-family home lots for resale to builders); and

     - builder lines of credit -- 75% (development of land for cluster or condominium projects which will be part of builder line of credit).

     All construction loans that we make to builders are for relatively short terms (6 to 24 months) and are at an adjustable rate of interest. Owner-occupied loans are generally fixed rate. These loans increase the yield on, and the proportion of interest rate sensitive loans in, the loan portfolio.

     We offer builders lines of credit to build single family homes. Builders cannot use these lines for any other purpose. We secure all lines of credit by the homes that are built with the draws under such credit agreements. Most of the homes built with the line of credit funds are presold homes. The number of homes built without contracts for sale or as model homes is limited by the financial strength of the builder. We permit the use of lines of credit only where a builder owns a specific number of lots in a development. We base draws upon the percentage of completion. At all times, we retain enough funds to complete the home. We make disbursements only after receipt of a property inspection and a mechanic's lien update from the title company.

     We also originate construction loans on multifamily and commercial real estate projects where we intend to provide the financing once construction is complete. We underwrite these loans in a manner similar to our originated and purchased multifamily residential and commercial real estate loans described above.

     Consumer Lending. The underwriting standards we employ for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. At December 31, 1998, secured loans comprised $91.0 million or 89.5% of the $101.7 million consumer loan portfolio. However, even in the case of secured loans, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance due to the higher likelihood of damage, loss or depreciation. In addition, consumer loan collections depends upon the borrower's continuing financial stability. Thus, personal circumstances are more likely to have an adverse affect on collection. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount recovered on such loans in the event of default.

     In order to supplement the growth in the consumer loan portfolio, we have been purchasing loans through correspondent lenders and bulk portfolios offered for sale. At December 31, 1998, purchased consumer loans represented $59.5 million, or 58.5% of the outstanding balance of consumer loans. Second mortgages on one- to four-family homes, automobiles, or manufactured housing are the primary collateral types for these loans. In 1997, we acquired two packages of subprime loans totaling $6.3 million. Subprime loans are loans where the borrower's credit rating is below an A grade. These loans require more intensive collection techniques. However, the yield is significantly higher to cover these incremental costs. In 1998, we acquired an additional loan package of $5.0 million of subprime loans also secured by manufactured housing. Total subprime loans were $10.2 million, or 9.6% of total consumer loans at December 31, 1998.

     At December 31, 1998, our credit card portfolio had an outstanding balance of $7.3 million with $26.8 million in unused credit lines. Of the outstanding balance, $2.6 million related to cards we originated and $4.7 million related to credit card relationships we purchased.

     Business Lending. We began offering business loans in 1994. At December 31, 1998, we had $82.3 million of business loans outstanding against available lines totaling $101.0 million. Our business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory and equipment. Generally, our business lending has been limited to borrowers headquartered, or doing business in, our retail market area. These loans are generally adjustable interest rates at some margin over the prime interest rate and some are guaranteed by the Small Business Administration.

     The following table sets forth information regarding the number and amount of our business loans as of December 31, 1998:

                                          NUMBER     TOTAL LOAN       OUTSTANDING
                                         OF LOANS    COMMITMENT    PRINCIPAL BALANCE
                                         --------    ----------    -----------------
                                                   (DOLLARS IN THOUSANDS)
LOANS SECURED BY:
  Accounts receivable, inventory and
     equipment.........................    205        $ 38,060          $30,876
  Second lien on real estate...........     67          23,835           17,865
  First lien on real estate............     35          28,292           27,979
  Specific equipment and machinery.....     33           1,622            1,622
  Titled vehicles......................     30             990              990
  Stocks and bonds.....................      5           1,492            1,367
  Certificates of deposit..............      9             617              281
UNSECURED LOANS........................     18           2,602            1,337
                                           ---        --------          -------
  Total................................    402        $ 97,510          $82,317
                                           ===        ========          =======

     Business loans differ from residential mortgage loans. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and are secured by real property whose value is more easily ascertainable. Business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of business loans may substantially depend upon the success of the business itself. Furthermore, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. We work to reduce this risk by carefully underwriting business loans.

SECONDARY MARKET ACTIVITIES

     In addition to originating loans for our own portfolio, we participate in secondary mortgage market activities by selling whole loans, as well as creating mortgage-backed securities, with FannieMae and the FreddieMac. Secondary market sales allow us to make loans during periods when deposit flows decline, or are not otherwise available, and at times when customers prefer loans with long-term fixed interest rates which we choose not to hold in our own portfolio. Our primary focus in mortgage banking operations is to sell fixed rate one- to four-family residential mortgage loans.

     The secondary market for mortgage loans is comprised of institutional investors who purchase loans meeting certain underwriting specifications with respect to loan-to-value ratios, maturities and yields. Subject to market conditions, we tailor some of our real estate loan programs to meet the specifications of FreddieMac and FannieMae, two of the largest institutional investors. We generally retain a portion of the loan origination fee paid by the borrower and receive annual servicing fees as compensation for retaining responsibility for and performing the servicing of all loans sold to institutional investors. See " -- Loan

Servicing Activities." The sale of substantially all loans to FreddieMac and FannieMae is without recourse to us.

     The terms and conditions under which such sales are made depend upon, among other things, the specific requirements of each institutional investor, the type of loan, the interest rate environment and our relationship with the institutional investor. In the case of one- to four-family residential loans, we periodically obtain formal commitments primarily with FreddieMac and FannieMae. Pursuant to these commitments, FreddieMac or FannieMae is obligated to purchase a specific dollar amount of whole loans over a specified period. The terms of the commitments range from ten to sixty days. The pricing varies depending upon the length of each commitment. We classify loans as held for sale while we are negotiating the sale of specific loans which meet selected criteria to a specific investor or after a sale is negotiated but before it is settled.

     During the third quarter of 1997, we completed the securitization of $93.0 million of multifamily loans with FannieMae under a newly developed program. This program uses insurance to provide the credit enhancement necessary to achieve a triple A rating. We are servicing the loans as mortgage-backed securities for FannieMae. To date, we have retained ownership of the securities in that portfolio. During the fourth quarter of 1998, we completed the securitization of $101.0 million of commercial real estate loans with a private issuer in a non-rated structure. Similar to the 1997 FannieMae transaction, we used an insurance policy to assume all credit risk. In addition to decreasing loans receivable and increasing mortgage-backed securities, the securitizations have had several other benefits, including the following:


     - improvement in the credit risk profile of Metropolitan Bank's balance sheet by converting whole loans into mortgage-backed securities guaranteed by others;


     - reduction of the required level of risk-based capital; and

     - addition of high quality collateral which can be pledged for borrowings in the secondary market to fund future loan growth.


     We also sell whole loans or participations in multifamily and commercial real estate loans to private investors and retain the right to service the loans. We make the majority of our sales of multifamily and commercial real estate loans under individually negotiated whole loan or participation sales agreements. These sales are for individual loans or for a package of loans. During 1998, we sold $12.9 million of multifamily and commercial real estate participations. Metropolitan Bank may seek a participant when a loan would otherwise exceed the loan-to-one borrower limit. We have sold other loans to manage geographic concentration or interest rate risk. In addition, we sell multifamily and commercial real estate loans that are purchased under a loan option program. See " -- Loan Option Income."

LOAN SERVICING ACTIVITIES

     At December 31, 1998, the overall servicing portfolio was $2.1 billion. Of that amount, loans serviced for others totaled $1.5 billion. The following table summarizes the portfolio by investor and source:

                                  ORIGINATED    PURCHASED    PORTFOLIO
                                  SERVICING     SERVICING    SERVICING      TOTAL
                                  ----------    ---------    ---------    ----------
                                                (DOLLARS IN THOUSANDS)
One- to Four-family:
  Metropolitan portfolio........         --           --     $186,481     $  186,481
  FreddieMac....................   $319,082     $469,645           --        788,727
  FannieMae.....................     57,998      428,159           --        486,157
  Private investors.............      3,469        7,837           --         11,306
                                   --------     --------     --------     ----------
     Total One- to
       Four-family..............    380,549      905,641      186,481      1,472,671
                                   --------     --------     --------     ----------
Multifamily and Commercial:
  Metropolitan portfolio........         --           --      430,978        430,978
  FreddieMac....................      3,323        1,608           --          4,931
  FannieMae.....................     78,454       22,865           --        101,319
  Private investors.............     77,473       25,806           --        103,279
                                   --------     --------     --------     ----------
     Total Multifamily and
       Commercial...............    159,250       50,279      430,978        640,507
                                   --------     --------     --------     ----------
          Total.................   $539,799     $955,920     $617,459     $2,113,178
                                   ========     ========     ========     ==========


     Generally, we service the loans we originate. When we sell loans to an investor, such as FreddieMac or FannieMae, we generally retain the servicing rights for the loans. We receive fee income for servicing these sold loans at various percentages based upon the unpaid principal balances of the loans serviced. We collect and retain service fees out of monthly mortgage payments. To further increase our servicing fee income, Metropolitan Bank has aggressively pursued purchases of servicing portfolios from other originating institutions. These purchased servicing portfolios are primarily FreddieMac and FannieMae single family loans that are geographically located within the eastern half of the nation. At December 31, 1998, the unpaid principal balance of our purchased servicing portfolio was $964.2 million. The related balance of purchased mortgage servicing rights was $9.9 million.


     Loan servicing functions include collecting and remitting loan payments, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making rate and payment changes to contractually adjustable loans, managing loans in payment default, processing foreclosure and other litigation activities to recover mortgage debts, conducting property inspections and risk assessment for investment loans and general administration of loans for the investors to whom they are sold.

LOAN OPTION INCOME


     During 1995, we developed a program to purchase loans and sell loan options in order to take advantage of our underwriting capabilities, increase net interest income and increase non-interest income. In these transactions, we purchase loans and sell nonrefundable options to a third party to purchase these same loans at a specified price within a specified period. Prior to purchasing the loans that will be subject to the options, Metropolitan Bank uses an underwriting process with substantially the same standards as in its origination process. In the event the option is not exercised, we would sell the underlying loans or transfer them to Metropolitan Bank's portfolio at its fair value at the date of the transfer. We negotiate a nonrefundable option fee based on a percentage of the principal amount of the loans involved. The third party acquiring the option is a loan broker who markets the loans to potential buyers who may be willing to pay a higher price for the loans. To date, we have entered into these option transactions with one loan broker. At December 31, 1998, there were $5.6 million in loans held for sale in connection with outstanding options. We have recognized $388,000 in income in connection with loan options during 1998.


BRIDGE LOAN ACTIVITY

     During 1997, we developed a program to underwrite and originate bridge loans to take advantage of our underwriting capabilities and to increase interest income. A bridge loan is a short term financing arrangement provided to a borrower until they secure more permanent financing or sell the property. For these loans we assess the debt service capacity and underlying collateral value as we would for other multifamily or commercial real estate loans. We collect a fee at origination which is deferred and recognized in interest income over the term of the loan. As a result of the comparatively short term to maturity of these loans, the borrowers must refinance the underlying properties sooner than is the case with longer term, permanent loans. This adds a potential element of risk. In all cases, these loans are adequately secured by real property. During 1998, we originated three of these loans totaling $5.4 million and recognized origination fees of $449,000 in net interest income. During the two years, we funded ten loans totaling $21.2 million. We are no longer actively marketing this program.

LOAN DELINQUENCIES AND NONPERFORMING ASSETS

     When a borrower fails to make a required payment on a loan, we begin work to cure the delinquency by contacting the borrower. In the case of real estate loans, we send a late notice 15 days after the due date. If the delinquency is not cured within 30 days of the due date, we contact the borrower by telephone. We make additional written and verbal contacts with the borrower between 30 and 90 days after the due date. If the delinquency continues for a period of 90 days, we usually bring an action to foreclose on the property. If we foreclose on the property, we sell the property at public auction where we may be the acquirer. Delinquent consumer loans are handled in a similar manner, except that we make our initial contact when the payment is 10 days past due. We bring an action to collect any loan payment that is delinquent for more than 30 days. Our procedures for collection efforts, repossession, and sale of consumer collateral must comply with various requirements under state and federal consumer protection laws. In the case of business loans, we monitor payment activity on a weekly basis. We make telephone contact with any borrower who has not made their payment by its due date. If a delay in payment continues, we meet with the borrower. The borrowers' cash flow situation is evaluated and a repayment plan instituted. In some situations, we exercise our rights to collateral or assignment of receivables in order to liquidate the debt.

     The following table sets forth information concerning delinquent loans at December 31, 1998, in dollar amounts and as a percentage of each category of the loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts that are overdue.

                                                             LOANS DELINQUENT FOR:
                                    60-89 DAYS                 90 DAYS AND OVER            TOTAL DELINQUENT LOANS
                            --------------------------    ---------------------------    ---------------------------
                                              PERCENT                        PERCENT                        PERCENT
                                              OF LOAN                        OF LOAN                        OF LOAN
                            NUMBER   AMOUNT   CATEGORY    NUMBER   AMOUNT    CATEGORY    NUMBER   AMOUNT    CATEGORY
                            ------   ------   --------    ------   -------   --------    ------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
REAL ESTATE
  One- to four-family.....     1    $  104      0.05%        7     $   512     0.26%        8     $   616     0.31%
  Multifamily.............    --        --        --        --          --       --        --          --       --
  Commercial..............     1       142      0.06         6       6,123     2.68         7       6,265     2.74
  Construction and land...    --        --        --         4       1,824     1.33         4       1,824     1.33
CONSUMER..................    58       669      0.66       365       2,498     2.46       423       3,167     3.11
BUSINESS..................     4       863      1.05        14       1,734     2.11        18       2,597     3.15
                              --    ------                 ---     -------                ---     -------
         Total............    64    $1,778      0.16%      396     $12,691     1.17%      460     $14,469     1.33%
                              ==    ======                 ===     =======                ===     =======

     Nonperforming assets include all nonaccrual loans, loans past due greater than 90 days still accruing, and real estate owned. Interest is not accrued on loans contractually past due 90 days or more as to interest or principal payments. In addition, interest is not accrued on loans as to which payment of principal and interest in full is not expected unless in our judgment the loan is well secured, and we expect no loss in principal or interest.

     When a loan reaches nonaccrual status, we discontinue interest accruals and reverse prior accruals. The classification of a loan on nonaccrual status does not necessarily indicate that the principal is uncollectible in whole or in part. We consider both the adequacy of the collateral and the other resources of the borrower in determining the steps to take to collect nonaccrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives we consider are commencing foreclosure, collecting on guarantees, restructuring the loan, or instituting collection lawsuits.

     The following table summarizes non-performing assets by category as of the dates indicated.

                                                AT DECEMBER 31,
                                -----------------------------------------------
                                 1998       1997      1996      1995      1994
                                -------    ------    ------    ------    ------
                                            (DOLLARS IN THOUSANDS)
Nonaccruing loans
  One- to four-family.........  $   512    $  792    $  950    $  293    $  337
  Multifamily.................       --        --       871     2,138     1,585
  Commercial real estate......    6,123       198     2,032       391       150
  Construction and land
     development..............    1,824        --        --        15        15
  Consumer....................    2,038     1,562       802       266       153
  Business....................    1,734       211       268        --        --
                                -------    ------    ------    ------    ------
  Total nonaccruing loans.....   12,231     2,763     4,923     3,103     2,240
Loans past due greater than 90
  Days still accruing.........      460       384       271       204       128
                                -------    ------    ------    ------    ------
  Total nonperforming loans...   12,691     3,147     5,194     3,307     2,368
Real estate owned.............    5,534     2,037       177       258        53
                                -------    ------    ------    ------    ------
          Total nonperforming
             assets...........  $18,225    $5,184    $5,371    $3,565    $2,421
                                =======    ======    ======    ======    ======
Nonperforming loans to total
  loans.......................     1.23%     0.44%     0.80%     0.69%     0.55%
Nonperforming assets to total
  assets......................     1.34%     0.56%     0.70%     0.60%     0.51%

     For the years ended December 31, 1998 and 1997, gross interest income which would have been recorded had the nonaccruing loans been current in accordance with their original terms amounted to $788,000 and $151,000, respectively. The amounts that were included in interest income on these loans were $291,000 and $132,000 for the years ended 1998 and 1997, respectively.

     Nonperforming assets were $18.2 million at December 31, 1998, an increase of $13.0 million from $5.2 million at December 31, 1997. During the same period, total net loans receivable increased $325.4 million to $1.0 billion at December 31, 1998. The nonaccrual loan component of nonperforming assets increased $9.5 million to $12.2 million while real estate owned increased $3.5 million to $5.5 million. Nonperforming loans showed significant increases in four areas: commercial real estate; construction and land development; business loans; and consumer loans. Real estate owned increased due to two properties acquired in December.

     The $5.9 million increase in nonperforming commercial real estate is attributable to three loans including a $4.0 million loan financing a waterpark in Southern California. This loan and one other are bridge loans, a program we are no longer actively marketing. Based on appraisals and other current estimates of value, we do not anticipate losses on these three loans. The $1.8 million increase in nonperforming construction and land development loans is related to two borrowers. The largest is a $1.3 million land development loan for residential lots that has experienced slower than anticipated lot absorption. The remaining loans are model home construction loans. Based on appraised values and current market research, we do not anticipate losses on these two relationships.

     The $1.5 million increase in nonperforming business loans is consistent with the growth in business loans. We introduced this product in 1995. From 1996 to 1997, this loan category grew $34.0 million to $57.5 million. In 1998, this loan category grew another $24.8 million to $82.3 million. Total nonperforming business loans are $1.7 million, or 2.1% of that loan category. Unlike the real estate lending which comprises 80% of our loan portfolio, business loans often depend on the successful operation of a business and depreciable collateral. Therefore, we expect nonperforming loans and losses to be higher for business loans than for real estate loans. Management currently estimates probable losses on these five loans at $900,000. We have allocated a portion of the allowance for loan losses to this estimate until the actual loss is determined and charged-off. We are aggressively pursuing collection of all nonperforming loans including those described above.

     Nonperforming consumer loans have increased to $2.5 million at December 31, 1998 and represent 2.5% of the consumer portfolio. This increase is primarily attributable to subprime lending. We began suprime lending in 1997. These loans typically carry higher delinquency rates than other consumer loans and provide a greater yield to compensate for the related increase in costs. These loans account for $240,000, or 29.7% of consumer loan charge-offs in 1998. The aggregate balance of the subprime portfolio at December 31, 1998 was $10.2 million or less than one percent of total loans. All consumer loans that are delinquent 120 days or more are 100% covered by loan insurance or a portion of the allowance for loan losses equal to the estimated loss has been allocated to that loan.

     In December 1998, we acquired title to a motel in Northeast Ohio and a marina in California through foreclosure. We adjusted the carrying value of these properties to their estimated fair value of $3.4 million and $1.3 million, respectively, at the time of acquisition. We are actively pursuing the sale of both properties. We anticipate no further losses.

     At December 31, 1998, we had potential problem loans totaling $3.1 million which were classified by management as substandard and were not included in the table above. Seven loans secured by multifamily and commercial real estate are $1.8 million of this amount. Although these loans were current or not seriously delinquent, there is some unfavorable development involving each loan. If not corrected, the unfavorable development could result in the loan changing to nonaccrual status or a loss being incurred. We are in contact with these borrowers, and we monitor their status closely.

ALLOCATION OF ALLOWANCE FOR LOSSES ON LOANS

     We maintain an allowance for losses on loans because some loans may not be repaid in full. We maintain the allowance at a level we consider adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While we may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. We charge a loan against the allowance as a loss when, in our opinion, it is uncollectible. Despite the charge-off, we continue collection efforts. As a result, future recoveries may occur.

     The following table sets forth an allocation of the allowance for losses on loans among categories as of December 31 of the years indicated based on our estimate of probable losses that were currently anticipated based largely on past loss experience. Since the factors influencing such estimates are subject to change over time, we believe that any allocation of the allowance for losses on loans into specific categories lends an appearance of precision which does not exist. In practice, we use the allowance as a single unallocated allowance available for all loans. The allowance can also be reallocated among different loan categories if actual losses differ from expected losses and based upon changes in our expectation of future losses. The following allocation table should not be interpreted as an indication of the actual amounts or the relative proportion of future charges to the allowance.

                                                                        DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                                             1998                         1997                         1996
                                    -----------------------      -----------------------      -----------------------
                                                PERCENT OF                   PERCENT OF                   PERCENT OF
                                                 LOANS IN                     LOANS IN                     LOANS IN
                                                   EACH                         EACH                         EACH
                                                CATEGORY TO                  CATEGORY TO                  CATEGORY TO
                                    AMOUNT      TOTAL LOANS      AMOUNT      TOTAL LOANS      AMOUNT      TOTAL LOANS
                                    ------      -----------      ------      -----------      ------      -----------
                                                                   (DOLLARS IN THOUSANDS)
One- to four-family...............  $  304          18.3%        $  237          19.8%        $  228          17.1%
Multifamily.......................     648          31.1            482          25.4          1,020          40.8
Commercial real estate............   1,019          21.1          1,400          23.0            937          20.3
Construction and land.............     237          12.6            353          15.3            193          10.5
Consumer..........................   2,335           9.3          2,132           9.0          1,182           7.9
Business..........................   1,675           7.6            456           7.5            197           3.4
Unallocated.......................     691            --            562            --            418            --
                                    ------         -----         ------         -----         ------         -----
         Total....................  $6,909         100.0%        $5,622         100.0%        $4,175         100.0%
                                    ======         =====         ======         =====         ======         =====

                                                        DECEMBER 31,
                                    ----------------------------------------------------
                                             1995                         1994
                                    -----------------------      -----------------------
                                                PERCENT OF                   PERCENT OF
                                                 LOANS IN                     LOANS IN
                                                   EACH                         EACH
                                                CATEGORY TO                  CATEGORY TO
                                    AMOUNT      TOTAL LOANS      AMOUNT      TOTAL LOANS
                                    ------      -----------      ------      -----------
                                                   (DOLLARS IN THOUSANDS)
One- to four-family...............  $  172          15.2%        $  189          25.2%
Multifamily.......................     887          45.8            733          41.9
Commercial real estate............     676          21.5            358          18.6
Construction and land.............     167           9.5             99           8.5
Consumer..........................     512           6.3            340           5.8
Business..........................      74           1.7              1            --
Unallocated.......................     277            --            191            --
                                    ------         -----         ------         -----
         Total....................  $2,765         100.0%        $1,911         100.0%
                                    ======         =====         ======         =====

     With the uncertainties that could adversely affect the overall quality of the loan portfolio, we consider an adequate allowance for losses on loans essential. We consider the unallocated allowance adequate to cover losses from the existing loans that have not demonstrated problems such as late payments, financial difficulty of the borrower, or deterioration of collateral values. In our opinion the risks associated with off-balance sheet commitments are insignificant. Therefore, we have not provided an allowance for these commitments.

     The following table provides an analysis of the allowance for losses on loans for the periods indicated. In each period, we base the provision for loan losses on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio, and current economic conditions.

                                                       YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                             1998      1997      1996      1995      1994
                                            ------    ------    ------    ------    ------
                                                        (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD............  $5,622    $4,175    $2,765    $1,911    $1,239
Charge-offs:
  One- to four-family.....................       5        32        22        23        23
  Multifamily.............................      39       494       119        --        64
  Commercial real estate..................      --        --        --        27        --
  Construction and land...................      --        --        --        --        --
  Consumer................................     809       363        95        56        14
  Business................................     565        10        --        --        --
                                            ------    ------    ------    ------    ------
     Total charge-offs....................   1,418       899       236       106       101
                                            ------    ------    ------    ------    ------
Recoveries:
  One- to four-family.....................      25        --        --         1         1
  Multifamily.............................      13        --        --        --         6
  Commercial real estate..................      --        --        --        --        --
  Construction and land...................      --        --        --        --        --
  Consumer................................      17         6        11        --        --
  Business................................      --        --        --        --        --
                                            ------    ------    ------    ------    ------
     Total recoveries.....................      55         6        11         1         7
                                            ------    ------    ------    ------    ------
Net charge-offs...........................   1,363       893       225       105        94
Provision for loan losses.................   2,650     2,340     1,635       959       766
                                            ------    ------    ------    ------    ------
BALANCE AT END OF PERIOD..................  $6,909    $5,622    $4,175    $2,765    $1,911
                                            ======    ======    ======    ======    ======
Net charge-offs to average loans..........    0.16%     0.13%     0.04%     0.02%     0.03%
Provision for loan losses to average
  loans...................................    0.31%     0.35%     0.28%     0.21%     0.21%
Allowance for losses on loans to total
  nonperforming loans at end of period....   54.44%   178.60%    80.38%    83.61%    80.70%
Allowance for losses on loans to total
  loans at end of period..................    0.66%     0.79%     0.64%     0.57%     0.45%

INVESTMENT PORTFOLIO


     We maintain our investment portfolio in accordance with policies adopted by the Board of Directors that consider the regulatory requirements and restrictions which dictate the type of securities that we can hold. As a member of the Federal Home Loan Bank System, Metropolitan Bank is required to hold a minimum amount of Federal Home Loan Bank stock based upon asset size and mix. As Metropolitan Bank grows, management anticipates this investment will increase.

     The following table summarizes the amounts and the distribution of securities held as of the dates indicated:

                                                          AT DECEMBER 31,
                                                   -----------------------------
                                                    1998       1997       1996
                                                   -------    -------    -------
                                                      (DOLLARS IN THOUSANDS)
SECURITIES:
  Mutual funds...................................  $ 2,059    $ 1,706    $ 2,009
  Tax-exempt bond................................   14,817      4,740         --
  Revenue bond...................................    1,400         --         --
  FannieMae medium term note.....................    9,884         --      6,065
  FreddieMac preferred stock.....................    7,500         --         --
  FannieMae preferred stock......................       --         --      5,100
  Federal Home Loan Bank stock...................    6,054      5,350      3,989
                                                   -------    -------    -------
     Total.......................................  $41,714    $11,796    $17,163
                                                   =======    =======    =======
OTHER INTEREST-EARNING ASSETS:
  Interest-bearing deposits with banks...........  $ 9,275    $ 1,961    $ 2,745
  Term repurchase agreements.....................       --      6,397      6,000
                                                   -------    -------    -------
     Total.......................................  $ 9,275    $ 8,358    $ 8,745
                                                   =======    =======    =======

     The following table sets forth the contractual maturities and approximate weighted average yields of debt securities at December 31, 1998.

                                                          DUE IN
                                        ------------------------------------------
                                        ONE YEAR    FIVE TO    MORE THAN
                                        OR LESS    TEN YEARS   TEN YEARS    TOTAL
                                        --------   ---------   ---------   -------
                                                  (DOLLARS IN THOUSANDS)
Mutual funds..........................   $2,059     $   --      $    --    $ 2,059
Tax-exempt bond.......................       --         --       14,817     14,817
Revenue bond..........................       --         --        1,400      1,400
FannieMae medium term note............       --      9,884           --      9,884
                                         ------     ------      -------    -------
     Total............................   $2,059     $9,884      $16,217    $28,160
                                         ======     ======      =======    =======
Weighted average yield................     5.06%      5.89%        7.07%      6.51%

MORTGAGE-BACKED SECURITIES PORTFOLIO

     The following table sets forth the mortgage-backed securities portfolio at the dates indicated. We classify all mortgage-backed securities as available for sale.

                                                         AT DECEMBER 31,
                                                 -------------------------------
                                                   1998        1997       1996
                                                 --------    --------    -------
                                                     (DOLLARS IN THOUSANDS)
FannieMae pass-through certificates............  $ 61,705    $ 97,146    $19,775
GNMA pass-through certificates.................     5,870       8,037      9,700
FreddieMac participation certificates..........    13,149      37,714     26,713
BPA Commercial Capital L.L.C.
  mortgage-backed security.....................   100,995          --         --
FreddieMac Collateralized Mortgage
  Obligation...................................     8,494          --         --
FannieMae Collateralized Mortgage Obligation...     7,868          --         --
Other..........................................       214         270        484
                                                 --------    --------    -------
     Total.....................................  $198,295    $143,167    $56,672
                                                 ========    ========    =======

     The following table sets forth the contractual maturities and approximate weighted average yields of mortgage-backed securities at December 31, 1998.

                                                               DUE IN
                                   --------------------------------------------------------------
                                   ONE YEAR TO
                                   FIVE YEARS     FIVE TO TEN YEARS    OVER TEN YEARS     TOTAL
                                   -----------    -----------------    --------------    --------
                                                       (DOLLARS IN THOUSANDS)
FannieMae pass-through
  certificates...................    $6,743            $53,757            $  1,205       $ 61,705
GNMA pass-through certificates...        81                 --               5,789          5,870
FreddieMac participation
  certificates...................        --                 --              13,149         13,149
BPA Commercial Capital L.L.C.
  Mortgage-backed security.......        --                 --             100,995        100,995
FreddieMac Collateralized
  Mortgage Obligation............        --                 --               8,494          8,494
FannieMae Collateralized Mortgage
  Obligation.....................        --                 --               7,868          7,868
Other............................        --                 --                 214            214
                                     ------            -------            --------       --------
     Total mortgage-backed
       securities................    $6,824            $53,757            $137,714       $198,295
                                     ======            =======            ========       ========
Weighted average yield...........      7.41%              7.27%               7.26%          7.27%

SOURCES OF FUNDS


     Metropolitan Bank's primary sources of funds are deposits, amortization and repayment of loan principal, borrowings, sales of mortgage loans, sales or maturities of mortgage-backed securities, securities, and short-term investments. Deposits are the principal source of funds for lending and investment purposes. The following paragraphs provide a brief description of the types of accounts offered:


     Passbook and Statement Savings Accounts. Consumers may invest savings in and withdraw savings from regular passbook, tiered passbook and statement savings accounts without restriction. We compound interest on tiered passbook accounts monthly and credit the account monthly. We compound interest on regular passbook and statement savings accounts quarterly and credit the account quarterly.

     Checking Accounts. We offer two interest-bearing checking and one noninterest-bearing checking account for consumers. The noninterest checking requires no minimum balance and has no monthly service fees. The rate paid on the interest checking account depends upon the balance in the account. We can waive monthly service charges on personal interest-bearing checking accounts if the consumer maintains either a $1,000 minimum balance or a greater than $5,000 minimum balance in another deposit account or establish a direct deposit relationship. All accounts have no minimum maturity or penalty for early withdrawal and no restrictions on the size and frequency of the withdrawals or additional deposits. We review the interest rate paid on the interest-bearing checking accounts regularly and adjust the rate based on cash flow projections and market interest rates.

     In connection with loan servicing activities, we maintain custodial checking accounts for principal and interest payments collected for investors monthly and for tax and insurance escrow balances. This remains a recurring but relatively short-term source of funds given the level of loans serviced for others.

     We also offer a commercial checking account. This account is noninterest bearing and is assessed monthly service charges based upon transaction activity levels.

     Certificates of Deposit. We offer fixed rate, fixed term certificates of deposit. Terms are from seven days to five years. There are no regulatory rate ceilings. Certificates of deposit require a penalty for withdrawal prior to maturity dates. These accounts generally bear the highest interest rates of any deposit product offered. We review interest rates offered on certificates of deposit regularly and adjust them based on cash flow projections and market interest rates.

     From time to time, we have accepted certificates of deposit from out-of-state individuals and entities, predominantly financial institutions. These deposits typically have balances of $90,000 to $100,000 and have a term of one year or more. We do not accept these deposits through brokers. At December 31, 1998, these individuals and entities held approximately $166.3 million of certificates of deposits, or 15.8% of total deposits.

     Individual Retirement Accounts ("IRA"). We also offer IRAs. Customers may invest funds in a passbook account or any certificate of deposit we currently offer.

     The following table provides information regarding trends in average deposits for the periods indicated. The noninterest bearing demand deposit category includes principal and interest custodial accounts and taxes and insurance custodial accounts for loans serviced for FreddieMac, FannieMae and private investors.

                                                                  DECEMBER 31,
                              ------------------------------------------------------------------------------------
                                        1998                          1997                         1996
                              -------------------------   ----------------------------   -------------------------
                                         PERCENT                      PERCENT                       PERCENT
                              AVERAGE      OF      RATE   AVERAGE        OF       RATE   AVERAGE      OF      RATE
                               AMOUNT     TOTAL    PAID    AMOUNT      TOTAL      PAID    AMOUNT     TOTAL    PAID
                              --------   -------   ----   --------   ----------   ----   --------   -------   ----
                                                             (DOLLARS IN THOUSANDS)
Noninterest-bearing demand
  deposits..................  $ 51,385      6.1%          $ 38,837       5.8%            $ 31,248      5.5%
Interest bearing deposits:
  Demand deposits...........    45,980      5.5    2.75%    39,965       5.9      2.66%    36,273      6.4    2.64%
  Savings deposits..........   184,907     21.9    4.54    170,362      25.2      4.56    169,866     30.2    4.79
  Time deposits.............   560,010     66.5    5.87    426,450      63.1      5.93    325,960     57.9    5.83
                              --------    -----           --------     -----             --------    -----
    Total interest-bearing
       deposits.............   790,897     93.9    5.38    636,777      94.2      5.36    532,099     94.5    4.97
                              --------    -----           --------     -----             --------    -----
    Total average
       deposits.............  $842,282    100.0%          $675,614     100.0%            $563,347    100.0%
                              ========    =====           ========     =====             ========    =====


     Deposits increased 42.5% to $1.1 billion at December 31, 1998 from a year earlier. This increase was consistent with the overall growth of Metropolitan Bank. The increase was primarily due to a 50.8% increase in time deposits to $720.8 million. During the same period, Metropolitan Bank experienced overall growth in other types of savings accounts.


     The following table shows rate and maturity information for certificates of deposit as of December 31, 1998.

                                                                                                 PERCENT OF
                                  2.00-4.99%   5.00-5.99%   6.00-6.99%   7.00-8.99%    TOTAL       TOTAL
                                  ----------   ----------   ----------   ----------   --------   ----------
                                                           (DOLLARS IN THOUSANDS)
CERTIFICATE ACCOUNTS MATURING IN
  QUARTER ENDING:
March 31, 1999..................   $35,159      $ 99,440     $ 68,790     $   355     $203,744      28.3%
June 30, 1999...................    13,833       106,047       33,787          78      153,745      21.3
September 30, 1999..............       834        53,522        8,521          --       62,877       8.7
December 31, 1999...............     4,573        80,689       25,509       1,472      112,243      15.6
March 31, 2000..................       656        39,042       21,761       5,262       66,721       9.3
June 30, 2000...................       341        13,370        8,504          29       22,244       3.1
September 30, 2000..............         5        16,583        2,351       8,436       27,375       3.8
December 31, 2000...............        --        26,786        2,167       1,222       30,175       4.2
March 31, 2001..................        --        13,914        2,351         134       16,399       2.3
June 30, 2001...................        --         6,753          637          --        7,390       1.0
September 30, 2001..............        --         2,768          220          --        2,988       0.4
December 31, 2001...............        --         2,378           28          --        2,406       0.3
Thereafter......................        --         8,102        3,966         396       12,464       1.7
                                   -------      --------     --------     -------     --------     -----
     Total......................   $55,401      $469,394     $178,592     $17,384     $720,771     100.0%
                                   =======      ========     ========     =======     ========     =====
Percent of total................       7.7%         65.1%        24.8%        2.4%

     The following table shows the remaining maturity for time deposits of $100,000 or more as of December 31, 1998.

                                                               DECEMBER 31, 1998
                                                             ----------------------
                                                             (DOLLARS IN THOUSANDS)
Three months or less.....................................           $ 34,994
Over three through six months............................             24,130
Over six through twelve months...........................             32,889
Over twelve months.......................................             37,417
                                                                    --------
     Total...............................................           $129,430
                                                                    ========

     In addition to deposits, we rely on borrowed funds. The discussion below describes our current borrowings.

     Subordinated Note Offering. In December 1995, we issued subordinated notes with an aggregate principal balance of $14.0 million through a public offering. The interest rate on the notes is 9.625%. We pay interest monthly. We will repay these subordinated notes at a premium with a portion of the proceeds of this offering. These subordinated notes are unsecured.


     Line of Credit. We have a commercial line of credit agreement with a commercial bank. The maximum borrowing under the line is $12.0 million. We modified the agreement during 1998 to increase the borrowing limit from $4.0 million. The line matures May 30, 1999, but we can renew the line annually as agreed by both parties. The interest rate on the line of credit is tied to LIBOR or prime at our option. As collateral for the loan, our largest shareholder, Robert Kaye, has agreed to pledge a portion of his shares of common stock of Metropolitan in an amount at least equal in value to 200% of any outstanding balance. At December 31, 1998, the outstanding balance under this agreement was $8.0 million.



     Federal Home Loan Bank Advances. The Federal Home Loan Bank makes funds available for housing finance to eligible financial institutions like Metropolitan Bank. The Federal Home Loan Bank generally limits advances to 50% of assets from all borrowing sources. We collateralize advances by any combination of the following assets and collateralization rates: one- to four-family first mortgage loans, not past due greater than 90 days, pledged on a blanket basis at 150% of the advance amount, specifically identified residential mortgage loans at 125% of the advance amount and various types of investment and mortgage-backed securities at rates ranging from 101% to 110% of the advance amount. We pledge Federal Home Loan Bank stock owned by Metropolitan Bank as additional collateral, but this stock is not available as primary collateral. The aggregate balance of assets pledged as collateral for Federal Home Loan Bank advances at December 31, 1998 was $184.0 million.



     Reverse Repurchase Agreements. From time to time, Metropolitan Bank borrows funds by using its investment or mortgage-backed securities to issue reverse repurchase agreements. This type of borrowing provides an alternative source of funds to Federal Home Loan Bank borrowings and at times, more favorable rates. The aggregate balance of mortgage-backed securities pledged as collateral for reverse repurchase agreements at December 31, 1998 was $87.7 million.

     The following table shows the maximum month-end balance, the average balance, and the ending balance of borrowings during the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1998       1997       1996
                                                  --------    -------    -------
                                                      (DOLLARS IN THOUSANDS)
MAXIMUM MONTH-END BALANCE:
FHLB advances...................................  $119,000    $73,700    $75,150
1993 subordinated notes.........................     4,874      4,874      4,874
1995 subordinated notes.........................    14,000     14,000     14,000
Line of credit..................................     8,000      4,000         --
Reverse repurchase agreements...................    97,983     74,496     23,500
AVERAGE BALANCE:
FHLB advances...................................  $ 65,714    $59,325    $50,546
1993 subordinated notes.........................     1,999      4,874      4,874
1995 subordinated notes.........................    14,000     14,000     14,000
Line of credit..................................     2,147        114         --
Reverse repurchase agreements...................    70,368     38,843      4,480
ENDING BALANCE:
FHLB advances...................................  $111,236    $41,000    $59,500
1993 subordinated notes.........................                4,874      4,874
1995 subordinated notes.........................    14,000     14,000     14,000
Line of credit..................................     8,000      1,500         --
Reverse repurchase agreements...................    82,250     74,496     23,500

     The following table provides the interest rates of borrowings during the periods indicated.

WEIGHTED AVERAGE INTEREST RATE:
FHLB advances..........................................   5.68%    5.65%    5.43%
1993 subordinated notes................................  10.47    10.47    10.47
1995 subordinated notes................................  10.48    10.48    10.48
Line of credit.........................................   8.49     8.98       --
Reverse repurchase agreements..........................   5.66     5.73     5.61

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN METROPOLITAN'S JUNIOR SUBORDINATED DEBENTURES

     During 1998, Metropolitan's wholly owned subsidiary, Metropolitan Capital Trust I, issued 2,775,000 shares ($10 liquidation amount per security) of 8.60% cumulative trust preferred securities. Metropolitan Capital Trust I invested the total proceeds from the sale of the 8.60% cumulative trust preferred securities in the 8.60% guaranteed preferred beneficial interests in junior subordinated debentures of Metropolitan. These debentures mature on June 30, 2028. We are amortizing total issuance costs of $1.4 million on a straight-line basis over the life of the junior subordinated debentures. The 8.60% cumulative trust preferred securities are listed on the Nasdaq Stock Market's National Market under the symbol "METFP." At December 31, 1998, the outstanding balance of the junior subordinated debentures was $27.8 million. The average balance outstanding during 1998 was $18.6 million. The weighted average rate was 8.79%.

COMPETITION


     Metropolitan Bank faces strong competition both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, mortgage companies, credit unions, finance companies, and insurance companies. Metropolitan Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the type of loans it originates, and the quality of services it provides to borrowers. Some of Metropolitan Bank's competitors, however, have higher lending limits and substantially greater financial resources than Metropolitan Bank.



     Metropolitan Bank attracts its deposits through its retail sales offices, primarily from the communities in which those retail sales offices are located. Therefore, competition for those deposits is principally from other savings institutions, commercial banks, credit unions, mutual funds, and brokerage companies located in the same communities. Metropolitan Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, convenient branch locations, and high quality service.


EMPLOYEES

     At December 31, 1998, we had a total of 354 employees, including part-time and seasonal employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be excellent.

                           REGULATION AND SUPERVISION

INTRODUCTION


     Metropolitan is a savings and loan holding company within the meaning of the Home Owners' Loan Act. As a savings and loan holding company, we are subject to the regulations, examination, supervision, and reporting requirements of the Office of Thrift Supervision. Metropolitan Bank, an Ohio-chartered savings and loan association, is a member of the Federal Home Loan Bank System. Its deposits are insured by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund. Metropolitan Bank is subject to examination and regulation by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the Ohio Division of Financial Institutions. Metropolitan Bank must comply with regulations regarding matters such as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. The purpose of this examination and regulation is primarily to protect depositors.



     The descriptions of the statutes and regulations which are applicable to Metropolitan and Metropolitan Bank and the effects of the statutes and regulations are summarized below and elsewhere in this prospectus. This summary does not purport to be a complete description of the statutes and regulations and their effects on Metropolitan or Metropolitan Bank. In addition, this summary does not identify every statute and regulation that may apply to Metropolitan or Metropolitan Bank.


METROPOLITAN

     As a savings and loan holding company, we are subject to restrictions relating to our activities and investments. Among other things, we are generally prohibited, either directly or indirectly, from acquiring control of any other savings association or savings and loan holding company, without prior approval of the Office of Thrift Supervision, and from acquiring more than 5% of the voting stock of any savings association or savings and loan holding company which is not a subsidiary.


     Similarly, a person must obtain Office of Thrift Supervision approval prior to that person's acquiring control of Metropolitan Bank or Metropolitan. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the institution or the holding company. Control is presumed to exist if, among other things, a person acquires more than 10% of any class of voting stock (or 25% of any class of stock) and is subject to any certain specified "control factors." This presumption is rebuttable.



METROPOLITAN BANK


     General. The Office of Thrift Supervision also has enforcement authority over all savings associations. This enforcement authority includes the ability to impose penalties for and to seek correction of violations of laws and regulations and unsafe or unsound practices. This authority includes the power to assess civil money penalties, issue cease and desist or removal and prohibition orders against an institution, its directors, officers or employees and other persons, or initiate injunctive actions.


     As a lender and a financial institution, Metropolitan Bank is subject to various regulations promulgated by the Federal Reserve Board including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation F (Interbank Liabilities), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds), and Regulation DD (Truth in Savings). As lenders of loans secured by real property, and as owners of real property, financial institutions, including Metropolitan Bank, are subject to compliance with various statutes and regulations applicable to property owners generally. These statutes and regulations include statutes and regulations relating to the environmental condition of the property.



     Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation. Metropolitan Bank is a member of the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation insures deposits up to applicable limits and the full faith and credit of the United States Government back such insurance. As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance premiums and conducts examinations of and requires reporting by Federal Deposit Insurance Corporation-insured institutions. It also may prohibit any Federal Deposit Insurance Corporation-insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious risk to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings associations, after giving the Office of Thrift Supervision an opportunity to take such action. It may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.


     Under the Federal Deposit Insurance Corporation risk-based deposit insurance assessment system all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation.

Under the system, institutions classified as well-capitalized and requiring little supervision would pay the lowest premium. Institutions classified as undercapitalized and requiring substantial supervision would pay the highest premium. The Federal Deposit Insurance Corporation makes a risk classification of all insured institutions for each semi-annual assessment period. Effective January 1, 1997, the Savings Association Insurance Fund assessment rates are identical to those for Bank Insurance Fund insured institutions.


     In addition to its authority to assess risk-based premiums for deposit insurance, the Federal Deposit Insurance Corporation has assessment authority to collect funds from Federal Deposit Insurance Corporation-insured institutions sufficient to pay interest on Financing Corporation bonds. The Deposit Insurance Funds Act of 1996 authorized the Financing Corporation to assess both Bank Insurance Fund- and Savings Association Insurance Fund-insured deposits. It also required the Bank Insurance Fund rate to equal one-fifth the Savings Association Insurance Fund rate through 1999, or until the insurance funds were merged, whichever occurs first. After that time, Bank Insurance Fund- and Savings Association Insurance Fund-insured deposits will be assessed the same rate. Thus, Savings Association Insurance Fund institutions, such as Metropolitan Bank, will continue to be subject to a greater burden than Bank Insurance Fund institutions through 1999.



     In addition, the Deposit Insurance Funds Act of 1996 required the merger of the Bank Insurance Fund and Savings Association Insurance Fund into a single insurance by January 1, 1999 assuming certain pre-conditions. Those pre-conditions were not met and a timetable for merger of the Bank Insurance Fund and Savings Association Insurance Fund has not been established. In connection with the merger of the Bank Insurance Fund and the Savings Association Insurance Fund, Savings Association Insurance Fund-insured institutions could be forced to convert to state bank charters or national bank charters. If that proposal became law, Metropolitan would become a bank holding company. As a result, Metropolitan would be subject to regulation by the Federal Reserve Board. That regulation imposes capital requirements on bank holding companies.



     Regulatory Capital Requirements. The capital regulations of the Office of Thrift Supervision establish a "leverage limit," a "tangible capital requirement," and a "risk-based capital requirement." In addition, the Office of Thrift Supervision may establish, on a case by case basis, individual minimum capital requirements for a savings association which vary from the requirements that would otherwise apply under the Capital Regulations. The Office of Thrift Supervision has not established an individual minimum capital requirements for Metropolitan Bank.


     A savings association which fails to meet one or more of the applicable capital requirements is subject to various regulatory limitations and sanctions, including a prohibition on growth and the issuance of a capital directive by the Office of Thrift Supervision. A capital directive could include requiring the following:

     - an increase in capital;

     - reduction of rates paid on savings accounts;

     - cessation of or limitations on deposit-taking and lending;

     - limitations on operational expenditures;

     - an increase in liquidity; and

     - such other actions deemed necessary or appropriate by the Office of Thrift Supervision.

     In addition, a conservator or receiver may be appointed under these circumstances.

     The leverage limit currently requires a savings association to maintain "core capital" of not less than 3% of adjusted total assets. The Office of Thrift Supervision has taken the position, however, that the prompt corrective action regulation has effectively raised the leverage ratio requirement for all but the most highly-rated institutions. The leverage ratio has in effect increased to 4% since an institution is "undercapitalized" if, among other things, its leverage ratio is less than 4%.

     The tangible capital requirement requires a savings association to maintain "tangible capital" in an amount not less than 1.5% of adjusted total assets.

     The risk-based capital requirement generally provides that a savings association must maintain total capital in an amount at least equal to 8.0% of its risk-weighted assets. The risk-based capital regulations are similar to those applicable to national banks. The regulations assign each asset and certain off-balance sheet assets held by a savings association to one of four risk-weighting categories, based upon the degree of credit risk associated with the particular type of asset.

     Each bank regulatory agency and the Office of Thrift Supervision review each of their capital standards every two years. The purpose of this review is to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds. Each bank regulatory agency and the Office of Thrift Supervision revise each of their risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of non-traditional activities.


     At December 31, 1998, Metropolitan Bank complied with each of the tangible capital, the core capital, and the risk-based capital requirements. The following table presents Metropolitan Bank's regulatory capital position at December 31, 1998.


                                                                  PERCENT OF ASSETS
                                                                   AS DEFINED FOR
                                                      AMOUNT      EACH CAPITAL TEST
                                                      -------    -------------------
                                                          (DOLLARS IN THOUSANDS)
Tangible capital....................................  $84,935           6.26%
Tangible capital requirement........................   20,361           1.50
                                                      -------           ----
Excess..............................................  $64,574           4.76%
                                                      =======           ====
Core capital........................................  $85,113           6.27%
Core capital requirement............................   54,296           4.00
                                                      -------           ----
Excess..............................................  $30,817           2.27%
                                                      =======           ====
Risk-based capital..................................  $89,086           8.22%
Risk-based capital requirement......................   86,731           8.00
                                                      -------           ----
Excess..............................................  $ 2,355           0.22%
                                                      =======           ====


     Metropolitan Bank is also subject to the capital adequacy requirements under the Federal Deposit Insurance Corporation Investment Act of 1991. The additional capital adequacy ratio imposed under Federal Deposit Insurance Corporation Investment Act is the Tier 1 capital to risk adjusted assets ratio. This ratio must be at least 6.0% for a "well capitalized" institution. At December 31, 1998, the Tier 1 risk-based capital ratio of Metropolitan Bank was 7.85%.


     Prompt Corrective Action. Banks and savings associations are classified into one of five categories based upon capital adequacy, ranging from "well-capitalized" to "critically undercapitalized." Generally, the regulations require the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

     The federal banking agencies have issued a joint rule under which, in general, an institution is:

     - "well capitalized" if it has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater, leverage ratio of 5% or greater, and is not subject to an order or other supervisory directive to meet and maintain a specific capital level for any capital measure;

     - "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater, and leverage ratio of 4% or greater (3% or greater if rated Composite 1 under the CAMELS rating system);

     - "undercapitalized" if it has total risk-based capital of less than 8%, Tier 1 risk-based capital of less than 4%, or a leverage ratio of less than 4% (3% if rated Composite 1 under the CAMELS rating system);

     - "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3%, or a leverage ratio of less than 3%; and

     - "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%.


     Based on these requirements, Metropolitan Bank is an "adequately capitalized" institution.


     The appropriate federal banking agency has the authority to reclassify a well-capitalized institution as adequately capitalized. In addition, the agency may treat an adequately capitalized or undercapitalized institution as if it were in the next lower capital category, if the agency determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings, or liquidity in its most recent examination. As a result of such reclassification or determination, the appropriate federal banking agency may require an adequately capitalized or under-capitalized institution to comply with mandatory and discretionary supervisory actions. A significantly undercapitalized savings association may not be reclassified, however, as critically undercapitalized.

     Restrictions on Dividends and Other Capital Distributions. Savings association subsidiaries of holding companies generally are required to provide their Office of Thrift Supervision Regional Director not less than thirty days' advance notice of any proposed declaration of a dividend on the association's stock. Any dividend declared within the notice period, or without giving the prescribed notice, is invalid. In some circumstances, an association may be required to provide their Office of Thrift Supervision regional director with an application for a proposed declaration of a dividend on the association's stock.

     The Office of Thrift Supervision regulations impose limitations upon certain "capital distributions" by savings associations. These distributions include cash dividends, payments to repurchase or otherwise acquire an association's shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital.

     An application is required if:

     - the proposed capital distribution for a calendar year exceeds an association's net income for that year to date plus its retained net income for the preceding two years;

     - the association would not be at least adequately capitalized following the distribution; or

     - the proposed capital distribution would violate a prohibition contained in any statute or regulation, or an agreement between the association and the Office of Thrift Supervision.

     A notice is required if the association is not required to file an application as described above, but:

     - the association would not be well capitalized following the distribution;

     - the proposed capital distribution will reduce or retire any part of common or preferred stock or any part of debt instruments included in capital; or

     - the association is a subsidiary of a savings and loan holding company.

     The Office of Thrift Supervision retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the Office of Thrift Supervision determines that the capital distribution would constitute an unsafe or unsound practice. The regulation also states that the capital distribution limitations apply to direct and indirect distributions to affiliates, including those occurring in connection with corporate reorganizations.

     Under the "prompt corrective action" provisions, a Federal Deposit Insurance Corporation-insured institution may not make a "capital distribution," which includes, among other things, cash dividends and stock purchases, if, after making the distribution, the institution would be "undercapitalized" for such purposes.


     Liquidity. Federal regulations currently require savings associations to maintain, for each calendar month, an average daily balance of liquid assets equal to at least 4% of the ending or average daily balance of deposit accounts with maturities less than a year and short-term borrowings with maturities less than a year. Liquid assets include cash, certain time deposits, bankers' acceptances, and specified United States Government, state or federal agency obligations. From time to time, the Office of Thrift Supervision may change this liquidity requirement to an amount within a range of 4% to 10% of such accounts and borrowings depending upon economic conditions and the deposit flows of savings associations. The Office of Thrift Supervision may impose monetary penalties for failure to meet liquidity ratio requirements. At December 31, 1998, the liquidity ratio of Metropolitan Bank was 5.04%. This ratio exceeded the applicable requirement.


     Qualified Thrift Lender Test. Pursuant to the Qualified Thrift Lender test, a savings institution must invest at least 65% of its portfolio assets in qualified thrift investments on a monthly average basis on a rolling 12-month look-back basis. Portfolio assets are an institution's total assets less goodwill and other intangible assets, the institution's business property, and a limited amount of the institution's liquid assets.

     A savings association's failure to remain a Qualified Thrift Lender may result in: a) limitations on new investments and activities; b) imposition of branching restrictions; c) loss of Federal Home Loan Bank borrowing privileges; and d) limitations on the payment of dividends. If a savings institution that is a subsidiary of a savings and loan holding company fails to regain Qualified Thrift Lending status within one year of its loss of such status, the holding company must register as, and will be deemed to be, a bank holding company. As a result, it will be subject to, among other things, the business activity restrictions and capital regulations of the Bank Holding Company Act.



     The qualified thrift investments of Metropolitan Bank were in excess of 67.2% of its portfolio assets as of December 31, 1998.



     Ohio Regulation. As a savings and loan association organized under the laws of the State of Ohio, Metropolitan Bank is subject to regulation by the Ohio Division of Financial Institutions. Regulation by the Ohio Division of Financial Institutions affects the internal organization of Metropolitan Bank as well as its savings, mortgage lending, and other investment activities. Periodic examinations by the Ohio Division of Financial Institutions are usually conducted on a joint basis with the Office of Thrift Supervision. Ohio law requires Metropolitan Bank to maintain federal deposit insurance as a condition of doing business.


     Under Ohio law and regulations, an Ohio association may invest in loans and interests in loans, secured or unsecured, of any type or amount for any purpose, subject to requirements including but not limited to:

     - loans secured by liens on income-producing real estate may not exceed 20% of an association's assets;

     - all loans for educational purposes may not exceed 5% of an association's assets;

     - consumer loans, commercial paper and corporate debt securities may not exceed 20% of an association's assets; and

     - loans for commercial, corporate, business or agricultural purposes may not exceed 10% of an association's assets (subject to certain exceptions).

     In addition, no association may make loans for the acquisition and development of undeveloped or partially developed land for primarily residential use to one borrower in excess of 2% of assets of the association. The total investment in commercial paper or corporate debt of any issuer cannot exceed 1% of an association's assets, with certain exceptions.

     Ohio law authorizes Ohio-chartered associations to, among other things:

     - invest up to 15% of assets in the capital stock, obligations and other securities of service corporations organized under the laws of Ohio, and an additional 20% of net worth may be invested in loans to majority owned service corporations;

     - invest up to 10% of assets in corporate equity securities, bonds, debentures, notes, or other evidence of indebtedness;

     - exceed limits otherwise applicable to certain types of investments (other than investments in service corporations) by between 3% and 10% of assets, depending upon the level of the institution's permanent stock, general reserves, surplus and undivided profits; and

     - invest up to 15% of assets in any loans or investments not otherwise specifically authorized or prohibited, subject to authorization by the institution's board of directors.

     An Ohio association may invest in real property as its board of directors deems necessary or convenient for the conduct of the business of the association. However, the amount invested may not exceed the net worth of the association at the time the investment is made. Additionally, an association may invest an amount equal to 10% of its assets in any other real estate. This limitation does not apply, however, to real estate acquired by foreclosure, conveyance in lieu of foreclosure, or other legal proceedings in relation to loan security interests.


     Notwithstanding the above powers authorized under Ohio law and regulation, a state-chartered savings association, such as Metropolitan Bank, is subject to limitations on its permitted activities and investments under federal law. These limitations may restrict the ability of an Ohio-chartered association to engage in activities and make investments otherwise authorized under Ohio law.


     Ohio has adopted a statutory limitation on the acquisition of control of an Ohio savings and loan association which requires the written approval of the Division prior to the acquisition by any person or entity of a controlling interest in an Ohio association. For purposes of Ohio law, control exists when any person or entity, either directly or indirectly, or acting in concert with one or more other persons or entities, owns, controls, holds with power to vote, or holds proxies representing, 15% or more of the voting shares or rights of an association, or controls in any manner the election or appointment of a majority of the directors.

     Under certain circumstances, interstate mergers and acquisitions involving associations incorporated under Ohio law are permitted by Ohio law. A savings and loan association or savings and loan holding company with its principal place of business in another state may acquire a savings and loan association or savings and loans holding company incorporated under Ohio law if laws of that other state permit an Ohio savings and loan association or an Ohio holding company reciprocal rights.

     Ohio law requires prior written approval of the Ohio Division of Financial Institution of a merger of an Ohio association with another savings and loan association or a holding company affiliate.

FEDERAL AND STATE TAXATION


     The following discussion of tax matters is only a summary and does not purport to be a comprehensive description of the tax rules applicable to Metropolitan or Metropolitan Bank.



     Savings associations such as Metropolitan Bank are generally taxed in the same manner as other corporations. For taxable years beginning prior to January 1, 1996, savings associations such as Metropolitan Bank which met certain definitional tests primarily relating to their assets and the nature of their supervision and business operations were permitted to establish a reserve for bad debts and to make annual additions to it, which additions may, within specified formula limits, be deducted in arriving at taxable income. Metropolitan Bank's bad debt deduction for qualifying real property loans, which are generally loans secured by interests in real property, may have been computed using an amount based on Metropolitan Bank's actual loss experience, or a percentage equal to 8% of Metropolitan

Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the reserve for nonqualifying loans. Metropolitan Bank's bad debt deduction for nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the actual loss experience of Metropolitan Bank over a period of several years. Each year Metropolitan Bank selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.



     Legislation enacted during 1996 repealed the existing reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As a result, savings associations may no longer calculate their deduction for bad debts using the percentage of taxable income method. Instead, savings associations like Metropolitan Bank with more than $500 million in assets must compute their deduction for bad debts based on specific charge-offs during the taxable year. This legislation also requires a savings association (or its controlled group) with assets of more than $500 million to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves for qualifying real property loans and nonqualifying loans, thereby generating additional tax liability. The recapture may be suspended for up to two years if, during those years, the savings association satisfies a residential loan requirement.



     In addition to the regular income tax, corporations, including savings associations such as Metropolitan Bank, generally are subject to an alternative minimum tax. An alternative minimum tax is imposed at a tax rate of 20% on alternative minimum taxable income ("AMTI"), which is the sum of a corporation's regular taxable income with certain adjustments and tax preference items, less any available exemption. Adjustments and preferences include depreciation deductions in excess of those allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), and, for 1990 and succeeding years, 75% of the difference (positive or negative) between adjusted current earnings ("ACE") and AMTI. Any ACE reductions to AMTI are limited to prior aggregate ACE increases to AMTI. ACE equals pre-adjustment
AMTI: (a) increased or decreased by certain ACE adjustments; which include tax-exempt interest on municipal bonds, depreciation deductions in excess of those allowable for ACE purposes and, in certain cases, the dividend received deduction, and (b) determined without regard to the ACE adjustment and the alternative tax net operating loss. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax, and alternative tax net operating losses can offset no more than 90% of AMTI. The payment of alternative minimum tax will give rise to a minimum tax credit which will be available with an indefinite carry forward period to reduce federal income taxes in future years (but not below the level of alternative minimum tax arising in each of the carry forward years).



     Metropolitan, Metropolitan Bank and other includable subsidiaries file consolidated federal income tax returns on a December 31 calendar year basis using the accrual method of accounting. The Internal Revenue Service has audited Metropolitan, Metropolitan Bank and other includable subsidiaries through December 31, 1994.



     Metropolitan Bank is subject to the Ohio corporate franchise tax. As a financial institution, Metropolitan Bank computes its franchise tax based on its net worth. Under this method, Metropolitan Bank will compute its Ohio corporate franchise tax by multiplying its net worth (as determined under generally accepted accounting principles) as specifically adjusted pursuant to Ohio law, by the applicable tax rate, which is currently 1.4% and will drop to 1.3% for tax years 2000 and thereafter. As an Ohio-chartered savings and loan association, Metropolitan Bank also receives a credit against the franchise tax for a portion of the state supervisory fees paid by it.



     Metropolitan, at the holding company level, is subject to an Ohio corporation franchise tax payable in an amount equal to the greater of a specified percentage of net income (currently 5.1% of the first $50,000 and 8.5% of the remainder, with an additional add-on tax not to exceed $5,000) or a specified percentage of net worth (currently approximately 0.4%, with a cap on the net worth tax of $150,000, plus an add-on tax not to exceed $5,000). In calculating net income for this purpose, dividends from wholly-owned subsidiaries, such as Metropolitan Bank, would be excluded. Beginning with the 1999 tax year, Metropolitan may be exempt from the net worth portion of the franchise tax if it satisfies the requirements, including appropriate election, to be treated as a qualified holding company.


PROPERTIES

     Our executive office is leased under an agreement that extends through December 31, 2000. It is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124. We have executed an option to purchase land in Highland Hills, Ohio. We have preliminary plans to build an executive office at the location. We anticipate that design of the office will take place during 1999 and construction will be completed during 2000. We operate seventeen branch locations. We lease seven of these locations under long-term lease agreements with various parties. We own the other ten branches, located in Cleveland, Euclid, Willoughby Hills, Mayfield Heights, Macedonia, Cleveland Heights, Hudson, Aurora, Stow, and Twinsburg, Ohio. In addition, we own land in Auburn and Medina, and land and a building in Willoughby. We plan on using these sites, along with leased space in Beachwood, Ohio, for future full service retail offices. The Bank currently leases office space for its loan production offices in North Olmsted and Cincinnati, Ohio, Grosse Point and West Bloomfield, Michigan, and Pittsburgh, Pennsylvania. We are planning future loan production offices for Columbus, North Canton and Fairlawn, Ohio, in 1999.

LEGAL PROCEEDINGS


     Metropolitan Bank is involved in various legal proceedings incidental to the conduct of its business. We do not expect that any of these proceedings will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT


     The following table provides the names of and certain information, including any positions held with Metropolitan Bank, with respect to the director nominees for election at the Corporation's 1999 Annual Meeting and the directors.



                                                                     POSITIONS CURRENTLY HELD WITH
                                          DIRECTOR   FOR TERM        METROPOLITAN AND METROPOLITAN
      NOMINEES FOR DIRECTOR         AGE    SINCE     TO EXPIRE                   BANK
      ---------------------         ---   --------   ---------   -------------------------------------
Malvin E. Bank....................  68      1991       2002      Secretary, Assistant Treasurer and
                                                                 Director of Metropolitan and
                                                                 Secretary and Director of
                                                                 Metropolitan Bank
Robert M. Kaye....................  61      1987       2002      Chairman of Metropolitan and Chairman
                                                                 of Metropolitan Bank
David G. Lodge....................  59      1991       2002      President, Assistant Secretary,
                                                                 Assistant Treasurer and Director of
                                                                 Metropolitan and President and
                                                                 Director of Metropolitan Bank
David P. Miller...................  66      1992       2002      Treasurer, Assistant Secretary and
                                                                 Director of Metropolitan and Director
                                                                 of Metropolitan Bank



                                                                     POSITIONS CURRENTLY HELD WITH
                                             DIRECTOR     TERM       METROPOLITAN AND METROPOLITAN
        CONTINUING DIRECTORS           AGE    SINCE     EXPIRING                  BANK
        --------------------           ---   --------   --------   ----------------------------------
Robert R. Broadbent..................  77      1992       2001     Director of Metropolitan and
                                                                   Metropolitan Bank
Marjorie M. Carlson..................  58      1994       2001     Director of Metropolitan and
                                                                   Metropolitan Bank
James A. Karman......................  61      1992       2001     Director of Metropolitan and
                                                                   Metropolitan Bank
Ralph D. Ketchum.....................  72      1991       2001     Director of Metropolitan and
                                                                   Metropolitan Bank
Lois K. Goodman......................  65      1994       2000     Director of Metropolitan and
                                                                   Metropolitan Bank
Marguerite B. Humphrey...............  57      1994       2000     Director of Metropolitan and
                                                                   Metropolitan Bank
Alfonse M. Mattia....................  57      1996       2000     Director of Metropolitan and
                                                                   Metropolitan Bank


     During the past five years, the business experience of each of the director nominees, directors and executive officers has been as follows:

NOMINEES


     Mr. Bank has served as a Director and as Secretary of Metropolitan and Metropolitan Bank since 1991. Mr. Bank also serves as Assistant Treasurer of Metropolitan. Mr. Bank is a senior partner with the Cleveland law firm of Thompson Hine & Flory LLP. Mr. Bank serves as a Director of Oglebay Norton Company. Mr. Bank also serves as a Trustee of Case

Western Reserve University, The Holden Arboretum, Chagrin River Land Conservancy, Cleveland Center for Research in Child Development, Hanna Perkins School, and numerous other civic and charitable organizations and foundations.


     Mr. Kaye has served as Chairman and Chief Executive Officer of Metropolitan and Metropolitan Bank since 1987. He has also served as President of Planned Residential Communities, Inc. since 1960. Planned Residential Communities, Inc. is actively engaged in every aspect of multifamily housing from new construction and rehabilitation to acquisition and management. Mr. Kaye serves as a member of the Board of Directors of Community Bank of New Jersey. He has also been a member of the Corporate Council of the Cleveland Museum of Art since its inception in 1993 and has been a member of the Board of Trustees of the College of New Jersey since 1980 and of The Peddie School since 1988.



     Mr. Lodge joined Metropolitan in December 1988 as Executive Vice President. He has served as President of Metropolitan and Metropolitan Bank since August 1991. Mr. Lodge has also served as Director of Metropolitan and Metropolitan Bank since 1991 and as Assistant Secretary and Assistant Treasurer of Metropolitan since 1992. Mr. Lodge has served as a Director of University Circle Incorporated and Vocational Guidance Services since 1994 and became a member of the Board of Trustees of The Cleveland Playhouse in June 1995.



     Mr. Miller has served as a Director of Metropolitan and Metropolitan Bank since 1992. Mr. Miller also serves as Treasurer and Assistant Secretary of Metropolitan. Since 1986, Mr. Miller has been the Chairman and Chief Executive Officer of Columbia National Group, Inc., a Cleveland- based scrap and waste materials wholesaler and steel manufacturer. He is currently commissioner of the Ohio Lottery.


CONTINUING DIRECTORS


     Mr. Broadbent has served as a Director of Metropolitan and Metropolitan Bank since 1992. From 1984 to 1989, Mr. Broadbent served as Chairman and Chief Executive Officer of The Higbee Company, a Cleveland-based clothing and housewares retailer. Mr. Broadbent served as the Chairman of the Rock and Roll Hall of Fame Museum, Inc. until May 1994 and is now on the advisory board. Mr. Broadbent also serves as a Director of PICO Holdings, Inc., as well as a Trustee of the Murphy Foundation.



     Ms. Carlson has served as a Director of Metropolitan and Metropolitan Bank since 1994. She is the retired Director of Development for the Cleveland Foundation. Ms. Carlson is a member of the Board of Trustees of the College of Wooster, the Musical Arts Association and Playhouse Square Foundation.



     Ms. Goodman has served as a Director of Metropolitan and Metropolitan Bank since 1994. Since 1990, she has been President of the Work & Family Consulting Group, Inc., a consulting service for employers on managing working families. Ms. Goodman is also a member of the Board of Trustees for the Cleveland Opera, the Jewish Community Federation, Starting Point and Eldred Theater.



     Ms. Humphrey has served as a Director of Metropolitan and Metropolitan Bank since 1994. Ms. Humphrey developed and implemented workshops for trustee education for the Cultural Arts Trustee Forum at the Cleveland Mandel Center from 1992 to 1995. She is a trustee for the American Symphony Orchestra League, the Cleveland Institute of Music, the Musical Arts Association, Rainbow Babies and Children's Hospital and the Cleveland Zoological Society.

     Mr. Karman has served as a Director of Metropolitan and Metropolitan Bank since 1992. Mr. Karman has been affiliated with RPM, Inc. since 1963, and in 1978 he became President of RPM, Inc., a manufacturer of protective coatings, sealants and specialty chemicals. Mr. Karman serves as a member of the Board of Directors of RPM, Inc., A. Schulman, Inc. and Shiloh Industries, Inc. Mr. Karman also serves as a member of the Board of Trustees of the Boys & Girls Club of Cleveland, Boys Hope, The Western Reserve Historical Society and is a member of the Corporate Council, Cleveland Museum of Art.



     Mr. Ketchum has served as a Director of Metropolitan and Metropolitan Bank since 1991. Since 1987, Mr. Ketchum has been President of RDK Capital Inc., a general partner in a partnership formed for the purposes of acquiring and managing companies serving the aircraft industry. Prior to that time, he was a Senior Vice President and Group Executive for the General Electric Company, Lighting Group. Mr. Ketchum is also a member of the Board of Directors of Oglebay Norton Company, Thomas Industries, Inc. and Lithium Technologies, Inc.



     Mr. Mattia has served as a consultant to Metropolitan Bank since 1987 and as a Director of Metropolitan and Metropolitan Bank since 1996. Mr. Mattia is a CPA and a founding partner of Amper, Politziner & Mattia, a New Jersey-based accounting and consulting firm. Mr. Mattia serves on the Assurance Services Executive Committee of the AICPA and is co-Chairman of the Rutgers University Family Business Forum. Mr. Mattia also serves as a director of United Heritage Bank.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


     Judith L. Zawacki Adam, 43, has been Senior Vice President -- Finance and Accounting and Chief Financial Officer of Metropolitan Bank since September 1997. Prior to that, Ms. Adam held the position of Vice President -- Finance with Metropolitan Bank from 1992 to September 1997.



     Lloyd W. W. Bell, Jr., 57, has been Senior Vice President -- Chief Lending Officer of Metropolitan Bank since July 1998. Prior to that, Mr. Bell, Jr. held the position of Senior Vice President -- Commercial Real Estate with Metropolitan Bank from 1997 to July 1998. Prior to joining Metropolitan, Mr. Bell, Jr. was a partner in O'Brien & Bell, an executive search and consulting firm specializing in financial institutions.



     Patrick W. Bevack, 52, has been Executive Vice President of Metropolitan Bank since May 1992. Mr. Bevack became Treasurer and Assistant Secretary of Metropolitan Bank in 1993. Prior to joining Metropolitan, Mr. Bevack was Executive Vice President of TransOhio Savings Bank.



     Carl R. Stauffeneger, 50, has been Senior Vice President -- Consumer Banking of Metropolitan Bank since 1995. Prior to joining Metropolitan, Mr. Stauffeneger was responsible for client services at Money Access Service, Midwest Division, a provider of automated teller machine services.


DIRECTOR COMPENSATION


     For their services as directors, each member of the Board of Directors of Metropolitan Bank who is not an employee of Metropolitan or Metropolitan Bank receives a monthly consulting fee of $1,000, plus a $500 attendance fee for each meeting of the Board attended. Members of the Board of Directors of Metropolitan receive no fees for their services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Organization Committee of Metropolitan's Board of Directors consists of Messrs. Ketchum (Chair), Bank, Karman and Kaye.

     The law firm of Thompson Hine & Flory LLP, of which Malvin E. Bank is a partner, provided legal services to Metropolitan in 1998 and during the current year at costs negotiated in arms-length transactions.

     Mr. Kaye, the Chairman of the Board, is the sole stockholder of Planned Residential Communities, Inc. Planned Residential Communities, Inc. receives a $96,000 annual fee for providing employee benefit related services and multifamily property consulting services to Metropolitan.

     Several of the directors and executive officers of Metropolitan purchased 10% subordinated notes due December 31, 2001, from Metropolitan during its 1993 private offering. These purchases were made on the same terms and at the same prices offered to nonaffiliated investors. All of these subordinated notes were repurchased by Metropolitan on May 22, 1998 with the proceeds of the 8.60% preferred securities sold during the second quarter of 1998 by Metropolitan Capital Trust I, including $515,000 and $200,000, in principal amounts, held respectively by Messrs. Kaye and Ketchum.

CERTAIN TRANSACTIONS

     The accounting firm of Amper, Politziner & Mattia, of which Alfonse M. Mattia is a partner, provided tax services to Metropolitan in 1998 and during the current year at costs negotiated in arms-length transactions.

     As noted above, several of the directors and executive officers of Metropolitan purchased subordinated notes due December 31, 2001, from Metropolitan during its 1993 private offering. These purchases were made on the same terms and at the same prices offered to nonaffiliated investors. All subordinated notes were repurchased by Metropolitan on May 22, 1998, with the proceeds of the 8.60% preferred securities sold during the second quarter of 1998 by Metropolitan Capital Trust I, including the following principal amounts:

          - $200,000 held by David P. Miller;


          - $400,000 jointly held by Metropolitan Bank's 401(k) Plan and the Planned Residential Communities Management Co. Inc. and Affiliates 401(k) Plan; and


          - $200,000 held by the Amper, Politziner & Mattia Profit Sharing Trust, of which Alfonse M. Mattia is a trustee.


     Metropolitan Bank has had banking transactions, including loans, with Metropolitan's and Metropolitan Bank's directors, officers, stockholders and associates, and expects these transactions to continue in the future. Those transactions are in the ordinary course of Metropolitan Bank's business and are on substantially the same terms, including interest rates and collateral on loans, prevailing at the time for comparable transactions with other persons. Those transactions do not involve more than the normal risk of collectability or present other terms unfavorable to Metropolitan Bank.


SECURITIES OWNERSHIP OF MANAGEMENT


     The following table sets forth, as of February 26, 1999, information concerning shares of common stock beneficially owned by current directors of and nominees for director of

Metropolitan, executive officers included in the Summary Compensation Table, and all directors, nominees for director and executive officers of Metropolitan and Metropolitan Bank as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the shares of common stock indicated. The number of shares of common stock owned reflects Metropolitan's completion, on December 29, 1998, of an eleven-for-ten stock split by way of 10% stock dividend to shareholders of record as of December 15, 1998.



           NAME OF INDIVIDUAL              AMOUNT AND NATURE OF    PERCENT OF
           OR PERSONS IN GROUP             BENEFICIAL OWNERSHIP      CLASS
           -------------------             --------------------    ----------
Robert M. Kaye...........................       6,013,997(1)          77.5%
David G. Lodge...........................          31,127(2)             *
Malvin E. Bank...........................          16,500                *
David P. Miller..........................          40,706                *
Ralph D. Ketchum.........................          25,300(3)             *
James A. Karman..........................           7,700                *
Robert R. Broadbent......................          43,430(4)             *
Marjorie M. Carlson......................          22,000                *
Lois K. Goodman..........................          18,700(5)             *
Marguerite B. Humphrey...................          11,000                *
Alfonse M. Mattia........................          83,820(6)           1.1%
Judith Z. Adam...........................           2,200                *
Lloyd W. W. Bell, Jr.....................           2,200                *
Patrick W. Bevack........................           9,350                *
All directors and executive officers as a
  group (15 persons).....................       6,328,250             81.6%


---------------


(1) Total includes 6,600 shares of common stock held by Mr. Kaye as trustee with sole investment and voting power.



(2) Total includes 2,747 shares of common stock held by Mr. Lodge as custodian for his children and 3,520 shares of common stock held by Mr. Lodge's spouse, as to which Mr. Lodge disclaims beneficial ownership.



(3) Total includes 7,700 shares of common stock held by Mr. Ketchum's spouse, as to which Mr. Ketchum disclaims beneficial ownership.



(4) Total includes 6,050 shares of common stock held by the Broadbent Family Foundation, of which Mr. Broadbent is Chair.



(5) Total includes 11,000 shares of common stock held by Ms. Goodman's spouse, as to which Ms. Goodman disclaims beneficial ownership.



(6) Total includes 42,460 shares of common stock held by Mr. Mattia as trustee, 5,610 shares of common stock held by a partnership in which Mr. Mattia is a partner and 1,100 shares of common stock held by Mr. Mattia's spouse, as to which Mr. Mattia disclaims beneficial ownership.



 * Represents less than 1% of Metropolitan's outstanding shares of common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     Except as set forth below, no person is known to Metropolitan at February 26, 1999 to own beneficially within the meaning of the regulations of the Securities and Exchange Commission, more than 5% of Metropolitan's outstanding common stock. The shares of common stock indicated reflect Metropolitan's completion, on December 29, 1998, of an eleven-for-ten stock split by way of a 10% stock dividend to shareholders of record as of December 15, 1998.


            NAME AND ADDRESS               AMOUNT AND NATURE OF    PERCENT OF
           OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP      CLASS
           -------------------             --------------------    ----------
Robert M. Kaye
6001 Landerhaven Drive
Mayfield Heights, Ohio 44124                    6,013,997            77.5%

CHANGE IN CONTROL


     The commercial bank line of credit is a revolving line of credit that matures on May 30, 1999, but can be renewed annually upon the agreement of both parties. The maximum permitted borrowing amount is $12 million. As collateral for the commercial bank line of credit, Mr. Kaye pledged a portion of his common stock in an amount equal in value to 200% of any outstanding balance. At February 26, 1999, the outstanding balance under the commercial bank line of credit was $12 million.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION TABLE

     The following table provides information with respect to compensation provided by Metropolitan and its subsidiaries during the years ended December 31, 1998, 1997 and 1996, to its chief executive officer and Metropolitan's other executive officers whose annual salary and bonus exceed $100,000.

                           SUMMARY COMPENSATION TABLE


                                                           ANNUAL COMPENSATION
                                                    ---------------------------------
                                     FISCAL YEAR                            ALL OTHER
             NAME AND                   ENDED                                COMPEN-
        PRINCIPAL POSITION           DECEMBER 31     SALARY      BONUS      SATION(1)
        ------------------           -----------    --------    --------    ---------
Robert M. Kaye,                         1998        $394,465    $ 75,000(2)  $5,000
Chairman of the Board and               1997         351,000      75,000(2)   4,750
Chief Executive Officer of
  Metropolitan                          1996         295,000      65,000(2)   4,750
David G. Lodge,                         1998         269,696      75,000(2)   5,000
President, Assistant Treasurer and      1997         242,654      75,000(2)   4,750
Assistant Secretary of Metropolitan     1996         205,000      65,000      4,750
Patrick W. Bevack,                      1998         142,525     277,185      5,000
Executive Vice President                1997         146,042      39,553(3)   4,750
of Metropolitan Bank                    1996         135,000       7,500      4,750
Lloyd W.W. Bell, Jr.,                   1998         125,654     130,871         --
Senior Vice President and               1997          23,077          --         --
Chief Lending Officer of
  Metropolitan Bank(4)                    --              --          --         --
Judith Z. Adam,                         1998         105,482       7,000      4,499
Senior Vice President and               1997          99,137       6,000      4,205
Chief Financial Officer of
  Metropolitan Bank                     1996          89,144       4,000      3,726


---------------


(1) Represents Metropolitan Bank's contribution to the Metropolitan Bank and Trust Company 401(k) Plan.


(2) Paid in January in the following year.

(3) Mr. Bevack's 1997 bonus was not paid until after Metropolitan's 1998 Proxy Statement was filed.


(4) Mr. Bell did not join Metropolitan Bank until October 20, 1997.


OPTION GRANTS

     The following table provides information regarding grants of options made during the year ended December 31, 1998, to each of the executive officers named in the Summary Compensation Table. All option, share and base price figures reflect Metropolitan's completion, on December 29, 1998, of an eleven-for-ten stock split by way of 10% stock dividend to shareholders of record as of December 15, 1998. 50% of the options granted vest on the third anniversary of the date of their grant. 25% vest on the date of the fourth anniversary and the remaining 25% vest on the date of the fifth anniversary of the date of their grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                        ---------------------------------------------------      POTENTIAL REALIZABLE
                                     % OF TOTAL                                    VALUE AT ASSUMED
                        NUMBER OF      OPTIONS                                  ANNUAL RATES OF STOCK
                        SECURITIES   GRANTED TO                                 PRICE APPRECIATION FOR
                        UNDERLYING    EMPLOYEES    EXERCISE OR                   TEN YEAR OPTION TERM
                         OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION   --------------------------
         NAME            GRANTED        YEAR        ($/SHARE)       DATE          5%            10%
         ----           ----------   ----------    -----------   ----------   -----------   ------------
Robert M. Kaye            55,000       47.17%        $14.43      05/20/2008   $   499,122   $  1,264,874
                           6,600(1)      5.66         15.87      05/20/2008        50,391        142,281
David G. Lodge            22,000        18.87         14.43      05/19/2008       199,649        505,949
                           6,600(1)      5.66         14.43      05/19/2008        59,895        151,785
Patrick W. Bevack          3,300(1)      2.83         14.43      05/19/2008        29,947         75,892
Lloyd W.W. Bell, Jr.       5,500(1)      4.72         14.43      05/19/2008        49,912        126,487
Judith Z. Adam             5,500(1)      4.72         14.43      05/19/2008        49,912        126,487
Increase in value to all common shareholders (2)                              $70,350,485   $178,397,039

---------------

(1) Represents grants of incentive stock options.


(2) Calculated for the total number of shares of common stock outstanding on December 31, 1998 (7,756,393), at a per share price of $23.50 for 5% annual 10-year price appreciation, and at a per share price of $37.43 for 10% annual 10-year price appreciation.

                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL


     Metropolitan has authorized 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of February 26, 1999, Metropolitan had 7,756,393 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.


COMMON STOCK


     Holders of common stock are entitled to one vote for each share held by them on all matters being voted upon the shareholders. Subject to the preferences of outstanding preferred stock, holders of common stock are entitled to receive dividends ratably if, as, and when, declared by the Board out of funds available for the payment of dividends. If Metropolitan is liquidated, dissolved, or wound up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their shares of common stock into any other securities. There are no redemption or sinking fund provisions applicable to the shares of common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.


PREFERRED STOCK


     Without action by the shareholders, the Board may issue up to 5,000,000 shares of Class A preferred stock, without par value, and 5,000,000 shares of Class B preferred stock, without par value. The Board may issue Class A preferred stock and Class B preferred stock in one or more series. The Board may fix the rights, designations, preferences, privileges, qualifications and restrictions of the shares of Class A preferred stock and Class B preferred stock. These rights include dividend rights, conversion rights, rights and terms of redemption, liquidation preferences, and sinking fund terms. Any or all of these rights may be greater than the rights of the common stock. Without shareholder approval, the Board can issue Class A preferred stock and Class B preferred stock with voting, conversion, and other rights. These rights could adversely affect the voting power and other rights of the holders of common stock, such as their rights to receive dividend payments or payments upon liquidation. Holders of Class A preferred stock would be entitled to one vote per share for each share of Class A preferred stock held by them. Holders of Class B preferred stock would not be entitled to vote upon matters presented to the shareholders except in limited circumstances. The Board could issue Class A preferred stock and Class B preferred stock quickly with terms calculated to delay, deter, or prevent a change in control of Metropolitan or to make removal of management more difficult, without any further action by the shareholders. This type of issuance could decrease the market price of the common stock. Metropolitan has no present plans to issue any Class A preferred stock or Class B preferred stock.


POTENTIAL ANTITAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND OHIO LAW

     As an Ohio corporation, Metropolitan is subject to Ohio laws which may discourage or make more difficult an unsolicited takeover of Metropolitan. One of these laws generally

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prohibits any person who owns 10% or more of a corporation's stock from engaging in a merger, consolidation, majority share acquisition, asset sale, loan or other similar transaction with the corporation for a period of three years after such person becomes a 10% or more shareholder. These transactions are permitted only if the corporation's board of directors first approves the transaction which results in the person owning 10% or more of the corporation's stock. If the acquiring person does not obtain this approval, that person must wait until the three-year waiting period expires. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things:

     - approval is received from two-thirds of all voting shares of the corporation and from a majority of shares of the corporation excluding shares held by the 10% shareholder or certain affiliated persons; or

     - the transaction meets certain criteria designed to ensure fairness to all remaining shareholders.

     In addition, under Ohio law, a person can acquire shares entitling that person to exercise (a) one-fifth or more, (b) one-third or more, or (c) a majority of voting power of a corporation only with prior authorization. The acquirer must obtain this authorization from:

     - the holders of at least a majority of the total voting power of the corporation; and

     - the holders of at least a majority of the total voting power of the corporation excluding the acquirer, officers of the corporation elected or appointed by the directors, directors of the corporation who are also employees, and certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition.


     Upon completion of the offering, Mr. Kaye will own approximately 72.0% of Metropolitan's outstanding common stock (71.2% if the underwriter's over-allotment option is exercised in full). As a result, an acquisition by a third party requiring prior authorization will not be possible unless Mr. Kaye votes in favor of such acquisition.


     Certain provisions of Metropolitan's Code of Regulations may deter hostile takeovers or delay or prevent changes in control or management of Metropolitan. Specifically, Metropolitan's Regulations require a shareholder to give Metropolitan advance notice if that shareholder desires to present a proposal or director nomination at any annual meeting of shareholders. The Regulations also provide that a majority of the directors in office, although less than a quorum, may fill vacancies created by an increase in the size of the Board of Directors. However, holders of a majority of Metropolitan's voting stock may fill vacancies resulting from an increase in the size of the Board due to action by the shareholders. In addition, Metropolitan's Regulations require the holders of at least 75% of the voting stock to approve any amendment to certain provisions of the Regulations. These provisions relate to the number and classification of directors, filling of Board vacancies, the removal of directors, advance notice of shareholder proposals, and nominations.


     Similarly, the provisions in the Articles of Incorporation classifying the Board of Directors and giving the Board of Directors the ability to issue preferred stock may deter hostile takeovers or delay or prevent changes in control or management of Metropolitan.


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

                    DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL


     The following is a summary of the key terms and provisions of the preferred securities. This summary is not complete and is subject to, and qualified in its entirety by reference to, the trust agreement (the "Trust Agreement") among Metropolitan, as depositor, Wilmington Trust Company, as property trustee (the "Property Trustee") and the administrative trustees of Trust II (the "Administrative Trustees"), and the Trust Indenture Act. Metropolitan has filed the form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part. Unless we indicate otherwise, all references to Metropolitan appearing under this caption "Description of the Preferred Securities" and under the caption "Description of the Junior Subordinated Debentures" mean Metropolitan Financial Corp. excluding its consolidated subsidiaries.


DISTRIBUTIONS


     The preferred securities represent preferred undivided beneficial interests in the assets of Trust II. Trust II will pay preferential cumulative cash distributions ("Distributions") on the preferred securities at the annual rate
of      % of the stated liquidation amount of $10. The Trust will pay the dividends quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. The record date will be the 15th day of the month in which the relevant Distribution payment date occurs. Distributions will accumulate from the date of the initial issuance of the preferred securities and are cumulative. The first Distribution payment date for the preferred securities will be June 30, 1999. The Trust will compute the amount of Distributions payable for any period on the basis of a 360-day year of twelve thirty-day months. If Distributions on the preferred securities are payable on a date that is not a business day, Trust II will pay such Distributions on the next day that is a business day. Trust II will not pay any additional Distributions or other payment as a result of the delay. If, however, that business day is in the next calendar year, Trust II will make such payment on the immediately preceding business day. That payment will have the same force and effect as if it were made on the date the payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the trustee under the Indenture (the "Indenture") between Metropolitan and Wilmington Trust Company, as trustee, is closed for business.



     If Metropolitan is not in default, it may, under the Indenture, defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"). No Extension Period may extend beyond the stated maturity date of the junior subordinated debentures. As a result of any deferral of interest, Trust II will defer quarterly Distributions on the preferred securities during the Extension Period. Distributions to which holders of the preferred securities are entitled will
accumulate additional Distributions at the rate per annum of      %, compounded
quarterly from the relevant payment date for such Distributions. The term "Distributions" as used in this prospectus includes any such additional Distributions.

     The terms of the Indenture limit Metropolitan's ability to make certain payments during any Extension Period. Metropolitan may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem, any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan may not make any guarantee payments under any guarantee by Metropolitan of the debt securities of any of its subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the preferred securities guarantee agreement. Metropolitan may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment relating to, any of Metropolitan's capital stock other than:


     - the reclassification of any class of Metropolitan's capital stock into another class of capital stock;

     - dividends or distributions payable in shares of common stock of Metropolitan;

     - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;


     - payments under the guarantee; and


     - purchases of shares of common stock related to the issuance of shares of common stock or rights under any of Metropolitan's benefit plans for its directors, officers or employees.


     Additionally, during any Extension Period, Metropolitan may not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.



     During any Extension Period, interest would continue to accrue and holders of the preferred securities would be required to accrue interest income for United States federal income tax purposes, even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income. See "Federal Income Tax
Consequences -- Interest Income and Original Issue Discount."



     Before the termination of any Extension Period, Metropolitan may further defer the payment of interest on the junior subordinated debentures if no Extension Period exceeds twenty consecutive quarters or extends beyond the stated maturity date of the junior subordinated debentures. Upon the termination of any such Extension Period and the payment of all accrued and unpaid interest
(together with interest thereon at the rate of      %, compounded quarterly, to
the extent permitted by law), Metropolitan may begin a new Extension Period. There is no limitation on the number of times that Metropolitan may begin an Extension Period. See "Description of the Junior Subordinated
Debentures -- Right to Defer Interest Payment Obligation" and "Federal Income Tax Consequences -- Interest Income and Original Issue Discount."



     The Trust will invest the proceeds from the issuance and sale of its common securities and the preferred securities in the junior subordinated debentures. The revenue available for distribution to holders of Trust II's preferred securities will be limited to payments under the junior subordinated debentures. See "Description of the Junior Subordinated Debentures." If Metropolitan does not make interest payments on the junior subordinated debentures, the Property Trustee (as defined herein) will not have funds available to pay Distributions on the


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


preferred securities. Metropolitan will guarantee the payment of Distributions on a limited basis as described in this prospectus under "Description of the Guarantee."



     Metropolitan has no current intention of deferring payments of interest on the junior subordinated debentures.



SUBORDINATION OF TRUST II'S COMMON SECURITIES



     Trust II will pay Distributions on, and the Redemption Price (as defined herein) of, its common securities and the preferred securities, as applicable, pro rata based on their liquidation amount. However, in general, if Metropolitan is in default under the Indenture on any Distribution Date or Redemption Date, Trust II will not make any Distribution on, or pay the Redemption Price of, any of its common securities, or make any other payment on account of the redemption, liquidation or other acquisition of its common securities. In the event of such a default, Trust II may make such payments only under limited circumstances. In the case of payment of Distributions, Trust II must make payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding preferred securities for all Distribution periods terminating on or prior to the relevant date. In the case of payment of the Redemption Price, Trust II must pay the full amount of the Redemption Price on all of the outstanding preferred securities then called for redemption. In addition, the Property Trustee must first apply all available funds to the payment in full in cash of all Distributions on, or Redemption Price of, the preferred securities then due and payable.



     If an event of default occurs under the Trust Agreement as a result of an event of default under the Indenture, Metropolitan, as holder of Trust II's common securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such defaults with respect to the preferred securities are cured, waived or otherwise eliminated. Until all such events of default under the Trust Agreement are cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the preferred securities and not on behalf of Metropolitan as holder of Trust II's common securities, and only the holders of the preferred securities will be able to direct the Property Trustee to act on their behalf.


REDEMPTION


     The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at their stated maturity date or earlier redemption as provided in the Indenture. The Property Trustee will apply the proceeds from the repayment or redemption to redeem preferred securities with a liquidation value equal to the principal amount of the junior subordinated debentures so redeemed. The Property Trustee will give not less than thirty nor more than sixty days' notice before the date fixed for repayment or redemption. The Property Trustee will redeem the preferred securities at a redemption price equal to the aggregate liquidation amount of the preferred securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date"). For a description of the stated maturity and redemption provisions of the junior subordinated debentures see "Description of the Junior Subordinated
Debentures -- General" and "-- Redemption or Exchange."



     Metropolitan may redeem the junior subordinated debentures before maturity on or after June 30, 2004, in whole at any time, or in part from time to time. As a result, Metropolitan can cause a mandatory redemption of an equivalent liquidation value of the preferred securities. Any time that a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) occurs and continues, Metropolitan may redeem the junior subordinated debentures in whole but not in part. As a result, Metropolitan can cause a mandatory redemption of the preferred securities in whole but not in part. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required, under applicable capital guidelines or regulatory policies. See "Description of the Junior Subordinated Debentures -- Redemption or Exchange."


REDEMPTION PROCEDURES


     The Trust will redeem preferred securities at the Redemption Price by using proceeds from the contemporaneous redemption of a liquidation value equal to the principal amount of the junior subordinated debentures. The Trust will redeem the preferred securities and pay the Redemption Price on each Redemption Date only to the extent that Trust II has funds on hand available for the payment of the Redemption Price.



     If Trust II gives a notice of redemption relating to the preferred securities, then, by 10:00 a.m., New York City time, on the Redemption Date, the Property Trustee will deposit irrevocably with Depository Trust Company ("DTC") funds sufficient to pay the applicable Redemption Price. The Property Trustee will also give DTC irrevocable instructions and authority to pay the Redemption Price to holders when the holders surrender their certificates evidencing the preferred securities. Despite any redemption, Trust II will make Distributions payable on or before the Redemption Date for the preferred securities being redeemed to recordholders of the preferred securities on the relevant record dates. If Trust II has given a notice of redemption and deposited funds, then, upon the date of such deposit, all rights of the holders of preferred securities being redeemed will terminate, except for their right to receive the Redemption Price without interest. In addition, upon the date of such deposit, such preferred securities will cease to be outstanding.



     If any date fixed for redemption of the preferred securities is not a business day, Trust II will pay the Redemption Price on the next day which is a business day. The Trust will not pay any interest or other payment as a result of such delay. If that business day falls in the next calendar year, Trust II will make the payment on the immediately preceding business day. If either Trust II or Metropolitan improperly withholds or refuses to pay the Redemption Price on the preferred securities being redeemed, under the guarantee, the Distributions on the preferred securities will continue to accrue. These Distributions will accrue at the then applicable rate, from the Redemption Date originally established by Trust II for such preferred securities to the date such Redemption Price is actually paid. See "Description of the Guarantee." Under such circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.



     Subject to applicable law, Metropolitan or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by private agreement.



     Payment of the Redemption Price on the preferred securities and any distribution of the junior subordinated debentures to holders of the preferred securities will be made to the recordholders as they appear on the register for the preferred securities on the relevant record date. The relevant record date will be one business day before the relevant Redemption Date. However, in the event the preferred securities do not remain in book entry form, the relevant


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

record date will be the date at least 15 days before the Redemption Date or liquidation date, as applicable.


     If Trust II redeems less than all of its common securities and the preferred securities on a Redemption Date, then the aggregate liquidation amount of Trust II's common securities and preferred securities to be redeemed will be allocated pro rata to its common securities and the preferred securities based upon the relative liquidation amounts of such classes. The Property Trustee will select the particular preferred securities to be redeemed within 60 days of the Redemption Date, or, if the preferred securities are then held in the form of a global preferred security, in accordance with DTC's customary procedures. The Property Trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the preferred securities will relate, in the case of the preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of the preferred securities which has been or is to be redeemed.



     The Trustee will mail notice of any redemption at least thirty but not more than sixty days before the Redemption Date to each holder of the preferred securities to be redeemed at its registered address. Unless Metropolitan defaults in payment of the Redemption Price on the junior subordinated debentures, interest will cease to accrue, on and after the Redemption Date, on the junior subordinated debentures or portions those debentures called for redemption.



LIQUIDATION OF TRUST II AND DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS



     Metropolitan may at any time dissolve Trust II. After satisfaction of the liabilities of creditors of Trust II as provided by law, Metropolitan may cause junior subordinated debentures to be distributed to the holders of the preferred securities and Trust II's common securities in exchange for those securities upon liquidation of Trust II.



     After the liquidation date for any distribution of the junior subordinated debentures for preferred securities, those preferred securities will no longer be deemed to be outstanding. DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution with respect to preferred securities held by DTC or its nominee. Any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the preferred securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.



     Under United States federal income tax law and interpretations, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. However, if there is a change in law, a change in legal interpretation, a Tax Event or other circumstances, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences -- Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."


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

LIQUIDATION DISTRIBUTION UPON DISSOLUTION


     Pursuant to the Trust Agreement, Trust II will automatically dissolve at the end of its term. Trust II will also dissolve if any of the following events occurs:



     - the entry of an order for the dissolution of Trust II by a court of competent jurisdiction;


     - certain events of bankruptcy, dissolution or liquidation of Metropolitan, subject in certain instances to any such event remaining in effect for a period of ninety consecutive days;


     - the distribution of a liquidation value equal to the principal amount of the junior subordinated debentures to the holders of its preferred securities, if Metropolitan, as depositor, has given written direction to the Property Trustee to dissolve Trust II (which direction is optional and wholly within the discretion of Metropolitan, as depositor); and



     - redemption of all of the preferred securities as described under "-- Redemption."



     If an early dissolution occurs as described in one of the first three clauses listed above, the Trust II trustees will liquidate Trust II as quickly as possible by first satisfying the liabilities to creditors of Trust II, if any, as provided by law, and then by distributing to the holders of the preferred securities an equivalent liquidation value of the junior subordinated debentures. If the Administrative Trustees determine this distribution is not practical, after satisfaction of liabilities to creditors of Trust II, if any, as provided by law, holders of the preferred securities will receive out of the assets of Trust II available for distribution to holders, an amount equal to the liquidation amount plus accrued and unpaid Distributions to the date of payment (such amount being the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because Trust II has insufficient assets available to pay the Liquidation Distribution in full, then Trust II will pay the amounts due on a pro rata basis. Metropolitan, as the holder of Trust II's common securities, will receive distributions upon any such liquidation pro rata with the holders of the preferred securities. However, if Metropolitan is in default under the Indenture, the preferred securities will have a priority over Trust II's common securities with respect to any such distributions.


EVENTS OF DEFAULT; NOTICE


     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the preferred securities and Trust II's common securities issued under the Trust Agreement. Each event constitutes an Event of Default regardless of the reason for the Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:


     - the occurrence of an event of default under the Indenture (see "Description of the Junior Subordinated Debentures -- Debenture Events of Default"); or

     - default in the payment of any Distribution when it becomes due and payable, and the continuation of the default for a period of 30 days; or

     - default in the payment of any Redemption Price when it becomes due and payable; or

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


     - default in the performance, or breach, in any material respect, of any covenant or warranty of any trustee under the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the clauses listed above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or


     - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Metropolitan to appoint a successor Property Trustee within 60 days of such event of bankruptcy or insolvency.


     Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will send notice of the Event of Default to the holders of the preferred securities, the Administrative Trustees and Metropolitan, as depositor, unless the Event of Default has been cured or waived. Metropolitan, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate stating whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.



     If an event of default under the Indenture has occurred and is continuing, the preferred securities will have a preference over Trust II's common securities as described above. See "-- Subordination of Trust II's Common Securities." The holders of the preferred securities cannot accelerate the payment of the preferred securities due to an event of default.



REMOVAL OF TRUST II TRUSTEES



     Unless an event of default under the Indenture has occurred and is continuing, the holder of Trust II's common securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Indenture has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding preferred securities may remove the Property Trustee at such time. The holders of the preferred securities will not have the right to vote to appoint, remove or replace the Administrative Trustees. The voting rights of the Administrative Trustees are vested exclusively in Metropolitan as the holder of Trust II's common securities. No resignation or removal of any trustee under the Trust Agreement and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the Trust Agreement.


CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE


     Unless an Event of Default has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction where part of the property and assets of Trust II are located, Metropolitan, as the holder of Trust II's common securities, may appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of that Trust Property, or to act as separate trustee of any of that property. The co-trustee or separate trustee will have the powers described in the instrument of appointment. Metropolitan may vest in the person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to


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


the provisions of the Trust Agreement. If an event of default under the Indenture has occurred and is continuing, the Property Trustee alone may make the appointment.


MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE


     Provided such entity shall be otherwise qualified and eligible, the successor of the Property Trustee under the Trust Agreement will be:


     - Any entity into which the trustee that is not a natural person may be merged or converted,

     - Any entity with which the trustee may be consolidated,

     - Any entity resulting from any merger, conversion or consolidation to which the trustee will be a party, or

     - Any entity succeeding to all or substantially all the corporate trust business of the trustee.


MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF TRUST II



     Trust II may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other person, except as described below or as otherwise described in the Trust Agreement. Trust II may, at the request of Metropolitan, with the consent of the Administrative Trustees and without the consent of the holders of the preferred securities or the Property Trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if certain conditions are met. These conditions are:



     - the successor entity either (a) expressly assumes all of the obligations of Trust II with respect to the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "Successor Securities") so long as the Successor Securities rank the same as the preferred securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise,



     - Metropolitan expressly appoints a trustee of the successor entity possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures,



     - the Successor Securities are registered or listed, or any Successor Securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then registered or listed (including, if applicable, the Nasdaq Stock Market's National Market), if any,



     - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,



     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect,



     - the successor entity has a purpose substantially identical to that of Trust II,

     - before the transaction, Metropolitan receives an opinion from independent counsel experienced in such matters to the effect that (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect and (b) following the transaction, neither Trust II nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and



     - Metropolitan or any permitted successor or assignee owns all of the common securities or its equivalent of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the guarantee.



     Even if these conditions are met, if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Trust II or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes, Trust II will not enter into such transaction without the consent of holders of 100% in liquidation amount of the preferred securities.



VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT



     Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the preferred securities will have no voting rights.



     The Trust Agreement may be amended from time to time by Metropolitan, the Property Trustee and the Administrative Trustees, without the consent of the holders of the preferred securities:


     - with respect to acceptance of appointment of a successor trustee,


     - to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which will not be inconsistent with the other provisions of the Trust Agreement, or



     - to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that Trust II will be classified for United States federal income tax purposes as a grantor trust at all times that the preferred securities are outstanding or to ensure that Trust II will not be required to register as an "investment company" under the Investment Company Act.



     If Metropolitan, the Property Trustee and the Administrative Trustees amend the Trust Agreement to cure an ambiguity, the action may not adversely affect in any material respect the interests of any holder of the preferred securities. Any amendments of the Trust Agreement described above will become effective when notice of the amendment is given to the holders of the preferred securities.



     The Trust Agreement may be amended by the Trust trustees and Metropolitan with:



     - the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding preferred securities, and

     - receipt by the Trust II trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust II trustees in accordance with such amendment will not affect Trust II's status as a grantor trust for United States federal income tax purposes or Trust II's exemption from status as an "investment company" under the Investment Company Act.



     Some of the provisions in the Trust Agreement may not be amended without the consent of each affected holder of the preferred securities. Consent is required to amend the Trust Agreement to:



     - change the amount or timing of any Distribution on the preferred securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the preferred securities as of a specified date, and



     - restrict the right of a holder of the preferred securities to institute suit for the enforcement of any such payment on or after such date.



     If the junior subordinated debentures are held by the Property Trustee, the Trust II trustees will not take any of the following actions without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:



     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or executing any trust or power conferred on the Property Trustee with respect to the junior subordinated debentures,


     - waive any past default that is waivable under the Indenture,


     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable, or



     - consent to any amendment, modification or termination of the Indenture or the junior subordinated debentures, where such consent is required.



     If a consent under the Indenture would require the consent of each holder of the junior subordinated debentures affected by the actions described above, the Property Trustee will not give that consent without the prior consent of each holder of the preferred securities. The Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The Property Trustee will notify each holder of the preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approval of the holders of the preferred securities, before taking any of the foregoing actions, Trust II trustees will obtain an opinion of counsel experienced in such matters to the effect that Trust II will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.



     Any required approval of holders of the preferred securities may be given at a meeting of holders of the preferred securities called for such purpose or by written consent. The Property Trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote to be given to each holder of record of the preferred securities in the manner set forth in the Trust Agreement.



     No vote or consent of the holders of the preferred securities will be required for Trust II to redeem and cancel the preferred securities in accordance with the Trust Agreement.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Metropolitan, the Trust II trustees or any affiliate of Metropolitan or the Trust II trustees will, for purposes of such vote or consent, be treated as if they were not outstanding.


LIQUIDATION VALUE


     The amount payable on the preferred securities in the event of any liquidation of Trust II is $10 per preferred security plus accumulated and unpaid Distributions. This amount may be paid in the form of a distribution in junior subordinated debentures, subject to certain exceptions. See
"-- Liquidation Distribution Upon Dissolution."


EXPENSES AND TAXES


     In the Indenture, Metropolitan, as borrower, has agreed to pay all debts and other obligations (other than with respect to the preferred securities) and all costs and expenses of Trust II including costs and expenses relating to the organization of Trust II, the fees and expenses of the trustees under the Trust Agreement and the costs and expenses relating to the operation of Trust II. Metropolitan has also agreed to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which Trust II might become subject. These obligations of Metropolitan under the Indenture are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not that Creditor has received notice thereof. Any Creditor may enforce the obligations of Metropolitan directly against Metropolitan. Metropolitan has irrevocably waived any right or remedy to require that a Creditor take any action against Trust II or any other person before proceeding against Metropolitan. Metropolitan has also agreed in the Indenture to execute any additional agreements necessary or desirable to give full effect to the foregoing.


BOOK ENTRY, DELIVERY AND FORM


     The Trust will issue the preferred securities in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until a global security is exchangeable in whole or in part for the preferred securities in definitive form, the global security may not be transferred except as a whole by:


     - DTC to a nominee of DTC;

     - a nominee of DTC to DTC or another nominee of DTC; or

     - DTC or any such nominee to a successor of such depository or a nominee of such successor.


     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. Metropolitan expects that, when a global security is issued, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the preferred securities represented by the global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase. However, Metropolitan expects the beneficial owner to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.


     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the preferred securities in certificated form and will not be considered the owners or holders of the preferred securities under the Indenture. Accordingly, to exercise any rights of a holder of preferred securities under the Indenture, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest. Metropolitan understands that, under DTC's existing practices, if Metropolitan requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action. In turn, those Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, Metropolitan understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.



     Trust II will make Distributions on the preferred securities registered in the name of DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner of the global security representing such preferred securities. None of Metropolitan, the Trust II trustees, any Paying Agent (as defined herein) or any other agent of Metropolitan or the Trust II trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC will be responsible for the Disbursements of Distributions to Participants. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payable date. Standing instructions and customary practices will govern payments by Participants to beneficial owners, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." The Participants will be responsible for such payments, not DTC, Metropolitan, the Trust II trustees, the Paying Agent or any other agent of Metropolitan, subject to any statutory or regulatory requirements as may be in effect from time to time.



     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to Metropolitan or the Trust II trustees. If DTC notifies Metropolitan or the Trust II trustees that it is unwilling to continue as depository, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depository is not appointed by Metropolitan within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, Metropolitan will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, a global security. In addition, Trust II may, at any time and in its sole discretion, determine not to have the preferred securities represented by one or more global securities. Under these and certain other circumstances, Metropolitan will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.



     DTC has advised Metropolitan and Trust II of the following information. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants. The use of electronic book entry changes eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of the Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.



     The information in this section concerning DTC and book-entry systems has been obtained from sources that Metropolitan and Trust II believe to be reliable. However, neither Metropolitan nor Trust II take responsibility for the accuracy of this information.


SAME-DAY SETTLEMENT AND PAYMENT


     Settlement for the preferred securities will be made by the underwriter in immediately available funds.



     Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the preferred securities will trade in DTC's Same-Day Funds Settlement System. Secondary market trading activity in the preferred securities will therefore be required by DTC to settle in immediately available funds. Metropolitan can make no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the preferred securities.


PAYMENT AND PAYING AGENCY


     DTC will credit payments in respect of the preferred securities to the relevant accounts at DTC on the applicable Distribution Dates. If the preferred securities are not held by DTC, the Paying Agent will make such payments by check mailed to the address of the holder entitled to such payments at the address appearing on the securities register for the preferred securities and Trust II's common securities. The initial paying agent (the "Paying Agent") will be the Property Trustee and any co-Paying Agent chosen by the Property Trustee and acceptable to the Administrative Trustees. The Paying Agent may resign as Paying Agent upon thirty days' written notice to the Trust II trustees. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor to act as Paying Agent. The successor must be a bank or trust company reasonably acceptable to the Administrative Trustees.

REGISTRAR AND TRANSFER AGENT


     The Property Trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of Trust II, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Upon any redemption, Trust II will not be required to issue, register the transfer of, or exchange any preferred securities during a period beginning at the opening of business fifteen days before the date of mailing of a notice of redemption of any preferred securities called for redemption and ending at the close of business on the day of such mailing. Trust II will also not be required to register the transfer of or exchange any preferred securities selected for redemption, in whole or in part, except the unredeemed portion of any such preferred securities being redeemed in part.


INFORMATION CONCERNING THE PROPERTY TRUSTEE


     Other than upon the occurrence and during the continuance of an Event of Default, the Property Trustee undertakes to perform only such duties as are specifically set forth in the Trust Agreement. After an Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement, or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of preferred securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities. The Property Trustee will have no liability for such action except for its own negligence or willful misconduct.


MISCELLANEOUS


     The Administrative Trustees are to conduct the affairs of and to operate Trust II in such a way that Trust II will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of Metropolitan for United States federal income tax purposes. Metropolitan and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Trust II or the Trust Agreement, that Metropolitan and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.



     Holders of the preferred securities have no preemptive or similar rights.



     The Trust Agreement and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES


     Metropolitan is to issue the junior subordinated debentures under the Indenture. The Indenture will be qualified as an indenture under the Trust Indenture Act. This summary of key terms and provisions of the junior subordinated debentures and the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Indenture, and to the Trust Indenture Act. Metropolitan has filed the form of the Indenture as an exhibit to the Registration Statement of which this prospectus forms a part.


GENERAL


     At the same time Trust II issues the preferred securities, Trust II will invest the proceeds from their sale, along with the consideration paid by Metropolitan for Trust II's common securities, in the junior subordinated debentures. The junior subordinated debentures will bear interest at the annual
rate of      %, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1999. Metropolitan will pay interest to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the business day immediately prior to the Interest Payment Date. It is anticipated that, until the liquidation, if any, of Trust II, the Property Trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred securities. Metropolitan will compute the amount of interest payable for any period on the basis of a 360-day year of twelve thirty-day months. If interest on the junior subordinated debentures is payable on a date that is not a business day, Metropolitan will pay that interest on next day that is a business day. Metropolitan will not pay any additional interest or other payment as a result of the delay. If that business day is in the next calendar year, Metropolitan will make that payment on the immediately preceding business day. This payment will have the same force and effect as if it were made on the date the payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will
bear additional interest at the rate per annum of      % thereof, compounded
quarterly from the relevant Interest Payment Date. The term "interest" as used in this section includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest (as defined herein), as applicable.



     The junior subordinated debentures have a stated maturity date of June 30, 2029.



     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all indebtedness of Metropolitan senior in right of payment to them. The junior subordinated debentures will rank equal in right of payment to the $27.8 million aggregate principal amount of debentures Metropolitan sold during the second quarter of 1998 to Metropolitan Capital Trust I. Because Metropolitan is a holding company, the right of Metropolitan to participate in any distribution of assets of any subsidiary, including Metropolitan Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that Metropolitan may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of Metropolitan's subsidiaries, and holders of the junior subordinated debentures should look only to the assets of Metropolitan for payments on the junior subordinated debentures. The Indenture does not limit Metropolitan's ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of payment to the junior subordinated debentures, whether under the Indenture or any existing or other indenture that Metropolitan may enter into in the future or otherwise.


RIGHT TO DEFER INTEREST PAYMENT OBLIGATION


     If Metropolitan is not in default under the Indenture, Metropolitan may, under the Indenture at any time or from time to time during the term of the junior subordinated debentures, defer the payment of interest on the junior subordinated debentures for a period not exceeding twenty consecutive quarters with respect to each Extension Period. No Extension Period may extend beyond the stated maturity date of the junior subordinated debentures. At the end of each Extension Period, Metropolitan must pay all interest then accrued and unpaid on the junior subordinated debentures (together with interest on such unpaid
interest at the annual rate of      %, compounded quarterly from the relevant
Interest Payment Date, to the extent permitted by applicable law, referred to herein as "Compounded Interest"). During an Extension Period, interest would continue to accrue and holders of the junior subordinated debentures would be required to accrue interest income for United States federal income tax purposes even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income. See "Federal Income Tax Consequences -- Interest Income and Original Issue Discount."



     During any Extension Period, Metropolitan may not taken certain actions. Metropolitan may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan may not make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the guarantee. Metropolitan may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Metropolitan's capital stock other than:


     - the reclassification of any class of Metropolitan's capital stock into another class of capital stock,

     - dividends or distributions in shares of common stock of Metropolitan,

     - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto,


     - payments under the guarantee, and


     - purchases of common shares related to the issuance of common shares or rights under any of Metropolitan's benefit plans for its directors, officers or employees.


Additionally, during any Extension Period, Metropolitan will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.



     Before the termination of any Extension Period, Metropolitan may further defer the payment of interest on the junior subordinated debentures if no Extension Period exceeds twenty consecutive quarters or extends beyond the stated maturity date of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all Compounded Interest, Metropolitan may begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end of such Extension Period. Metropolitan must give the Property Trustee, the Administrative Trustees and the trustee under the Indenture notice of its election to begin an Extension Period at least one Business Day before the earlier of:


     - the date interest on the junior subordinated debentures would have been payable except for the election to begin such Extension Period or



     - the date the Administrative Trustees are required to give notice of the record date, or the date such Distributions are payable, to the Nasdaq Stock Market's National Market or other applicable self-regulatory organization or to holders of the preferred securities as of the record date or the date such Distributions are payable, but in any event not less than one Business Day before such record date.



     The trustee under the Indenture will give notice of Metropolitan's election to begin a new Extension Period to the holders of the preferred securities. There is no limitation on the number of times that Metropolitan may begin an Extension Period.


ADDITIONAL INTEREST


     If Trust II or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, Metropolitan will pay such additional amounts on the junior subordinated debentures as required. The Trust will not reduce the Distributions payable by it as a result of any such additional taxes, duties or other governmental charges.


REDEMPTION OR EXCHANGE


     The junior subordinated debentures will not be subject to any sinking fund.



     Metropolitan may redeem the junior subordinated debentures before maturity on or after June 30, 2004, in whole at any time or in part from time to time, or at any time in whole (but not in part) within ninety days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event. In each case, the redemption price shall equal the accrued and unpaid interest on the redeemed junior subordinated debentures to the date fixed for redemption, plus 100% of the principal amount of such junior subordinated debentures. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required under applicable capital guidelines or regulatory policies. The restrictions in the indenture under which Metropolitan's 9.625% subordinated notes maturing January 1, 2005 were issued will be inapplicable upon repayment of the notes from the net proceeds of this offering.



     Metropolitan will mail notice of any redemption at least thirty but not more than sixty days before the redemption date to each holder of the junior subordinated debentures to be redeemed. Metropolitan will mail notice to such holder's registered address. Unless Metropolitan defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the junior subordinated debentures or portions thereof called for redemption.



     "Additional Interest" means the additional amounts necessary so that the amount of Distributions then due and payable by Trust II on its outstanding preferred securities and common securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which Trust II has become subject as a result of a Tax Event.



     "Investment Company Event" means the receipt by Trust II of an Opinion of Counsel to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Trust II is or will be considered an "investment company" that is required to be registered under the Investment Company Act and that the change becomes effective on or after the date of original issuance of the preferred securities.



     "Capital Treatment Event" means the receipt by Trust II of an Opinion of Counsel to the effect that as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the preferred securities would not constitute Tier 1 Capital (or the then equivalent thereof) applied as if Metropolitan (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to Metropolitan. There are currently no capital adequacy guidelines applicable to savings and loan holding companies such as Metropolitan.



     "Tax Event" means the receipt by Trust II of an Opinion of Counsel to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities under the Trust Agreement, there is more than an insubstantial risk that:



     - Trust II is, or will be within ninety days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the junior subordinated debentures,



     - interest payable by Metropolitan on the junior subordinated debentures is not, or within ninety days of the date of such opinion will not be, deductible by Metropolitan, in whole or in part, for United States federal income tax purposes or



     - Trust II is, or will be within ninety days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.



     "Opinion of Counsel" means an opinion in writing of independent legal counsel experienced in matters being opined upon, that is delivered to Trust II trustees.


AUTHENTICATION


     A junior subordinated debenture will not be valid until authenticated manually by an authorized signatory of the trustee under the Indenture, or by an authenticating agent. That signature will be conclusive evidence that the junior subordinated debenture has been duly authenticated and delivered under the Indenture and that the holder is entitled to the benefits of the Indenture. Each junior subordinated debenture will be dated the date of its authentication by the trustee under the Indenture.


REGISTRATION, DENOMINATION AND TRANSFER


     The junior subordinated debentures will initially be registered in the name of Cede & Co., as nominee of DTC, on behalf of Trust II. If the junior subordinated debentures are distributed to holders of preferred securities, Metropolitan anticipates that the depository arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of the Preferred Securities -- Book Entry, Delivery and Form."



     Although DTC has agreed to the procedures described above, DTC is under no obligation to perform or continue to perform such procedures. DTC may discontinue such procedures at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Metropolitan within ninety days of receipt of notice from DTC, and in other circumstances, including at Metropolitan's option, Metropolitan will cause the junior subordinated debentures to be issued in certificated form.



     Metropolitan will make payments on junior subordinated debentures represented by a global security to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, as described under "Description of the Preferred Securities -- Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of Wilmington Trust Company, the trustee under the Indenture, in Wilmington, Delaware or at the offices of any Paying Agent or transfer agent appointed by Metropolitan. However, at the option of Metropolitan, payment of any interest may be made:



     - by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures; or



     - by wire transfer of immediately available funds upon written request to the trustee under the Indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.



     Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.



     A holder of junior subordinated debentures may present for exchange as provided above, and may present for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), that holder's junior subordinated debentures. The holder of junior subordinated debentures takes such action at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by Metropolitan without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Metropolitan will appoint the trustee under the Indenture as securities registrar under the Indenture. Metropolitan may at any time designate additional transfer agents with respect to the junior subordinated debentures.

     In the event of any redemption, neither Metropolitan nor the trustee under the Indenture will be required to issue, register the transfer of, or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice for redemption of the junior subordinated debentures to be redeemed (if less than all are to be redeemed) and ending at the close of business on the day of mailing of the relevant notice of redemption. In addition, neither Metropolitan nor the trustee under the Indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.



     Any monies deposited with the trustee under the Indenture or any Paying Agent, and any monies held by Metropolitan in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture that remains unclaimed for two years after such principal (and premium, if any) or interest has become due and payable will, at the request of Metropolitan, be repaid to Metropolitan. After that repayment, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to Metropolitan for payment of principal or interest.


RESTRICTIONS ON CERTAIN PAYMENTS


     Metropolitan will also covenant, as to the junior subordinated debentures, that, during any Extension Period, it will not take certain actions. Metropolitan will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan will not make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the guarantee. Metropolitan will not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Metropolitan's capital stock other than:


     - the reclassification of any class of Metropolitan's capital stock into another class of capital stock;

     - dividends or distributions payable in shares of common stock of Metropolitan;

     - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;


     - payments under the guarantee; and


     - purchases of common shares related to the issuance of common shares or rights under any of Metropolitan's benefit plans for its directors, officers or employees.


     Additionally, Metropolitan will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities if at such time:


     - there shall have occurred an event of default under the Indenture,


     - Metropolitan shall be in default with respect to its obligations under the guarantee relating to such preferred securities, or

     - Metropolitan shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the junior subordinated debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.


MODIFICATION OF INDENTURE


     From time to time Metropolitan and the trustee under the Indenture may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the Indenture for specified purposes. These purposes include, among other things, curing ambiguities, defects or inconsistencies, changes that do not materially adversely affect the interest of the holders of the junior subordinated debentures and changes to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Metropolitan and the trustee under the Indenture, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures affected, to modify the Indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected,



     - extend the stated maturity date of the junior subordinated debentures, reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or



     - reduce the percentage of principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification of the Indenture.


DEBENTURE EVENTS OF DEFAULT


     The Indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes a "Debenture Event of Default":



     - failure for thirty days to pay interest (including Additional Interest or Compounded Interest, if any) on the junior subordinated debentures when due (subject to the deferral of certain due dates in the case of an Extension Period); or



     - failure to pay any principal on the junior subordinated debentures when due, whether at stated maturity, upon declaration of acceleration of maturity or otherwise; or



     - failure to observe or perform certain other covenants contained in the Indenture for ninety days after written notice to Metropolitan from the trustee under the Indenture or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or


     - certain events in bankruptcy, insolvency or reorganization of Metropolitan, subject in certain instances to any such event remaining in effect for a period of sixty consecutive days.


     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture. The trustee under the Indenture or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) and all other Debenture Events of Default have been cured and Metropolitan has deposited with the trustee under the Indenture a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration.


     Metropolitan is required to file annually with the trustee under the Indenture a certificate as to whether or not Metropolitan is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES


     If a Debenture Event of Default has occurred and is continuing due to the failure of Metropolitan to pay interest or principal on the junior subordinated debentures when payable, a holder of the preferred securities may institute a legal proceeding directly against Metropolitan. That holder may institute such a proceeding to enforce payment to the holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder. Metropolitan may not amend the Indenture to remove the right to bring such a legal proceeding without the prior written consent of the holders of all of the preferred securities. If the right to bring such a legal proceeding is removed, Trust II may become subject to the reporting obligations under the Securities and Exchange Act of 1934. Metropolitan may under the Indenture set-off any payment made to such holder of the preferred securities by Metropolitan in connection with such a legal proceeding.



     The holders of the preferred securities will not be able to exercise directly any remedies other than those described in the above paragraph available to the holders of the junior subordinated debentures. See "Description of the Preferred Securities -- Events of Default; Notice."


CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS


     The Indenture provides that Metropolitan will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity will consolidate with or merge into Metropolitan or convey, transfer or lease its properties and assets substantially as an entirety to Metropolitan unless certain conditions prescribed in the Indenture are met. In the event Metropolitan consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, these conditions include that the successor entity is organized under the laws of the United States or any state or the District of Columbia, and that the successor entity expressly assumes Metropolitan's obligations on the junior subordinated debentures issued under the Indenture. In addition, immediately after giving effect to the transaction, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing.



     The general provisions of the Indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other change in control transaction involving Metropolitan that may adversely affect holders of the junior subordinated debentures.


SATISFACTION AND DISCHARGE


     The Indenture will cease to be of further effect (except as to Metropolitan's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Metropolitan will be deemed to have satisfied and discharged the Indenture when certain events occur. These events include when all of the junior subordinated debentures not previously delivered to the trustee under the Indenture for cancellation


     - have become due and payable, or

     - will become due and payable at their stated maturity date or will be called for redemption within one year,


and Metropolitan deposits or causes to be deposited with the trustee under the Indenture funds, in trust. The deposited funds are for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the trustee under the Indenture for cancellation, for the principal and interest to the date of the deposit or to the stated maturity date or redemption, as the case may be.


SUBORDINATION


     In the Indenture, Metropolitan has covenanted and agreed that the junior subordinated debentures issued under the Indenture will be subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of payment to them to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Metropolitan, the holders of indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures will first receive payment in full of principal of (and premium, if any) and interest, if any, on such senior indebtedness. The holders of indebtedness senior in right of payment to the junior subordinated debentures will receive such payment before the holders of the junior subordinated debentures, or the Property Trustee on behalf of the holders, receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.



     In the event of the acceleration of the maturity of any of the junior subordinated debentures, the holders of all indebtedness senior in right of payment to them outstanding at the time of such acceleration will receive payment in full of all amounts due (including any amounts due upon acceleration) before the holders of the junior subordinated debentures receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.



     No payments on account of principal or interest, if any, in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to indebtedness senior in right of payment to the junior subordinated debentures, or an event of default with respect to any such senior indebtedness resulting in the acceleration of the maturity of the senior indebtedness, and any payments so received may be required to be paid over to the holders of the senior indebtedness.


     The Indenture places no limitation on the amount of indebtedness senior in right of payment to the junior subordinated debentures that may be incurred by Metropolitan. Metropolitan may from time to time incur indebtedness constituting such senior indebtedness.


     "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     - every obligation of such person for money borrowed;

     - every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

     - every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     - every capital lease obligation of such person;

     - all indebtedness of such person whether incurred on or before the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

     - every obligation of the type referred to in the clauses above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.


     "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Metropolitan whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or before the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other Debt which is equal in priority with, or subordinated to, the junior subordinated debentures. However, Senior Debt does not include:


     - any Debt of Metropolitan which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Metropolitan;

     - any Debt of Metropolitan to any of its subsidiaries; and

     - any Debt to any employee of Metropolitan.

     "Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Metropolitan whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or before the date of the

Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of Metropolitan (other than the junior subordinated debentures), except that Subordinated Debt shall not include the junior subordinated debentures or the $27.75 million aggregate principal amount of debentures Metropolitan sold during the second quarter of 1998 to Metropolitan Capital Trust I.


GOVERNING LAW


     The Indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.


INFORMATION CONCERNING THE TRUSTEE UNDER THE INDENTURE


     The trustee under the Indenture will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee under the Indenture is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee under the Indenture is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES


     Under certain circumstances involving the termination of Trust II, after satisfaction of liabilities to creditors of Trust II as provided by applicable law, junior subordinated debentures may be distributed to the holders of the preferred securities in exchange for their preferred securities upon liquidation of Trust II. See "Description of the Preferred Securities -- Liquidation of Trust II and Distribution of the Junior Subordinated Debentures to Holders." Any distribution will be subject to receipt of prior regulatory approval if then required. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of Trust II, Metropolitan will use its best efforts to list the junior subordinated debentures on the Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the preferred securities are then listed. Metropolitan can make no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of the preferred securities.


PAYMENT AND PAYING AGENTS


     Payment of principal of and any interest on the junior subordinated debentures will be made at the offices of Wilmington Trust Company, trustee under the Indenture in the city of Wilmington, Delaware or at the offices of such Paying Agent or Paying Agents as Metropolitan may designate from time to time. However, at the option of Metropolitan, payment of any interest may be made



     - by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures, or


     - by wire transfer of immediately available funds upon written request to the trustee under the Indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.



Payment of any interest on the junior subordinated debentures will be made to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of interest due and payable, but not timely paid. Metropolitan may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.



     Any monies deposited with the trustee under the Indenture or any Paying Agent, or any monies held by Metropolitan in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to Metropolitan upon written request of Metropolitan on May 31 of each year or (if then held in trust by Metropolitan) will be discharged from such trust. After that repayment, the holders of the junior subordinated debentures will look, as general unsecured creditors, only to Metropolitan for payment of such principal and interest.


REGISTRAR AND TRANSFER AGENT


     The trustee under the Indenture will act as the registrar and the transfer agent for the junior subordinated debentures. Junior subordinated debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. Metropolitan may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts if Metropolitan maintains a transfer agent in the place of payment. Metropolitan may at any time designate additional transfer agents with respect to the junior subordinated debentures. In the event of any redemption, neither Metropolitan nor the trustee under the Indenture will be required to issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice of redemption of junior subordinated debentures (if less than all are to be redeemed) and ending at the close of business on the day of mailing of the relevant notice of redemption. In addition, neither Metropolitan nor the trustee under the Indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.


                          DESCRIPTION OF THE GUARANTEE


     Metropolitan will execute and deliver the guarantee at the same time Trust II issues the preferred securities. Wilmington Trust Company will hold the guarantee as the trustee under the guarantee for the benefit of the holders of the preferred securities. The guarantee will be qualified under the Trust Indenture Act. This summary of certain provisions of the guarantee is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. Metropolitan has filed the form of the guarantee as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL


     To the extent described below, Metropolitan will irrevocably agree to pay in full, on a subordinated basis, the guarantee Payments (as defined herein) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Trust II may have or assert other than the defense of payment. If not paid by or on behalf of Trust II, the following payments that relate to the preferred securities (the "guarantee Payments") will be subject to the guarantee:



     - any accrued and unpaid Distributions required to be paid on the preferred securities, to the extent that Trust II has funds on hand available for such Distributions at such time;



     - the Redemption Price, including unpaid Distributions to the date of redemption, with respect to any preferred securities called for redemption, to the extent that Trust II has funds on hand available to pay such Redemption Price at such time; or



     - upon a voluntary or involuntary dissolution, winding-up or termination of Trust II (unless the junior subordinated debentures are distributed to holders of the preferred securities or all preferred securities are redeemed), the lesser of:



        - the liquidation amount and all accrued and unpaid Distributions on the preferred securities, to the extent that Trust II has funds available for such a payment at such time; and



        - the amount of assets of Trust II remaining available for distribution to holders of the preferred securities after satisfaction of liabilities to creditors of Trust II as required by applicable law.



     Metropolitan may satisfy its obligation to make a guarantee Payment by directly paying the required amounts to the holders of the preferred securities or by causing Trust II to pay such amounts to such holders.



     If Metropolitan does not make interest payments on the junior subordinated debentures held by Trust II, Trust II will not be able to pay Distributions on the preferred securities and will not have funds available for such Distributions. The guarantee will rank subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures. See "Description of the Guarantee -- Status of the Guarantee." Because Metropolitan is a holding company, the right of Metropolitan to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent Metropolitan may itself be recognized as a creditor of that subsidiary. Accordingly, Metropolitan's obligations under the guarantee will be effectively subordinated to all existing and future liabilities of Metropolitan's subsidiaries, and claimants should look only to the assets of Metropolitan for payments under the guarantee. The guarantee does not limit Metropolitan's ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of repayment to the junior subordinated debentures, whether under the Indenture, any other indenture that Metropolitan may enter into in the future, or otherwise. Metropolitan may from time to time incur indebtedness constituting such senior indebtedness.



     Metropolitan and Trust II believe that, taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement (as defined herein), constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Trust II's obligations under the preferred securities. See "Relationship Among the preferred securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee."



STATUS OF THE GUARANTEE



     The guarantee will constitute an unsecured obligation of Metropolitan and will rank subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of repayment to the junior subordinated debentures. The guarantee ranks equal to the guarantee agreement executed by Metropolitan in respect of the 8.60% preferred securities sold during the second quarter of 1998 by Metropolitan Capital Trust I.



     The guarantee will constitute a guarantee of payment and not of collection. As a result, the guaranteed party may institute a legal proceeding directly against Metropolitan to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The trustee under the guarantee will hold the guarantee for the benefit of the holders of the preferred securities.


AMENDMENTS AND ASSIGNMENT


     Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of Metropolitan and will inure to the benefit of the holders of the preferred securities then outstanding.


EVENTS OF DEFAULT


     An event of default under the guarantee will occur upon the failure of Metropolitan to perform any of its payments or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the guarantee in respect of such guarantee or to direct the exercise of any trust or power conferred upon the trustee under the guarantee.



     Metropolitan, as guarantor, is required to file annually with the trustee under the guarantee a certificate as to whether or not Metropolitan is in compliance with all the conditions and covenants applicable to it under the guarantee.


INFORMATION CONCERNING THE TRUSTEE UNDER THE GUARANTEE


     The trustee under the guarantee, other than during an event of default by Metropolitan in the performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee. After an event of default under the guarantee, the trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee under the guarantee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The trustee under the guarantee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the it reasonably believes repayment or adequate indemnity is not reasonably assured to it.


TERMINATION OF THE GUARANTEE


     The guarantee will terminate and be of no further force and effect upon:



     - full payment of the Redemption Price of the preferred securities;



     - full payment of the amounts payable upon liquidation of Trust II; or



     - distribution of the junior subordinated debentures to the holders of the preferred securities in exchange for their preferred securities.



The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.


GOVERNING LAW


     The guarantee will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.


THE EXPENSE AGREEMENT


     Pursuant to the Expense Agreement entered into by Metropolitan under the Trust Agreement (the "Expense Agreement"), Metropolitan will irrevocably and unconditionally guarantee to each person or entity to whom Trust II becomes indebted or liable, the full payment of any costs, expenses or liabilities of Trust II, other than obligations of Trust II to pay to the holders of the preferred securities the amounts due such holders pursuant to the terms of the preferred securities. Third party creditors of Trust II may proceed directly against Metropolitan under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.


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

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES,
                    THE EXPENSE AGREEMENT AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE


     Payments of Distributions and other amounts due on the preferred securities (to the extent Trust II has funds available for the payment of such Distributions) are irrevocably guaranteed by Metropolitan as and to the extent set forth under "Description of the Guarantee." Metropolitan and Trust II believe that, taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Trust II's obligations under the preferred securities. If and to the extent that Metropolitan does not make payments on the junior subordinated debentures, Trust II will not pay Distributions or other amounts due on its preferred securities. The guarantee does not cover payment of Distributions when Trust II does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the preferred securities is to institute a legal proceeding against Metropolitan for enforcement of payment of such Distributions to such holder. The obligations of Metropolitan under the guarantee are subordinate and junior in right of payment to all indebtedness senior in right of payment to the junior subordinated debentures.


SUFFICIENCY OF PAYMENTS


     If payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover Distributions and other payments due on the preferred securities. Such payments are sufficient primarily because:



     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and Trust II's common securities;



     - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and Distribution and other payment dates for the preferred securities;



     - Metropolitan will pay for all and any costs, expenses and liabilities of Trust II except Trust II's obligations to holders of its preferred securities; and



     - The Trust Agreement further provides that Trust II will not engage in any activity that is not consistent with the limited purposes of Trust II.



     Notwithstanding anything to the contrary contained in the Indenture, Metropolitan has the right to set-off any payment it is otherwise required to make under the Indenture if, and to the extent, Metropolitan has made, or is concurrently making, a payment under the guarantee.


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

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES


     A holder of a preferred security may institute a legal proceeding directly against Metropolitan to enforce its rights under the guarantee without first instituting a legal proceeding against the trustee under the guarantee the Trust Agreement or any other person or entity.



     A default or event of default under any indebtedness of Metropolitan senior to the junior subordinated debentures would not constitute a default or event of default under the Indenture. However, in the event of payment defaults under, or acceleration of, any such senior indebtedness, the subordination provisions of the Indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the Indenture.



LIMITED PURPOSE OF TRUST II



     The preferred securities evidence preferred undivided beneficial interests in Trust II. Trust II exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds of such issuance in junior subordinated debentures. A principal difference between the rights of a holder of a preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Metropolitan the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive Distributions from Trust II (or from Metropolitan under the guarantee) if, and to the extent, Trust II has funds available for the payment of such Distributions.


RIGHTS UPON DISSOLUTION


     Upon any voluntary or involuntary dissolution, winding-up or liquidation of Trust II involving the liquidation of the junior subordinated debentures, after satisfaction of liabilities to creditors of Trust II, if any, as provided by applicable law, the holders of the preferred securities will receive, out of assets held by Trust II, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Metropolitan, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Metropolitan. As a result, the Property Trustee would be subordinated in right of payment to all indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any shareholders of Metropolitan receive payments or distributions. Since Metropolitan is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of Trust II (other than Trust II's obligations to the holders of its preferred securities), the positions of a holder of such preferred securities and a holder of the junior subordinated debentures relative to other creditors and to shareholders of Metropolitan in the event of liquidation or bankruptcy of Metropolitan are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES


     The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities. This summary addresses only the tax consequences to a person that acquires preferred securities on their original issue at the stated offering price. It does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, employee benefit plans, tax-exempt organizations, dealers in securities or currencies, persons that will hold preferred securities as part of a position in a "straddle" or as part of a "synthetic security," "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar, or persons that do not hold preferred securities as capital assets. This summary also does not address tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the preferred securities.



     The statements of law or legal conclusions set forth in this summary constitute the opinion of Thompson Hine & Flory LLP special tax counsel to Metropolitan and Trust II. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the preferred securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the preferred securities may differ from the treatment described below.


     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


CLASSIFICATION OF TRUST II AND THE JUNIOR SUBORDINATED DEBENTURES



     In the opinion of Thompson Hine, for United States federal income tax purposes under current law, Trust II will not be classified as an association taxable as a corporation, and the junior subordinated debentures will be classified as indebtedness. As a result, each beneficial owner of preferred securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest (or accrued original issue discount) in addition to any interest and other income (if any) with respect to the junior subordinated debentures. See "-- Interest Income and Original Issue Discount." No amount included in income with respect to the preferred securities will be eligible for the dividends-received deduction. This opinion is based in part upon certain factual assumptions and upon certain representations made by Metropolitan, which representations Thompson Hine has relied upon and assumed to be true, correct and complete. If such representations are inaccurate, this opinion could be adversely affected.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT


     Under applicable Treasury regulations, currently Section 1.1275-2(h) (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). Metropolitan believes that the likelihood of its exercising its option to defer payments of interest on the junior subordinated debentures is remote, because exercising that option would prevent it from declaring dividends on any class of its shares. Based on the foregoing, Metropolitan intends to take the position that the junior subordinated debentures were not issued with OID. Accordingly, a Securityholder purchasing the preferred securities at the stated price should be required to include in gross income only such Securityholder's pro rata share of stated interest on the junior subordinated debentures in accordance with such Securityholder's method of tax accounting.


     The Regulations have not yet been addressed in any rulings or other published interpretations by the Internal Revenue Service (the "IRS"). In the opinion of Thompson Hine, based upon Metropolitan's representations, it is not unreasonable for Metropolitan to take the position that the likelihood of deferral is remote. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the Regulations.


     Under the Regulations, if Metropolitan were to exercise its option to defer payments of interest after treating the junior subordinated debentures as issued without OID, the junior subordinated debentures would be treated as re-issued with OID at that time. In addition, all stated interest (and de minimis OID, if any) on the junior subordinated debentures would thereafter be treated as OID if the junior subordinated debentures remained outstanding. In such event, all of a Securityholder's interest income with respect to the junior subordinated debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest related thereto would not be includable in gross income. Consequently, a Securityholder would be required to include OID in gross income even though Metropolitan would not make and the Securityholder would not receive any actual cash payments during an Extension Period.



     A Securityholder that disposed of preferred securities before the record date for the payment of Distributions following an Extension Period would include OID in gross income but would not receive any cash related thereto from Trust II. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) would increase such Securityholder's tax basis in its preferred securities, and the amount of Distributions not includable in gross income would reduce such Securityholder's tax basis in its preferred securities.


DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF THE PREFERRED SECURITIES


     Under current United States federal income tax law and provided that Trust II is not treated as an association taxable as a corporation, a distribution by Trust II of the junior subordinated debentures as described under the caption "Description of the Preferred

Securities -- Liquidation of Trust II and Distribution of the Junior Subordinated Debentures to Holders" will be nontaxable to the Securityholders. Such distribution will also result in a Securityholder receiving its pro rata share of the junior subordinated debentures previously held indirectly through Trust II, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its preferred securities before such distribution. A Securityholder will account for interest in respect of the junior subordinated debentures received from Trust II in the manner described above under " -- Interest Income and Original Issue Discount," including any accrual of OID (if any) attributed to the junior subordinated debentures upon the distribution.


SALES OR REDEMPTION OF THE PREFERRED SECURITIES


     Gain or loss will be recognized by a Securityholder on the sale of preferred securities (including a redemption for cash or other consideration) in an amount equal to the difference between the amount realized on the sale (or redemption) and the Securityholder's adjusted tax basis in the preferred securities sold or so redeemed. Gain or loss recognized by a Securityholder on preferred securities held for more than one year will generally be taxable as long-term capital gain or loss. preferred securities constituting a capital asset which are acquired by an individual and held for more than one year are accorded a maximum United States federal capital gains tax rate of 20% (or a rate of 10%, if the individual taxpayer is in the 15% tax bracket). Effective in 2001, the 20% rate drops to 18% (and the 10% rate drops to 8%) for capital assets acquired after the year 2000 and held more than five years. However, the requirement that the capital asset be acquired after the year 2000 does not apply to the 8% rate.



     If Metropolitan were to exercise its option to defer payments of interest on the junior subordinated debentures, the preferred securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A Securityholder that disposed of its preferred securities between record dates for payments of Distributions (and consequently did not receive a Distribution from Trust II for the period before such disposition) would nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures through the date of disposition. In addition, such Securityholder would be required to add such amount to its adjusted tax basis in its disposed of preferred securities. Such Securityholder would recognize a capital loss on the disposition of its preferred securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the Securityholder's adjusted tax basis in the preferred securities (which would include accrued but unpaid interest). Subject to a certain limited exception, in the case of individual taxpayers capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.


UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.


     Under current United States federal income tax law, payments by Trust II or any of its Paying Agents to any Securityholder who or which is a United States Alien Holder will not be subject to United States federal withholding tax provided that the following three conditions are met. First, the Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of shares of Metropolitan entitled to vote. Second, the Securityholder is not a controlled foreign corporation that is related to Metropolitan through share ownership. Third, either the Securityholder certifies to Trust II or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to Trust II or its agent, under penalties of perjury, that such statement has been received from the Securityholder by it or by a Financial Institution holding such security for the Securityholder and furnishes Trust II or its agent with a copy thereof. Under current United States federal income tax law, a United States Alien Holder of a Preferred Security generally will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a preferred security.



     In October 1997, final Treasury Regulations (the "Withholding Tax Regulations") effective for payments of interest after December 31, 1999, were issued that provide alternative methods for satisfying the certification requirements described in the third condition above. The Withholding Tax Regulations also require, in the case of preferred securities held by a foreign partnership, that the certification described in the third condition above be provided by the partners rather than by the foreign partnership. A look-through rule would apply in the case of tiered partnerships. Prospective investors are urged to consult their tax advisors with respect to the effect of the Withholding Tax Regulations. Trust II will issue a Form 1042 or 1042-S, where appropriate.


PROPOSED TAX LAW CHANGES


     Legislation has been introduced in the United States Congress in the past that, if enacted, would have denied an interest deduction to issuers of instruments such as the junior subordinated debentures that were issued after the date such legislation was proposed. No such legislation is currently pending. We cannot assure you, however, that similar legislation will not ultimately be enacted into law, possibly with retroactive effect, or that there will not be other developments that would adversely affect the tax treatment of the junior subordinated debentures and could result in the occurrence of Tax Event, possibly leading to the redemption of the junior subordinated debentures. See "Description of the Junior Subordinated Debentures -- Redemption or Exchange."



     Metropolitan is aware of at lease one case, involving Enron Corporation, now pending before the United States Tax Court where the IRS initially sought to disallow the deduction for interest expense on securities that are similar to, although different in a number of respects from, the junior subordinated debentures. Such securities were issued in 1993 and 1994 to partnerships that, in turn, issued "monthly income preferred securities." In a recently filed stipulation in the United States Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the securities. Although the IRS has apparently conceded the interest deductibility issue in the Enron case, there can be no assurance that the IRS will not challenge the interest deductions of other taxpayers (such as Metropolitan) which issue similar types of preferred securities.

INFORMATION REPORTING TO SECURITYHOLDERS


     Generally, income on the preferred securities will be reported to Securityholders on Forms 1099-INT (Forms 1099-OID if interest is accounted for under the OID rules), which will be mailed to securityholders by January 31 following each calendar year.


BACKUP WITHHOLDING


     Payments made on, and proceeds from the sale of, preferred securities may be subject to a "backup" withholding tax of 31% unless the Securityholder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.


                              ERISA CONSIDERATIONS


     Metropolitan and certain affiliates of Metropolitan may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the preferred securities by an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975(e)(1) of the Code and with respect to which Metropolitan, or any affiliate of Metropolitan, is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any preferred securities should consult with its counsel.


                                  UNDERWRITING

SALE OF THE COMMON STOCK


     Subject to the terms and conditions of the Underwriting Agreement (the
"Underwriting Agreement"), dated           , 1999, among Metropolitan, Trust II
and the underwriter, Metropolitan has agreed to sell to the underwriter, and the underwriter has agreed to purchase from Metropolitan, 600,000 shares of common stock. The Underwriting Agreement provides that the obligations of the underwriter are subject to certain conditions precedent. The underwriter has agreed to purchase and pay for all shares of common stock (other than those shares subject to the over-allotment described below) if any are purchased.



     Metropolitan has been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $     per share. The
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     per share to certain other dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the underwriter.



     Metropolitan has granted to the underwriter an option, exercisable not later than thirty days after the date of this Prospectus, to purchase up an additional 90,000 shares of common stock at the public offering price per share. To the extent that the underwriter exercises such option, Metropolitan will be obligated, pursuant to the option, to sell such shares of common stock to the underwriter. The underwriter may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock.



     Metropolitan, its directors and officers have agreed not to offer, sell or otherwise dispose of any shares of the common stock or any securities convertible into or exchangeable for shares of common stock of Metropolitan for 180 days after the date of this prospectus without the prior written consent of the underwriter except for:



     - the issuance by Metropolitan of common stock pursuant to the exercise of stock options under Metropolitan's option plans as disclosed in this prospectus;


     - the granting by Metropolitan of stock options after the date of this prospectus under the option plans;

     - as a bona fide gift to a third party or as a distribution to the partners or stockholders of a Metropolitan shareholder, provided the recipient(s) thereof agree to be bound by the terms of the lock-up arrangement to which such shareholder is bound.

SALE OF THE PREFERRED SECURITIES


     Subject to the terms and conditions of the Underwriting Agreement, Trust II has agreed to sell to the underwriter, and the underwriter has agreed to purchase from Trust II, $30 million aggregate liquidation amount of preferred securities at the public offering price subject to the underwriting commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will purchase all of the preferred securities offered hereby if any of such preferred securities are purchased.



     Metropolitan has been advised by the underwriter that the underwriter proposes to offer the preferred securities to the public and other dealers at the public offering price set forth on the cover page of this Prospectus and will share with certain dealers from its commission a concession not in excess
of $     per preferred security. The underwriter may allow, and such dealers may
reallow, a concession not in excess of $     per preferred security to certain
other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriter.



     Metropolitan has granted to the underwriter an option, exercisable not later than thirty days after the date of this prospectus, to purchase up to an additional $4.5 million aggregate liquidation amount of the preferred securities at the public offering price plus accrued Distributions, if any, from
          , 1999. To the extent that the underwriter exercises such option, Metropolitan will be obligated, pursuant to the option, to sell such preferred securities to the underwriter. The underwriter may exercise such option only to cover over-allotments made in connection with the sale of the preferred securities offered hereby. If purchased, the underwriter will offer such additional preferred securities on the same terms as those on which the $30 million aggregate liquidation amount of the preferred securities are being offered.



     In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures issued by Metropolitan, the Underwriting Agreement provides that Metropolitan will pay as compensation for the underwriter's arranging the investment therein of such proceeds an amount of $0.375 per preferred security (or $1,125,000 ($1,293,750 if the over-allotment option is exercised in full) in the aggregate).

Metropolitan has also agreed to reimburse the underwriter for its reasonable out-of-pocket expenses, including legal fees (not to exceed $75,000 (excluding "blue sky" work) without the prior written consent of Metropolitan) and expenses relating to the offering of the preferred securities.



     Because the National Association of Securities Dealers, Inc. (the "NASD") is expected to view the preferred securities as interests in a direct participation program, the offering of the preferred securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.



     The preferred securities are a new issue of securities with no established trading market. Metropolitan and Trust II have been advised by the underwriter that it intends to make a market in the preferred securities. However, the underwriter is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the underwriter. Application has been made to list the preferred securities on the Nasdaq National Market. However, three market makers for the preferred securities are required for original listing, and two are required for continued listing thereafter. The presence of a second or a third market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the preferred securities.


GENERAL


     Although the common stock is listed on the Nasdaq Stock Market's National Market and Trust II intends to list the preferred securities on the Nasdaq Stock Market's National Market, Metropolitan can make no assurances as to the liquidity of the common stock and the preferred securities. See "Risk
Factors -- Risk Factors Relating to the Common Stock -- You may have difficulty selling your common stock because of the limited trading volume for our common stock" and " -- Risk Factors Relating to the Preferred Securities -- You may have difficulty selling your preferred securities if an active trading market does not develop." The offering price of the common stock and the offering price and distribution rate of the preferred securities have been determined by negotiations among representatives of Metropolitan, Trust II and the underwriter. Such offering prices may not be indicative of the market price of the common stock or the preferred securities following the offering.



     In connection with the offering, the underwriter and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the common stock and the preferred securities. Such transactions may include over-allotment transactions in which the underwriter creates a short position for its own account by selling more common stock or preferred securities than it is committed to purchase. In such a case, to cover all or part of the short position, the underwriter may exercise either or both of the over-allotment option described above to purchase additional common stock or preferred securities or may purchase common stock or preferred securities in the open market following completion of the initial offering. The underwriter also may engage in stabilizing transactions in which it bids for, and purchases, common stock or preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the common stock or the preferred securities. The underwriter also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriter repurchases shares distributed by the underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the common stock or the preferred securities at a level above that which might otherwise prevail in the open market. Neither Metropolitan nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or the preferred securities. The underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.



     Metropolitan and Trust II have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.


                             VALIDITY OF SECURITIES


     Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the Trust Agreement and the creation of Trust II will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to Metropolitan and Trust II. The validity of the guarantee and the junior subordinated debentures will be passed upon for Metropolitan by Thompson Hine. Certain legal matters will be passed upon for the underwriter by Patton Boggs LLP. Certain matters relating to the United States federal income tax considerations will be passed upon for Metropolitan by Thompson Hine.



     Malvin E. Bank, a partner of Thompson Hine, is Secretary, Assistant Treasurer and a Director of Metropolitan and a Director of Metropolitan Bank. Mr. Bank owns 16,500 shares of common stock of Metropolitan. Other partners of Thompson Hine own a total of 660 shares of common stock of Metropolitan and 600 of Metropolitan's 8.60% preferred securities.


                                    EXPERTS


     The consolidated financial statements of Metropolitan as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in this prospectus and Registration Statement have been included in reliance upon the report of Crowe, Chizek and Company LLP, as set forth in its report thereon, appearing elsewhere in this Prospectus. The financial statements audited by Crowe, Chizek and Company LLP have been included in reliance upon such report given upon their authority as an expert in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Metropolitan files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can read and copy such reports, proxy statements and other information at the following locations of the Commission:

  Public Reference Room     New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center         Citicorp Center
        Room 1024                  Suite 1300          500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                       Chicago, Illinois 60661

     You may also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.

20549. You can obtain further information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Metropolitan who file electronically with the Commission. The address of that site is http://www.sec.gov.


     Metropolitan and Trust II have filed with the Commission a Registration Statement on Form S-1 (together with all amendments, the "Registration Statement") that relates to the common stock, the preferred securities, the junior subordinated debentures and the guarantee. This prospectus is only part of the Registration Statement. It does not contain all of the information in the Registration Statement. The rules and regulations of the Commission permit us to omit certain portions of the Registration Statement from the prospectus. For more information regarding Metropolitan, Trust II, the preferred securities, the junior subordinated debentures and the guarantee, you should refer to the Registration Statement, including the attached exhibits.


     This prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be disclosed. The descriptions of such documents are brief and are not necessarily complete. As a result, we urge you to refer to the copy of each material contract, report and exhibit attached to the Registration Statement for a more complete description of such document. Each such statement in this prospectus is qualified in its entirety by reference to the complete document. You may read the Registration Statement without charge at the principal office of the Commission in Washington, D.C., and you may obtain copies of all or part of it from the Commission by paying the prescribed fees.


     Metropolitan will provide to the holders of the common stock and the preferred securities annual reports containing financial statements audited by Metropolitan's independent auditors. Metropolitan will also furnish annual reports on Form 10-K free of charge to holders of the common stock and the preferred securities who so request in writing addressed to the Secretary of Metropolitan.



     No separate financial statements of Trust II have been included herein. Metropolitan does not consider that such financial statements would be material to holders of preferred securities because (i) all of the voting securities of Trust II will be owned by Metropolitan, a reporting company under the Securities and Exchange Act of 1934, (ii) Trust II has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Trust II and investing the proceeds thereof in junior subordinated debentures issued by Metropolitan, and (iii) Metropolitan and Trust II believe that, taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."



     Trust II is not currently subject to the information reporting requirements of the Securities and Exchange Act of 1934 and Metropolitan does not expect that Trust II will file reports, proxy statements and other information under this Act with the Commission.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES
                             MAYFIELD HEIGHTS, OHIO

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS..............................   F-2
FINANCIAL STATEMENTS
  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION............   F-3
  CONSOLIDATED STATEMENTS OF OPERATIONS.....................   F-4
  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
     EQUITY.................................................   F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS.....................   F-6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Metropolitan Financial Corp.
Mayfield Heights, Ohio

     We have audited the accompanying consolidated statements of financial condition of Metropolitan Financial Corp. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Financial Corp. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Cleveland, Ohio
February 12, 1999

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1998 AND 1997


                                                          1998            1997
                                                     --------------   ------------
ASSETS
Cash and due from banks............................  $   19,810,617   $ 14,152,785
Interest-bearing deposits in other banks...........       9,275,257      1,961,183
Securities purchased under resale agreements.......                      6,396,720
                                                     --------------   ------------
  Cash and cash equivalents........................      29,085,874     22,510,688
Securities available for sale......................      19,443,264      1,705,879
Securities held to maturity........................      16,217,406      4,740,000
Mortgage-backed securities available for sale......     198,295,290    143,166,654
Loans held for sale................................      15,016,632     14,230,130
Loans receivable, net..............................   1,018,270,921    693,654,608
Federal Home Loan Bank stock, at cost..............       6,053,900      5,349,700
Accrued interest receivable........................       8,678,479      5,752,161
Premises and equipment, net........................      19,113,869     13,927,911
Real estate owned, net.............................       5,534,229      2,037,465
Intangible assets..................................       2,723,880      2,986,539
Loan servicing rights..............................      13,412,167      9,223,974
Prepaid expenses and other assets..................      11,587,703      5,698,912
                                                     --------------   ------------
     Total assets..................................  $1,363,433,614   $924,984,621
                                                     ==============   ============
LIABILITIES
Noninterest-bearing deposits.......................  $   63,716,544   $ 46,234,027
Interest-bearing deposits..........................     987,640,170    691,547,834
Borrowings.........................................     215,485,780    135,869,673
Accrued interest payable...........................       5,511,306      3,272,815
Other liabilities..................................      20,685,291     11,399,016
                                                     --------------   ------------
     Total liabilities.............................   1,293,039,091    888,323,365
                                                     --------------   ------------
Guaranteed preferred beneficial interests in the
  Corporation's junior subordinated debentures.....      27,750,000

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized
Common stock, no par value, 10,000,000 shares
  authorized, 7,756,393 shares issued and
  outstanding
Additional paid-in capital.........................      18,505,174     11,101,383
Retained earnings..................................      23,660,349     24,269,873
Accumulated other comprehensive income.............         479,000      1,290,000
                                                     --------------   ------------
     Total shareholders' equity....................      42,644,523     36,661,256
                                                     --------------   ------------
       Total liabilities and shareholders'
          equity...................................  $1,363,433,614   $924,984,621
                                                     ==============   ============


          See accompanying notes to consolidated financial statements.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                 1998          1997          1996
                                                              -----------   -----------   -----------
INTEREST INCOME
Interest and fees on loans..................................  $74,059,415   $61,230,083   $50,267,618
Interest on mortgage-backed securities......................    8,894,573     6,946,824     2,890,437
Interest and dividends on other investments.................    2,774,186     1,169,208     1,293,828
                                                              -----------   -----------   -----------
    Total interest income...................................   85,728,174    69,346,115    54,451,883
                                                              -----------   -----------   -----------
INTEREST EXPENSE
Interest on deposits........................................   42,536,460    34,120,452    28,131,837
Interest on borrowings......................................    9,614,062     7,582,855     4,984,212
Interest on junior subordinated debentures..................    1,633,454
                                                              -----------   -----------   -----------
    Total interest expense..................................   53,783,976    41,703,307    33,116,049
                                                              -----------   -----------   -----------
NET INTEREST INCOME.........................................   31,944,198    27,642,808    21,335,834
Provision for loan losses...................................    2,650,000     2,340,000     1,635,541
                                                              -----------   -----------   -----------
Net interest income after provision for loan losses.........   29,294,198    25,302,808    19,700,293
                                                              -----------   -----------   -----------
NONINTEREST INCOME
Net gain on sale of loans...................................    3,452,612       488,104       202,621
Loan servicing income, net..................................      788,305     1,292,719     1,203,779
Service charges on deposit accounts.........................      905,659       715,657       564,654
Net gain on sale of securities..............................       70,033        92,338       133,706
Loan option income..........................................      388,006       320,464       695,798
Loan credit discount income.................................      137,104
Other operating income......................................    1,574,844     1,231,524       972,057
                                                              -----------   -----------   -----------
    Total noninterest income................................    7,316,563     4,140,806     3,772,615
                                                              -----------   -----------   -----------
NONINTEREST EXPENSE
Salaries and related personnel costs........................   13,668,661    10,671,192     8,669,705
Occupancy and equipment expense.............................    3,618,751     3,044,220     2,464,926
Federal deposit insurance premiums..........................      688,037       595,268     4,211,869
Marketing expense...........................................      907,831       685,954       694,898
State franchise taxes.......................................      622,762       542,577       461,127
Data processing expense.....................................      491,604       441,335       599,150
Amortization of intangibles.................................      262,659       262,659       255,720
Other operating expenses....................................    5,261,961     3,905,522     3,481,610
                                                              -----------   -----------   -----------
    Total noninterest expense...............................   25,522,266    20,148,727    20,839,005
                                                              -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........   11,088,495     9,294,887     2,633,903
Provision for income taxes..................................    4,049,000     3,492,000     1,095,000
                                                              -----------   -----------   -----------
INCOME BEFORE EXTRAORDINARY ITEM............................    7,039,495     5,802,887     1,538,903
                                                              -----------   -----------   -----------
Extraordinary item..........................................     (245,228)
NET INCOME..................................................  $ 6,794,267   $ 5,802,887   $ 1,538,903
                                                              ===========   ===========   ===========
Basic earnings per share:
  Before extraordinary item.................................  $      0.91   $      0.75   $      0.22
  Extraordinary item........................................         0.03
                                                              -----------   -----------   -----------
Basic earnings per share....................................  $      0.88   $      0.75   $      0.22
                                                              ===========   ===========   ===========
Diluted earnings per share:
  Before extraordinary item.................................  $      0.90   $      0.75   $      0.22
  Extraordinary item........................................         0.03
                                                              -----------   -----------   -----------
  Diluted earnings per share................................  $      0.87   $      0.75   $      0.22
                                                              ===========   ===========   ===========
Weighted average shares for basic earnings per share........    7,756,393     7,756,393     7,023,064
Effect of dilutive stock options............................       82,412        12,899
                                                              -----------   -----------   -----------
Weighted average shares for diluted earnings per share......    7,838,805     7,769,292     7,023,064
                                                              ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                        ACCUMULATED
                                           ADDITIONAL                      OTHER           TOTAL
                                  COMMON     PAID-IN      RETAINED     COMPREHENSIVE   SHAREHOLDERS'
                                  STOCK      CAPITAL      EARNINGS        INCOME          EQUITY
                                  ------   -----------   -----------   -------------   -------------
BALANCE JANUARY 1, 1996.........  $ 100    $ 7,801,283   $16,928,083    $  736,949      $25,466,415
Comprehensive income:
  Net income....................                           1,538,903                      1,538,903
  Change in unrealized gain on
    securities, net of tax and
    net of reclassification of
    gain of $88,000 from net
    income......................                                           (60,949)         (60,949)
                                                                                        -----------
    Total comprehensive
      income....................                                                          1,477,954
  Issuance of 400,000 shares of
    Common stock................             3,300,000                                    3,300,000
  Change in stated value of
    common stock................   (100)           100                                           --
                                  -----    -----------   -----------    ----------      -----------
BALANCE DECEMBER 31, 1996.......            11,101,383    18,466,986       676,000       30,244,369
Comprehensive income:
  Net income....................                           5,802,887                      5,802,887
  Change in unrealized gain on
    securities, net of tax and
    net of reclassification of
    gain of $60,000 from net
    income......................                                           614,000          614,000
                                                                                        -----------
    Total comprehensive
      income....................                                                          6,416,887
                                  -----    -----------   -----------    ----------      -----------
BALANCE DECEMBER 31, 1997.......            11,101,383    24,269,873     1,290,000       36,661,256
Comprehensive income:
  Net income....................                           6,794,267                      6,794,267
  Change in unrealized gain on
    securities, net of tax and
    net of reclassification of
    gain of $46,000 from net
    income......................                                          (811,000)        (811,000)
                                                                                        -----------
    Total comprehensive
      income....................                                                          5,983,267
  10% stock dividend............             7,403,791    (7,403,791)                            --
                                  -----    -----------   -----------    ----------      -----------
BALANCE DECEMBER 31, 1998.......           $18,505,174   $23,660,349    $  479,000      $42,644,523
                                  =====    ===========   ===========    ==========      ===========

          See accompanying notes to consolidated financial statements.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                  1998             1997             1996
                                                             --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $    6,794,267   $    5,802,887   $    1,538,903
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Net amortization and depreciation........................       4,338,086        4,533,303        3,022,358
  Gain on sale of securities...............................         (70,033)         (92,338)        (133,706)
  Provision for loan and REO losses........................       2,850,000        2,340,000        1,677,541
  Deferred tax provision...................................        (709,604)      (1,131,325)        (183,303)
  Loans originated for sale................................    (211,676,778)     (36,731,553)     (35,235,545)
  Loans purchased for sale.................................     (49,446,855)     (10,654,255)     (16,675,331)
  Proceeds from sale of loans..............................     258,063,886       51,402,212       43,410,896
  Repayments on loans held for sale........................                           39,180          809,737
  Loss on sale of premises, equipment and real estate
    owned..................................................         122,839          104,608          113,428
  FHLB stock dividend......................................        (400,100)        (348,800)        (264,100)
  Changes in other assets..................................      (5,179,187)        (865,930)      (2,980,967)
  Changes in other liabilities.............................       6,888,774         (561,078)       1,051,576
                                                             --------------   --------------   --------------
    Net cash provided by (used in) operating activities....      11,575,295       13,836,911       (3,848,513)
                                                             --------------   --------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES
Disbursement of loan proceeds..............................    (450,712,197)    (288,659,170)    (218,376,200)
Purchases of:
  Loans....................................................    (280,336,145)    (103,062,046)    (110,565,748)
  Mortgage-backed securities...............................     (45,663,268)      (6,364,379)     (13,570,050)
  Securities available for sale............................     (38,556,800)      (5,101,096)     (13,336,840)
  Securities held to maturity..............................     (16,212,500)      (4,740,000)
  Mortgage Loan servicing rights...........................      (4,282,274)      (2,055,908)        (732,262)
  FHLB stock...............................................        (304,100)      (1,012,300)        (155,800)
  Premises and equipment...................................      (6,616,504)      (3,713,528)      (4,506,250)
Proceeds from maturities and repayments of:
  Loans....................................................     287,095,932      208,024,684      140,245,124
  Mortgage-backed securities...............................      46,348,016       18,111,121        7,189,624
  Securities available for sale............................       8,000,000                         6,051,195
  Securities held to maturity..............................       4,740,000
Proceeds from sale of:
  Loans....................................................      13,470,986       14,088,337       12,106,490
  Mortgage-backed securities...............................      43,187,001                         3,636,772
  Securities available for sale............................      12,800,000       16,582,643       16,690,055
  Premises, equipment and real estate owned................       1,225,767          551,043        1,250,813
Additional investment in real estate owned.................         (52,278)         (88,481)
Premium paid for credit card relationships.................                          (10,359)        (306,146)
                                                             --------------   --------------   --------------
    Net cash used for investing activities.................    (425,868,364)    (157,449,439)    (174,379,223)
                                                             --------------   --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposit accounts.............................     313,502,148      115,604,639      118,279,840
Proceeds from borrowings...................................     217,007,000      115,219,000      210,000,000
Repayment of borrowings....................................    (172,290,893)     (76,223,000)    (155,000,000)
Proceeds from issuance of guaranteed preferred beneficial
  interests in the corporation's junior subordinated
  debentures...............................................      27,750,000
Net activity on lines of credit............................      34,900,000       (5,000,000)
Proceeds from issuance of stock............................                                         3,300,000
                                                             --------------   --------------   --------------
    Net cash provided by financing activities..............     420,868,255      149,600,639      176,579,840
                                                             --------------   --------------   --------------
Net change in cash and cash equivalents....................       6,575,186        5,988,111       (1,647,896)
Cash and cash equivalents at beginning of year.............      22,510,688       16,522,577       18,170,473
                                                             --------------   --------------   --------------
Cash and cash equivalents at end of year...................  $   29,085,874   $   22,510,688   $   16,522,577
                                                             ==============   ==============   ==============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest...............................................  $   51,545,485   $   42,550,655   $   33,546,947
    Income taxes...........................................       4,217,500        4,871,000        1,587,000
  Transfer from loans receivable to other real estate......       4,844,182        2,282,807        1,325,948
  Transfer from loans receivable to loans held for sale....                        9,678,044
  Loans securitized........................................     100,710,462       98,324,696       14,458,129


          See accompanying notes to consolidated financial statements.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Metropolitan Financial Corp. ("Metropolitan" or the "Corporation") is a savings and loan holding company and an Ohio corporation. Metropolitan is engaged in the business of originating multifamily and commercial real estate loans primarily in Ohio, Pennsylvania, Michigan, and Kentucky and purchases multifamily and commercial real estate loans throughout the United States. Metropolitan offers full service banking services to communities in Northeast Ohio where its additional lending activities include originating one-to four-family residential real estate, construction, business and consumer loans. The accounting policies of the Corporation conform to generally accepted accounting principles and prevailing practices within the financial services industry. A summary of significant accounting policies follows:


     CONSOLIDATION POLICY: The Corporation and its wholly owned subsidiaries, MetroCapital Corporation, Metropolitan Capital Trust I and Metropolitan Bank and Trust Company ("Metropolitan Bank"), formerly known as Metropolitan Savings Bank of Cleveland and its wholly-owned subsidiaries, are included in the accompanying consolidated financial statements. All significant intercompany balances have been eliminated.


     USE OF ESTIMATES: In preparing financial statements, Management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues, and expenses as well as affecting the disclosures provided. Future results could differ from current estimates. Areas involving the use of management's estimates and assumptions primarily include the allowance for losses on loans, the valuation of loan servicing rights, the value of loans held for sale, fair value of certain securities, the carrying value and amortization of intangibles, the determination and carrying value of impaired loans, and the fair value of financial instruments. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the valuation of servicing rights, the value of loans held for sale and the fair value of securities.

     FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

     STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions, interest bearing deposits, investments purchased with an initial maturity of three months or less, overnight repurchase agreements and federal funds sold. Generally, federal funds and overnight repurchase agreements are sold for one-day periods. The Corporation reports net cash flows for deposit transactions and activity on line of credit borrowings.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     SECURITIES: The Corporation classifies debt and mortgage-backed securities as held to maturity or available for sale. The Corporation classifies marketable equity securities as available for sale.

     Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of shareholders' equity, net of tax and recognized as part of comprehensive income. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.


     LOANS: All loans are held for investment unless specifically designated as held for sale. When Metropolitan Bank originates or purchases loans, it makes a determination whether or not to classify loans as held for sale. The Bank re-evaluates its intention to hold or sell loans at each balance sheet date based on the current environment and, if appropriate, reclassifies loans as held for sale. Sales of loans are dependent upon various factors including interest rate movements, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, and liquidity and capital requirements.



     Loans held for investment are stated at the principal amount outstanding adjusted for amortization of premiums and deferred costs and accretion of discounts and deferred fees using the interest method. At December 31, 1998 and 1997, management had the intent and Metropolitan Bank had the ability to hold all loans being held for investment for the foreseeable future.



     Loans held for sale are recorded at the lower of cost or market. When Metropolitan Bank purchases real estate loans and simultaneously writes an option giving the holder the right to purchase those loans, those loans are designated as held for sale. Gains and losses on the sale of loans are determined by the identified loan method and are reflected in operations at the time of the settlement of the sale.


     ALLOWANCE FOR LOSSES ON LOANS: The allowance for losses on loans is established by a provision for loan losses charged against income. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover probable losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts often continue and future recoveries may occur.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for losses on loans to such loans. If these allocations require an increase in the allowance for losses on loans, such increase is reported as a provision for loan losses. Management excludes all consumer loans and residential single family loans with balances less than $200,000 from its review for impairment. However, these loans are considered in determining the appropriate level of the allowance for loss on loans. All impaired loans are placed on nonaccrual status.

     REAL ESTATE OWNED: Real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are recorded at the lower of fair value, less estimated selling costs or cost at the date of foreclosure. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a charge-off. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Expenses to carry real estate owned are charged to operations as incurred.

     PREMISES AND EQUIPMENT: Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes. For tax purposes, depreciation on certain assets is computed using accelerated methods. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

     Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value based on discounted cash flows.


     INTANGIBLE ASSETS: Intangible assets resulting from the acquisition of Metropolitan Bank are being amortized to expense on a straight-line basis over a period of 25 years beginning in July 1987. This amount is a reduction from Metropolitan Bank's shareholder's equity in calculating tangible capital for regulatory purposes. Identifiable intangible assets are amortized over the estimated periods of benefit.


     LOAN SERVICING RIGHTS: Purchased mortgage servicing rights are initially valued at cost. When originated loans are sold or securitized and servicing rights are retained, those rights are valued by allocating the book value of the loans between the loans or securities and the servicing rights based on the relative fair value of each. Servicing rights are amortized in proportion to and over the period of estimated servicing income. Servicing rights are assessed for impairment periodically by estimating the future net servicing income of the portfolio based on management's estimate of remaining loan lives. For purposes of measuring impairment, management stratifies loans by loan type, interest rate, and investor.

     INTEREST INCOME ON LOANS: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if interest accrual should be discontinued based on the estimated fair market value of the collateral. The carrying values of impaired loans are periodically adjusted to

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time.

     LOAN FEES AND COSTS: Origination and commitment fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level yield method. When a loan is placed on nonaccrual status, accrued and unpaid interest is charged against income. Payments received on nonaccrual loans are applied against principal until the recovery of the remaining balance is reasonably assured. The net amount deferred is reported in the consolidated statements of financial condition as a reduction of loans.


     LOAN OPTION INCOME: Periodically Metropolitan Bank purchases real estate loans for sale and simultaneously writes an option giving the holder the option to purchase those loans at a specified price within a specified time period. At the time the transaction is complete Metropolitan Bank recognizes a non-refundable fee in income.


     INCOME TAXES: The Corporation and its subsidiaries, excluding Metropolitan Capital Trust I, are included in the consolidated federal income tax return of the Corporation. Income taxes are provided on a consolidated basis and allocated to each entity based on its proportionate share of consolidated income. Deferred income taxes are provided on items of income or expense that are recognized for financial reporting purposes in one period and recognized for income tax purposes in a different period. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     STOCK OPTIONS: Expense for employee compensation under stock option plans is based on Accounting Principles Board ("APB") Opinion No. 25 with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock based compensation. For the periods presented, no expense has been recognized as the option price of the common shares equals or exceeds the market price on the grant date.

     TRUST DEPARTMENT ASSETS AND INCOME: Property held by the Corporation in a fiduciary or other capacity for its trust customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation.

     EARNINGS PER SHARE: Basic and diluted earnings per share are computed based on weighted average shares outstanding during the period. Basic earnings per share has been computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share has been computed by dividing net income by the diluted weighted average shares outstanding. Diluted weighted average shares were calculated assuming the exercise of stock options less the treasury shares assumed to be purchased from the proceeds using the average market price of the Corporation's stock. The Corporation declared a 100% stock split in the form of a dividend in 1997. During 1998, the Corporation declared a 10% stock dividend which was recorded by a transfer, equal to the fair value of the shares issued, from retained earnings to additional paid in capital. All per share information has been retroactively adjusted to reflect the effect of the stock dividend and stock split.

     COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

     NEW ACCOUNTING PRONOUNCEMENTS: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

     Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow classifying these securities as available for sale, trading, or held to maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as as on market price movements.

     LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

     INDUSTRY SEGMENT: Internal financial information is primarily reported and aggregated in two lines of business, retail and commercial banking and mortgage banking.

     FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1998 presentation.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

NOTE 2.  SECURITIES

     The amortized cost, gross unrealized gains and losses, and fair values of investment securities at December 31, 1998 and 1997 are as follows:

                                                       1998
                               -----------------------------------------------------
                                                GROSS        GROSS
                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                   COST         GAINS        LOSSES        VALUE
                               ------------   ----------   ----------   ------------
AVAILABLE FOR SALE
Mutual funds.................  $  2,058,890                             $  2,058,890
FreddieMac preferred stock...     7,500,000                                7,500,000
FannieMae medium term note...     9,921,501                $ (37,127)      9,884,374
Mortgage-backed securities...   197,520,786    $953,892     (179,388)    198,295,290
                               ------------    --------    ---------    ------------
                                217,001,177     953,892     (216,515)    217,738,554
HELD TO MATURITY
Tax-exempt municipal bond....    14,817,406                               14,817,406
Revenue bond.................     1,400,000                                1,400,000
                               ------------    --------    ---------    ------------
                                 16,217,406                               16,217,406
                               ------------    --------    ---------    ------------
  Totals.....................  $233,218,583    $953,892    $(216,515)   $233,955,960
                               ============    ========    =========    ============

                                                      1997
                              -----------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                  COST         GAINS        LOSSES        VALUE
                              ------------   ----------   ----------   ------------
AVAILABLE FOR SALE
Mutual funds................  $  1,705,879                             $  1,705,879
Mortgage-backed
  securities................   141,148,819   $2,077,015    $(59,180)    143,166,654
                              ------------   ----------    --------    ------------
  Total investment
     securities.............   142,854,698    2,077,015     (59,180)    144,872,533
HELD TO MATURITY
Tax-exempt municipal bond...     4,740,000                                4,740,000
                              ------------   ----------    --------    ------------
  Totals....................  $147,594,698   $2,077,015    $(59,180)   $149,612,533
                              ============   ==========    ========    ============

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The amortized cost and fair value of debt securities at December 31, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      AMORTIZED         FAIR
                                                         COST          VALUE
                                                     ------------   ------------
Securities available for sale:
  Due after five years through ten years...........  $  9,921,501   $  9,884,374
  Mortgage-backed securities available for sale....   197,520,786    198,295,290
                                                     ------------   ------------
                                                      207,442,287    208,179,664
Securities held to maturity:
  Due after ten years..............................    16,217,406     16,217,406
                                                     ------------   ------------
  Total debt securities............................  $223,659,693   $224,397,070
                                                     ============   ============

     Proceeds from the sale of mortgage-backed securities available for sale were $43,187,001 in 1998. Proceeds from the sale of mortgage-backed securities available for sale were $3,636,772 in 1996. Proceeds from the sale of securities available for sale were $12,800,000 in 1998, $16,582,643 in 1997, and
$16,690,055 in 1996. Gross gains realized on those sales were $108,307 in 1998, $102,955 in 1997 and $133,706 in 1996. Gross losses of $38,274 and $10,617 were realized in 1998 and 1997, respectively.

     Certain securities with a carrying value of $87,718,000 and a market value of $88,440,000 at December 31, 1998, were pledged to secure reverse repurchase agreements. Other securities with a carrying value of $2,017,000 and a market value of $2,035,000 were pledged to the State of Ohio to enable Metropolitan to engage in trust activities and the Federal Reserve Bank to enable Metropolitan to receive treasury, tax and loan payments.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

NOTE 3.  LOANS RECEIVABLE

     The composition of the loan portfolio at December 31, 1998 and 1997 is as follows:

                                                            1998
                                        --------------------------------------------
                                         ORIGINATED     PURCHASED         TOTAL
                                        ------------   ------------   --------------
Real estate loans
  Construction loans
     Residential single family........  $ 81,584,178                  $   81,584,178
     Commercial.......................    19,129,204                      19,129,204
     Land.............................    34,989,879                      34,989,879
     Loans in process.................   (46,001,413)                    (46,001,413)
                                        ------------                  --------------
       Construction loans, net........    89,701,848                      89,701,848
  Permanent loans
     Residential single family........   165,419,246   $ 23,763,074      189,182,320
     Multifamily......................   123,655,857    213,756,121      337,411,978
     Commercial.......................    75,186,943    153,637,299      228,824,242
     Other............................     1,319,980                       1,319,980
                                        ------------   ------------   --------------
       Total real estate loans........   455,283,874    391,156,494      846,440,368
Consumer loans........................    42,186,074     53,929,342       96,115,416
Business loans and other loans........    82,317,575                      82,317,575
                                        ------------   ------------   --------------
          Total loans.................  $579,787,523   $445,085,836    1,024,873,359
                                        ============   ============
Premium on loans, net.................                                     5,320,149
Deferred loan fees, net...............                                    (5,013,470)
Allowance for losses on loans.........                                    (6,909,117)
                                                                      --------------
                                                                      $1,018,270,921
                                                                      ==============

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                                                                1997
                                             ------------------------------------------
                                              ORIGINATED     PURCHASED        TOTAL
                                             ------------   ------------   ------------
Real estate loans
  Construction loans
     Residential single family.............  $ 67,985,876                  $ 67,985,876
     Commercial............................    19,200,000                    19,200,000
     Land..................................    29,076,961                    29,076,961
     Loans in process......................   (46,833,171)                  (46,833,171)
                                             ------------                  ------------
       Construction loans, net.............    69,429,666                    69,429,666
  Permanent loans
     Residential single family.............   127,227,343   $ 19,458,082    146,685,425
     Multi family..........................    89,689,810    104,759,993    194,449,803
     Commercial............................    51,605,536    114,987,215    166,592,751
     Other.................................       565,795                       565,795
                                             ------------   ------------   ------------
       Total real estate loans.............   338,518,150    239,205,290    577,723,440
Consumer loans.............................    45,758,041     22,832,076     68,590,117
Business loans and other loans.............    57,496,142                    57,496,142
                                             ------------   ------------   ------------
          Total loans......................  $441,772,333   $262,037,366    703,809,699
                                             ============   ============
Discount on loans, net.....................                                    (425,466)
Deferred loan fees, net....................                                  (4,107,746)
Allowance for losses on loans..............                                  (5,621,879)
                                                                           ------------
                                                                           $693,654,608
                                                                           ============

     Loans with adjustable rates, included above, totaled $505,359,000 and $485,259,000 at December 31, 1998 and 1997, respectively.

     Metropolitan's real estate loans are secured by property in the following states:

                                                              1998   1997
                                                              ----   ----
Ohio........................................................   50%    60%
California..................................................   19     11
Michigan....................................................    2      5
Pennsylvania................................................    8      5
Other.......................................................   21     19
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

     Activity in the allowance for losses on loans is as follows:

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                               -------------------------------------
                                                  1998          1997         1996
                                               -----------   ----------   ----------
Balance at beginning of year.................  $ 5,621,879   $4,175,015   $2,764,664
Provision for loan losses....................    2,650,000    2,340,000    1,635,541
Net charge-offs..............................   (1,362,762)    (893,136)    (225,190)
                                               -----------   ----------   ----------
                                               $ 6,909,117   $5,621,879   $4,175,015
                                               ===========   ==========   ==========

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     Management analyzes loans on an individual basis and considers a loan to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract based on current information and events. Loans which are past due two payments or less and that management feels are probable of being paid current within 90 days are not considered to be impaired loans.

     Information regarding impaired loans is as follows at December 31:

                                                           1998          1997
                                                        -----------   -----------
Balance of impaired loans.............................  $10,141,909   $   516,498
Less portion for which no allowance for losses on
  loans is allocated..................................    9,002,146       516,498
                                                        -----------   -----------
Portion of impaired loan balance for which an
  allowance for losses on loans is allocated..........  $ 1,139,763   $        --
                                                        ===========   ===========
Portion of allowance for losses on loans allocated to
  the impaired loan balance...........................  $ 1,012,388   $        --
                                                        ===========   ===========

     Information regarding impaired loans is as follows for the year ended December 31:

                                                   1998         1997        1996
                                                -----------   --------   ----------
Average investment in impaired loans during
  the year....................................  $11,509,597   $944,283   $4,220,286
Interest income recognized during
  impairment..................................      191,036     16,691       48,146
Interest income recognized on cash basis
  during the year.............................      191,036     16,691       48,146

NOTE 4.  PREMISES AND EQUIPMENT

Premises and equipment consists of the following:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1998          1997
                                                        -----------   -----------
Land..................................................  $ 4,284,502   $ 2,752,946
Office buildings......................................    6,186,293     5,334,323
Leasehold improvements................................    2,939,786     2,783,785
Furniture, fixtures and equipment.....................    8,804,768     6,389,966
Construction in progress..............................    1,235,612       458,515
                                                        -----------   -----------
  Total...............................................   23,450,961    17,719,535
Accumulated depreciation..............................    4,337,092     3,791,624
                                                        -----------   -----------
                                                        $19,113,869   $13,927,911
                                                        ===========   ===========

     Depreciation expense was $1,281,694, $978,193, and $683,718 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Bank leases certain of its branches and corporate headquarters space under lease agreements whose lease terms are renewable periodically. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $989,617, $923,395, and $874,164, respectively.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The future minimum annual rental commitments as of December 31, 1998 for all noncancelable leases are as follows:

1999........................................................  $1,088,659
2000........................................................   1,056,308
2001........................................................     315,852
2002........................................................     239,269
2003........................................................     225,567
Thereafter..................................................     634,546
                                                              ----------
                                                              $3,560,201
                                                              ==========

NOTE 5.  REAL ESTATE OWNED

     Activity in the allowance for loss on real estate owned is as follows:

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                  ------------------------------
                                                    1998       1997       1996
                                                  --------    -------    -------
Balance at beginning of year....................  $     --    $57,000    $15,000
Provision for loss..............................   200,000         --     42,000
Charge-offs.....................................        --    (57,000)        --
                                                  --------    -------    -------
Balance at end of year..........................  $200,000    $    --    $57,000
                                                  ========    =======    =======

NOTE 6.  LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                           DECEMBER 31,
                                                 --------------------------------
                                                      1998              1997
                                                 --------------    --------------
Mortgage loan portfolios serviced for:
  FreddieMac...................................  $  794,285,277    $  656,816,894
  FannieMae....................................     587,476,160       507,345,160
  Other........................................     114,585,090        26,023,287
                                                 --------------    --------------
                                                 $1,496,346,527    $1,190,185,341
                                                 ==============    ==============


     Custodial balances maintained in noninterest-bearing deposit accounts with Metropolitan Bank in connection with the foregoing loan servicing were approximately $28,066,000 and $18,894,000 at December 31, 1998 and 1997,
respectively.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     Following is an analysis of the changes in loan servicing rights acquired for the year ended December 31:

                                                            1998          1997
                                                         -----------   -----------
Balance at beginning of year...........................  $ 7,659,518   $ 7,286,403
Additions..............................................    4,282,274     2,055,908
Amortization...........................................   (2,047,748)   (1,682,793)
                                                         -----------   -----------
Balance at end of year.................................  $ 9,894,044   $ 7,659,518
                                                         ===========   ===========

     Following is an analysis of the changes in loan servicing rights originated for the year ended December 31:

                                                             1998         1997
                                                          ----------   ----------
Balance at beginning of year............................  $1,564,456   $  764,434
Additions...............................................   2,699,653    1,157,451
Amortization............................................    (745,986)    (357,429)
                                                          ----------   ----------
Balance at end of year..................................  $3,518,123   $1,564,456
                                                          ==========   ==========

     The Corporation did not have a valuation allowance associated with loan servicing rights at any time during the years ended December 31, 1998, 1997, and 1996.

NOTE 7.  DEPOSITS

     Deposits consist of the following:

                                                        DECEMBER 31,
                                      -------------------------------------------------
                                                1998                      1997
                                      ------------------------   ----------------------
                                          AMOUNT       PERCENT      AMOUNT      PERCENT
                                      --------------   -------   ------------   -------
Noninterest-bearing deposits........  $   63,716,544       6%    $ 46,234,027       6%
                                      --------------             ------------
Interest-bearing checking accounts--
  2.08% to 3.20%....................      54,158,621       5       43,080,404       6
Passbook savings and statement
  savings -- 2.72% to 5.46%.........     212,710,522      20      170,442,615      23
Certificates of deposit.............     720,771,027      69      478,024,815      65
                                      --------------     ---     ------------     ---
          Total interest-bearing
             deposits...............     987,640,170      94      691,547,834      94
                                      --------------             ------------
                                      $1,051,356,714     100%    $737,781,861     100%
                                      ==============     ===     ============     ===

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
YEAR                                                                     INTEREST
ENDED                                                        AMOUNT        RATE
-----                                                     ------------   --------
1999....................................................  $532,609,151    5.63%
2000....................................................   146,515,772    5.90%
2001....................................................    29,182,054    5.83%
2002....................................................     3,068,602    5.87%
2003....................................................     7,146,869    6.04%
Thereafter..............................................     2,248,579    5.78%
                                                          ------------
                                                          $720,771,027    5.70%
                                                          ============

     The aggregate amount of certificates of deposit with balances of $100,000 or more was approximately $129,430,000 and $86,884,000 at December 31, 1998 and 1997, respectively. The Bank also accepts out-of-state time deposits from individuals and entities, predominantly credit unions. At December 31, 1998, approximately $166,300,000 of time deposits, or 15.8% of Metropolitan's total deposits, were held by these entities. At December 31, 1997, approximately $57,700,000 million of time deposits, or 7.8% of Metropolitan's total deposits, were held by these entities.

NOTE 8.  BORROWINGS

     Borrowings consisted of the following:

                                                             DECEMBER 31,
                                                      ---------------------------
                                                          1998           1997
                                                      ------------   ------------
Federal Home Loan Bank advances (5.4% and 5.7% at
  December 31, 1998 and 1997, respectively).........  $111,235,780   $ 41,000,000
Reverse repurchase agreements (5.6% and 5.7%
  December 31, 1998 and 1997, respectively).........    82,250,000     74,496,000
Commercial bank line of credit (7.71% and 8.5% at
  December 31, 1998 and 1997, respectively).........     8,000,000      1,500,000
Subordinated debt maturing December 31, 2001 (10%
  fixed rate).......................................                    4,873,673
Subordinated debt maturing January 1, 2005 (9.625%
  fixed rate).......................................    14,000,000     14,000,000
                                                      ------------   ------------
                                                      $215,485,780   $135,869,673
                                                      ============   ============

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     At December 31, 1998, scheduled payments on borrowings are as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
YEAR                                                                     INTEREST
ENDED                                                        AMOUNT        RATE
-----                                                     ------------   --------
1999....................................................  $ 66,400,000     5.51%
2000....................................................     5,000,000     5.12%
2001....................................................     3,000,000     6.15%
2002....................................................    62,250,000     5.62%
2003....................................................    50,000,000     5.81%
Thereafter..............................................    28,835,780     7.84%
                                                          ------------
                                                          $215,485,780     5.92%
                                                          ============

     Federal Home Loan Bank advances are collateralized by FHLB stock and one-to-four family first mortgage loans with an aggregate carrying value of approximately $184,000,000 and $147,000,000 at December 31, 1998 and 1997,
respectively. In addition, Metropolitan also has a $60,000,000 cash management line with the Federal Home Loan Bank. At December 31, 1998 the balance of this line was $28,400,000.

     The Corporation has a commercial line of credit agreement with a commercial bank. The maximum borrowing under the line is $12,000,000. The agreement was modified during 1998 increasing the maximum borrowing to the current limit from $4,000,000. At the same time, the term was also modified so that the line matures May 30, 1999, but can be renewed annually as agreed by both parties. As collateral for the loan, the Corporation's largest shareholder, Robert Kaye, has agreed to pledge a portion of his common shares in an amount at least equal to 200% of any outstanding balance. At December 31, 1998, the outstanding balance under this agreement was $8,000,000.

     In 1993 and early 1994, the Corporation issued subordinated notes ("1993 Subordinated Notes") totaling $4,873,673. These subordinated notes were retired in 1998 with the proceeds of a new offering (see note 9). The early retirement of the 1993 Subordinated Notes required the payment of a 6% premium and the write-off of the unamortized issuance costs totalling $376,228. This amount, net of tax, is included in the extraordinary item on the face of the income statement.

     During 1995, the Corporation issued subordinated notes ("1995 Subordinated Notes") totaling $14,000,000. Interest on the notes is paid quarterly and principal will be repaid when the notes mature January 1, 2005. Total issuance costs of approximately $1,170,000 are being amortized on a straight line basis over the life of the notes. The notes are unsecured. The notes may be redeemed through November 30, 1999 by paying a 3.0% premium. From December 1, 1999 through November 30, 2000, the notes may be redeemed by paying a 1.5% premium. Thereafter, the notes may be redeemed at par.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The following tables set forth certain information about borrowings during the periods indicated.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                       --------------------------
                                                           1998          1997
                                                       ------------   -----------
MAXIMUM MONTH-END BALANCES:
FHLB advances........................................  $119,000,000   $73,700,000
1993 subordinated notes..............................     4,873,673     4,873,673
1995 subordinated notes..............................    14,000,000    14,000,000
Commercial bank line of credit.......................     8,000,000     4,000,000
Reverse repurchase agreements........................    97,983,000    74,496,000

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                        -------------------------
                                                           1998          1997
                                                        -----------   -----------
AVERAGE BALANCE:
FHLB advances.........................................  $65,713,668   $59,324,587
1993 subordinated notes...............................    1,998,716     4,873,673
1995 subordinated notes...............................   14,000,000    14,000,000
Commercial bank line of credit........................    2,147,312       113,699
Reverse repurchase agreements.........................   70,368,462    38,843,324

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
WEIGHTED AVERAGE INTEREST RATE:
FHLB advances...............................................   5.68%   5.65%
1993 subordinated notes.....................................  10.47   10.47
1995 subordinated notes.....................................  10.48   10.48
Commercial bank line of credit..............................   8.49    8.98
Reverse repurchase agreements...............................   5.66    5.73

NOTE 9. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S JUNIOR SUBORDINATED DEBENTURES


     During 1998, the Corporation issued 2,775,000 shares ($10 liquidation amount per security) of 8.60% cumulative trust preferred securities (the "Trust Preferred") through a new, wholly-owned subsidiary Metropolitan Capital Trust I (the "Trust Issuer"). The Trust Issuer invested the total proceeds from the sale of the Trust Preferred in the 8.60% Guaranteed Preferred Beneficial Interests in the Corporation's junior subordinated debentures (the "junior subordinated debentures"), which mature on June 30, 2028. The obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture, and the Expense Agreement constitute in the aggregate a full, irrevocable, and unconditional guarantee, on a subordinated basis, by Metropolitan of all of Trust II's obligations under the preferred securities. Total issuance costs of $1,432,987 are being amortized on a straight-line basis over the life of the junior subordinated debentures. The

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

Trust Preferred are listed on the NASDAQ Stock Market's National Market under the symbol "METFP." At December 31, 1998, the outstanding balance of the junior subordinated debentures was $27,750,000.


NOTE 10.  EXTRAORDINARY ITEM


     In the second quarter, 1998, earnings were affected by an extraordinary expense of $376,228, $245,228 net of tax, or $0.03 per common share, pertaining to the Corporation's early retirement of $4,873,673 of 10% Subordinated Notes which were scheduled to mature December 31, 2001. This amount represents the write-off of the unamortized issuance costs and the prepayment premium resulting from the early retirement. The retirement of the 10% Subordinated Notes was funded through the issuance of the 8.60% guaranteed preferred beneficial interests in the junior subordinated debentures.


NOTE 11.  INCOME TAXES

     The provision for income taxes consists of the following components:

                                                      YEAR ENDED DECEMBER 31,
                                               -------------------------------------
                                                  1998         1997          1996
                                               ----------   -----------   ----------
Current tax provision:
  Federal expense............................  $4,680,604   $ 4,478,325   $1,278,303
  State expense..............................      78,000       145,000           --
                                               ----------   -----------   ----------
     Total current expense...................   4,758,604     4,623,325    1,278,303
  Deferred federal benefit...................    (709,604)   (1,131,325)    (183,303)
                                               ----------   -----------   ----------
                                               $4,049,000   $ 3,492,000   $1,095,000
                                               ==========   ===========   ==========

     Deferred income taxes are provided for temporary differences. The components of the Corporation's net deferred tax asset (liability) consist of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1998         1997
                                                          ----------   ----------
Deferred tax assets
  Deferred loan fees....................................  $  104,684   $  124,872
  Bad debt deduction....................................   1,998,557    1,051,179
  Loan servicing rights.................................     296,870      426,811
  Other.................................................     126,375       19,859
                                                          ----------   ----------
                                                           2,526,486    1,622,721
                                                          ----------   ----------
Deferred tax liabilities
  Equity in partnership.................................    (100,163)
  Employment contract...................................     (93,933)    (100,891)
  Depreciation expense..................................     (52,978)     (95,103)
  Stock dividends on FHLB stock.........................    (430,318)    (290,287)
  Other.................................................      (4,212)      (1,162)
                                                          ----------   ----------
                                                            (681,604)    (487,443)
                                                          ----------   ----------
     Net deferred tax asset.............................  $1,844,882   $1,135,278
                                                          ==========   ==========

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     A reconciliation from income taxes at the statutory rate to the effective provision for income taxes is as follows:

                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1998         1997         1996
                                               ----------   ----------   ----------
Statutory rate...............................          35%          35%          34%
Income taxes at statutory rate...............  $3,880,974   $3,253,210   $  895,527
Officer's life premium.......................      13,078        9,610       30,441
Amortization of purchased intangibles........      90,745       92,051       97,962
Stock dividend exclusion.....................     (70,692)
Tax exempt income............................     (65,660)     (64,286)
Current state expense........................      50,700       94,250
Utilization of capital loss carryforward.....                  (35,000)
Business expense limitation..................      73,467       62,684       67,368
Other........................................      76,388       79,481        3,702
                                               ----------   ----------   ----------
  Provision for income taxes.................  $4,049,000   $3,492,000   $1,095,000
                                               ==========   ==========   ==========

Taxes attributable to security's gains and (losses) totaled $24,511, ($2,682) and $45,460 for the years ended December 31, 1998, 1997 and 1996, respectively.


     Prior to January 1, 1996, Metropolitan Bank was able to use the percentage-of-taxable income method of computing its tax bad debt deduction if it was more favorable than the specific charge-off method. During 1996, legislation was passed which removed the option of using the percentage of taxable income method of computing the tax bad debt deduction. The change was retroactive to 1988 with the additional tax due over a six year period beginning in 1996, 1997, or 1998 based on the current level of loan activity. The changes to the tax liability related to 1995 and prior years did not result in any additional tax expense in 1996 because deferred taxes had been provided on the benefit of the percentage of taxable income method of computing the bad debt deduction in each of those years.


NOTE 12.  SALARY DEFERRAL -- 401(k) PLAN

     The Corporation maintains a 401(k) plan covering substantially all employees who have attained the age of 21 and have completed one year of service with the Corporation. This is a salary deferral plan, which calls for matching contributions by the Corporation based on a percentage (50%) of each participant's voluntary contribution (limited to a maximum of eight percent (8%) of a covered employee's annual compensation). In addition to the Corporation's required matching contribution, a contribution to the plan may be made at the discretion of the Board of Directors. Employee voluntary contributions are vested at all times, whereas employer contributions vest 20% per year through year five at which time employer contributions are fully vested. The Corporation's matching contributions were $205,857, $166,895 and $126,599 for the years ended December 31, 1998, 1997 and 1996, respectively. No discretionary contributions have been made by the Corporation for the periods presented.

NOTE 13.  STOCK OPTION PLAN

     On October 28, 1997, the Board of Directors of Metropolitan adopted the Metropolitan Financial Corp. 1997 Stock Option Plan for key employees and officers of the Corporation.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

The Plan is intended to encourage their continued employment with Metropolitan and to provide them with additional incentives to promote the development and long-term financial success of Metropolitan.

     Subject to adjustment under certain circumstances, the maximum number of Common Shares that may be issued under the plan is 715,000, which reflects adjustments for the 2-for-1 stock split completed in December, 1997 and the 10% stock dividend completed in December, 1998. The Plan provides for the grant of options, which may qualify as either incentive stock options or nonqualified options. Grants of options are made by the Compensation and Organization Committee of the Board of Directors.

     The exercise price of an option, whether an incentive stock option or a nonqualified option, will not be less than the fair market value of the Common Shares on the date of grant. On October 28, 1997, the Compensation and Organization Committee of the Board of Directors approved grants of 88,000 incentive stock options and 352,000 nonqualified options. On May 19, 1998, the Board of Directors approved grants of an additional 39,600 incentive stock options and 77,000 nonqualified options.

     An option may be exercised in one or more installments at the time or times provided in the option instrument. One-half of the options granted to employees will become exercisable on the third anniversary, and one-fourth of the Common Shares covered by the option on the fourth and fifth anniversary of the date of grant. Options granted under the Plan will expire no later than ten years after grant in the case of an incentive stock option and ten years and one month after grant in the case of a nonqualified option.

     A summary of option activity is presented below:

STOCK OPTION ACTIVITY:

                                              INCENTIVE STOCK OPTIONS       NONQUALIFIED OPTIONS
                                              ------------------------   ---------------------------
                                              SHARES     OPTION PRICE    SHARES      OPTION PRICE
                                              -------   --------------   -------   -----------------
Outstanding at January 1, 1997..............       --                         --
Granted.....................................   88,000            $9.21   352,000      $9.21 - $10.13
Exercised...................................       --                         --
Forfeited...................................       --                         --
                                              -------                    -------
Outstanding at December 31, 1997............   88,000            $9.21   352,000      $9.21 - $10.13
                                              -------                    -------
Granted.....................................   39,600           $14.44    77,000     $14.44 - $15.88
Exercised...................................       --                         --
Forfeited...................................   (2,200)           $9.21        --
                                              -------                    -------
Outstanding at December 31, 1998............  125,400   $9.21 - $14.44   429,000      $9.21 - $15.88
                                              =======                    =======
Closing stock price on date of
  grant -- 1997.............................                     $9.21                         $9.21
Closing stock price on date of
  grant -- 1998.............................                    $14.44                        $14.44
Assumptions used:
  Expected option life......................                  10 years                       5 years
  Risk-free interest rate -- 1997...........                      5.97%                         5.75%
  Risk-free interest rate -- 1998...........                      4.69%                         4.87%
  Expected stock price volatility -- 1997...                     33.00%                        33.00%
  Expected stock price volatility -- 1998...                     32.22%                        32.22%
  Expected dividends........................                        --                            --

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     Estimated fair value of options granted:

                                       INCENTIVE STOCK OPTIONS     NONQUALIFIED OPTIONS
                                       ------------------------    --------------------
1997:
  Granted at $9.21...................                    $4.14                     $2.30
  Granted at $10.13..................                                              $1.61
1998:
  Granted at $14.44..................                     $5.57                    $3.02
  Granted at $15.88..................                                              $1.90

PRO FORMA DISCLOSURES:

     For purposes of providing the required disclosures under SFAS No. 123, "Accounting for Stock Based Compensation," the Black Scholes option pricing model was used to estimate the value of these options. The Black Scholes model was developed to estimate the fair value of equity options. Had compensation costs been determined in accordance with SFAS No. 123, net income and earnings per share would be effected as summarized in the schedule below:

                                                             1998         1997
                                                          ----------   ----------
Net income -- as reported...............................  $6,794,267   $5,802,887
Net income -- pro forma.................................   6,528,665    5,613,767
Earnings per share -- as reported.......................  $     0.88   $     0.75
Earnings per share -- pro forma.........................        0.84         0.72

NOTE 14.  COMMITMENTS AND CONTINGENCIES

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK. The Bank can be a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.


     As of December 31, 1998, Metropolitan Bank had fixed and variable rate commitments to originate and/or purchase loans (at market rates) of approximately $69,845,000 and $73,196,000, respectively. In addition, Metropolitan Bank had firm commitments to sell fixed rate loans totaling $24,046,000 at December 31, 1998. Metropolitan's commitments to originate and purchase loans are for loans at rates ranging from 6.0% to 16.0% and commitment periods up to one year.


     During 1998 and 1997, the Corporation purchased approximately $44,385,000 and $12,816,000 of loans and sold non-refundable options to a third party to purchase these same loans at a later date. The Corporation recognized a fee of $388,006, $320,464, and $695,798 on the sale of options during the years ended December 31, 1998, 1997, and 1996, respectively. During 1998, certain options were sold with an agreement to share in the gain on sale of the loans in lieu of an option fee. The Corporation recognized a gain of $251,000

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES on the sale of these loans during the year ended December 31, 1998. At December 31, 1998, loans with a carrying value of $5,601,000 were held for sale in connection with outstanding purchase options.

     RESERVE REQUIREMENTS. The Bank was required to maintain $4,400,000 of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at December 31, 1998. These funds do not earn interest.

     LIQUIDITY REQUIREMENT. The Corporation is required to maintain cash or short-term investments equal to six months interest on the 1995 subordinated notes, or approximately $675,000, as a condition of the indenture agreement related to the 1995 subordinated notes.

NOTE 15.  CAPITAL AND EXTERNAL REQUIREMENTS

     In connection with the initial public offering of stock completed in October, 1996, the Board of Directors approved a 3,125,635-for-1 stock split, effected in the form of a stock dividend during October, 1996. The Board of Directors approved a 2-for-1 stock split in the fourth quarter, 1997, increasing the number of shares outstanding to 7,051,270. In addition, the Board of Directors approved a 10% stock dividend in December, 1998, further increasing the outstanding number of shares to 7,756,393.


     Prior to 1996, Metropolitan Bank was permitted, under the Internal Revenue Code, to determine taxable income after deducting a provision for bad debts in excess of such provision recorded in the financial statements. Accordingly, retained earnings at December 31, 1998 and 1997, includes approximately $2,883,000 for which no provision for federal income taxes has been made. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


     The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                           CAPITAL TO RISK-
                                            WEIGHTED ASSETS
                                           -----------------        TIER 1 CAPITAL
                                           TOTAL      TIER 1   TO ADJUSTED TOTAL ASSETS
                                           -----      ------   ------------------------
Well capitalized.........................   10%         6%                5%
Adequately capitalized...................    8%         4%                4%
Undercapitalized.........................    6%         3%                3%


     At year end, Metropolitan Bank's actual capital levels (in thousands) and minimum required levels were:


                                                                      MINIMUM REQUIRED
                                                                         TO BE WELL
                                                                         CAPITALIZED
                                                MINIMUM REQUIRED        UNDER PROMPT
                                                  FOR CAPITAL            CORRECTIVE
                                ACTUAL         ADEQUACY PURPOSES     ACTION REGULATIONS
                           ----------------    ------------------    -------------------
                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT      RATIO
                           -------    -----    --------    ------    ---------    ------
1998
Total capital (to risk
  weighted assets).......  $89,086    8.22%    $86,731      8.0%     $108,414      10.0%
Tier 1 (core) capital (to
  risk weighted
  assets)................   85,113    7.85      43,366      4.0        65,048       6.0
Tier 1 (core) capital (to
  adjusted total
  assets)................   85,113    6.27      54,296      4.0        67,870       5.0
Tangible capital (to
  adjusted total
  assets)................   84,935    6.26      20,361      1.5           N/A

1997
Total capital (to risk
  weighted assets).......  $54,343    8.39%    $51,836     8.0%      $ 64,796     10.0%
Tier 1 (core) capital (to
  risk weighted
  assets)................   50,215    7.75      25,918      4.0        38,877       6.0
Tier 1 (core) capital (to
  adjusted total
  assets)................   50,215    5.47      36,738      4.0        45,923       5.0
Tangible capital (to
  adjusted total
  assets)................   49,901    5.43      13,777      1.5           N/A


     The Bank at year-end 1998 was categorized as adequately capitalized. At December 31, 1998, the most restrictive regulatory consideration of the payment of dividends from Metropolitan Bank to the holding company and the retention of the adequately capitalized status was the total capital (to risk weighted capital) ratio. Management is not aware of any event or circumstances after December 31, 1998 that would change the capital category.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     A savings association which fails to meet one or more of the applicable capital requirements is subject to various regulatory limitations and sanctions, including a prohibition on growth and the issuance of a capital directive by the OTS requiring the following: an increase in capital; reduction of rates paid on savings accounts; cessation of or limitations on deposit-taking and lending; limitations on operational expenditures; an increase in liquidity; and such other actions deemed necessary or appropriate by the OTS. In addition, a conservator or receiver may be appointed under certain circumstances.

     The appropriate federal banking agency has the authority to reclassify a well-capitalized institution as adequately capitalized, and to treat an adequately capitalized or undercapitalized institution as if it were in the next lower capital category, if it is determined, after notice and an opportunity for a hearing, to be in an unsafe or unsound condition or to have received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. As a result of such classification or determination, the appropriate federal banking agency may require an adequately capitalized or under-capitalized institution to comply with certain mandatory and discretionary supervisory actions. A significantly undercapitalized savings association may not be reclassified, however, as critically undercapitalized.

     The terms of the 1995 subordinated notes and related indenture agreement prohibit the Corporation from paying cash dividends unless the Corporation's ratio of tangible equity to total assets exceeds 7.0%. The commercial bank line of credit also prohibits Metropolitan from paying cash dividends unless the Corporation's ratio of tangible equity to tangible assets exceeds 7%. As a result, the Corporation is currently prohibited from paying dividends to its shareholders.

NOTE 16.  RELATED PARTY TRANSACTIONS

     In the years ended December 31, 1998, 1997 and 1996 the Corporation expensed $96,000 per year for management fees relating to services provided by a company with the same majority shareholder as the corporation.

     Certain directors and executive officers of the Corporation and its subsidiaries held an interest in the 1993 subordinated notes. The aggregate interest in the subordinated debt held by related parties totaled $1,265,284 at December 31, 1997. In addition, the Corporation's 401(k) salary deferral plan held a $400,000 interest in the subordinated debt at December 31, 1997. As previously discussed, these subordinated notes were retired in the second quarter, 1998.


     Metropolitan Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Metropolitan's and Metropolitan Bank's directors, officers, significant shareholders and associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and that do not involve more than the normal risk of collectibility or present other unfavorable terms. Loans to such related parties totaled $461,000 and $1,296,000 at December 31, 1998 and 1997, respectively.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     Related party deposits totaled $2,155,000 and $1,116,000 at December 31, 1998 and 1997, respectively.

NOTE 17.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Corporation. While these estimates are based on management's judgment of the most appropriate factors, there is no assurance that the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at year end. The following table shows those financial instruments and the related carrying values. Financial instruments are excluded from this table in the case of carrying amount and fair value being equal.

                                DECEMBER 31, 1998                DECEMBER 31, 1997
                         -------------------------------   -----------------------------
                            CARRYING        ESTIMATED        CARRYING        ESTIMATED
                             AMOUNT         FAIR VALUE        AMOUNT        FAIR VALUE
                         --------------   --------------   -------------   -------------
Financial assets:
  Securities...........  $   35,660,670   $   35,660,670   $   6,445,879   $   6,445,879
  Mortgage-backed
     securities........     198,295,290      198,295,290     143,166,654     143,166,654
  Loans, net...........   1,033,287,553    1,072,890,556     707,884,738     732,123,284
  Loan servicing
     rights............      13,412,167       14,846,130       9,223,974      11,707,000
Financial liabilities:
  Time deposits........    (720,771,027)    (725,384,444)   (478,024,815)   (478,415,186)
  Borrowings...........    (215,485,780)    (216,579,045)   (135,869,673)   (135,692,553)

     The following methods and assumptions were used to estimate the fair value of financial instruments:

          CASH AND EQUIVALENTS -- The carrying amount of these items is a reasonable estimate of the fair value.

          SECURITIES AND MORTGAGE-BACKED SECURITIES -- The estimated fair value is based on quoted market prices or dealer estimates.

          LOANS, NET -- For loans held for sale, the fair value was estimated based on quoted market prices. The fair value of other loans is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

          FEDERAL HOME LOAN BANK STOCK -- The fair value is based upon the redemption value of the stock which equates to its carrying value.

          ACCRUED INTEREST RECEIVABLE -- The carrying amount and fair value are equal.

          LOAN SERVICING RIGHTS -- The fair value is based upon the discounted cash flow analysis.

          DEMAND AND SAVINGS DEPOSITS -- The fair value is the amount payable on demand at the reporting date.

          TIME DEPOSITS -- the fair value of fixed maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates offered at year end for similar remaining maturities.

          BORROWINGS -- The fair value of borrowings is estimated by discounting the estimated future cash flows using the rates offered at year end for similar remaining maturities.

          ACCRUED INTEREST PAYABLE -- The carrying amount and fair value are equal.

          COMMITMENTS -- The estimated fair value is not materially different from the nominal value.

NOTE 18.  SEGMENT REPORTING

     Metropolitan's operations include two major operating segments. A description of those segments follows:

          RETAIL AND COMMERCIAL BANKING -- Retail and commercial banking is the segment of the business that brings in deposits and lends those funds out to businesses and consumers. The local market for deposits is the consumers and businesses in the neighborhoods surrounding our 17 retail sales offices in Northeastern Ohio. The market for lending is Ohio and the surrounding states for originations and throughout the United States for purchases. The majority of loans are secured by multifamily and commercial real estate. Loans are also made to businesses secured by business assets and consumers secured by real or personal property. Business and consumer loans are concentrated in Northeastern Ohio.

          MORTGAGE BANKING -- Mortgage banking is the segment of our business that originates, sells and services permanent or construction loans secured by one- to four-family residential properties. These loans are primarily originated through commissioned loan officers located in Northeastern Ohio and Southeastern Michigan. In general, fixed rate loans are originated for sale and adjustable rate loans are originated to be retained in the portfolio. Loans being serviced include loans originated and still owned by Metropolitan, loans originated by Metropolitan but sold to others with servicing rights retained by Metropolitan, and servicing rights to loans originated by others but purchased by Metropolitan. The servicing rights Metropolitan purchases may be located in a variety of states and are typically being serviced for FannieMae or FreddieMac.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The category below labeled Parent and Other consists of the remaining segments of Metropolitan's business. It includes corporate treasury, interest rate risk, and financing operations which do not generate revenue from outside customers.

     Operating results and other financial data for the current and preceding year are as follows:

     As of or for the year ended December 31, 1998

                               RETAIL AND
                               COMMERCIAL      MORTGAGE        PARENT
                                BANKING        BANKING       AND OTHER         TOTAL
                              ------------   ------------   ------------   --------------
OPERATING RESULTS:
Net interest income.........  $ 21,187,193   $  7,354,813   $  3,402,192   $   31,944,198
Provision for losses on
  loans.....................     2,419,416        230,584                       2,650,000
                              ------------   ------------   ------------   --------------
Net interest income after
  provision for loan
  losses....................    18,767,777      7,124,229      3,402,192       29,294,198
Noninterest income..........     3,824,572      3,553,583        (61,592)       7,316,563
Direct noninterest
  expense...................    13,142,155      4,993,235        343,943       18,479,333
Allocation of overhead......     5,108,955      1,933,978                       7,042,933
                              ------------   ------------   ------------   --------------
Net income before income
  taxes.....................  $  4,341,239   $  3,750,599   $  2,996,657   $   11,088,495
                              ============   ============   ============   ==============
FINANCIAL DATA:
Segment assets..............  $882,224,907   $304,120,202   $177,088,505   $1,363,433,614
Depreciation and
  amortization..............     1,602,173      2,851,403        352,465        4,806,041
Expenditures for additions
  to premises and
  equipment.................     5,458,568      1,157,936                       6,616,504

     As of or for the year ended December 31, 1997

                                 RETAIL AND
                                 COMMERCIAL      MORTGAGE       PARENT
                                  BANKING        BANKING       AND OTHER       TOTAL
                                ------------   ------------   -----------   ------------
OPERATING RESULTS:
Net interest income...........  $ 19,657,647   $  3,494,091   $ 4,491,070   $ 27,642,808
Provision for losses on
  loans.......................     2,104,800        235,200                    2,340,000
                                ------------   ------------   -----------   ------------
Net interest income after
  provision for loan losses...    17,552,847      3,258,891     4,491,070     25,302,808
Noninterest income............     2,220,181      1,674,223       246,402      4,140,806
Direct noninterest expense....    10,646,984      3,568,112       339,408     14,554,504
Allocation of overhead........     4,195,099      1,398,438           686      5,594,223
                                ------------   ------------   -----------   ------------
Net income before income
  taxes.......................  $  4,930,945   $    (33,436)  $ 4,397,378   $  9,294,887
                                ============   ============   ===========   ============
FINANCIAL DATA:
Segment assets................  $605,867,224   $226,884,625   $92,232,772   $924,984,621
Depreciation and
  amortization................       947,432      2,016,810       350,391      3,314,633
Expenditures for additions to
  premises and equipment......     3,148,021        565,507                    3,713,528

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

     The financial information provided for each major operating segment has been derived from the internal profitability system used to monitor and manage financial performance and allocate resources. The internal profitability system has been in place for only the two latest years; therefore only two years segment information is presented. Prior to the adoption of the internal profitability system the Company operated as one segment.

     The measurement of performance for the operating segments is based on the organizational structure of Metropolitan and is not necessarily comparable with similar information for any other financial institution. The information presented is also not indicative of the segments' financial condition and results of operations if they were independent entities.

     Metropolitan evaluates segment performance based on contribution to income before income taxes. Certain indirect expenses have been allocated based on various criteria considered by management to best reflect benefits derived. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Indirect expense allocations and accounting policies have been consistently applied for the periods presented. There are no differences between segment profits and assets and the consolidated profits and assets of Metropolitan. The net interest income that results from investing in assets and liabilities with different terms to maturity or repricing has been eliminated from the two major operating segments and is included in the category labeled Parent and Other.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

NOTE 19.  CONDENSED FINANCIAL INFORMATION

     Below is condensed financial information of Metropolitan Financial Corp. (parent company only). In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

                              PARENT COMPANY ONLY
                       STATEMENTS OF FINANCIAL CONDITION


                                                              DECEMBER 31,
                                                        -------------------------
                                                           1998          1997
                                                        -----------   -----------
ASSETS
Cash and due from banks...............................  $   155,306   $   349,563
Securities available for sale.........................    2,058,890     1,705,879
Loans receivable......................................       50,000        50,000
Investment in Metropolitan Bank & Trust Company.......   88,176,617    54,234,523
Intangible assets.....................................       47,111        50,601
Prepaid expenses and other assets.....................    3,665,678     1,198,148
                                                        -----------   -----------
  Total assets........................................  $94,153,602   $57,588,714
                                                        ===========   ===========
LIABILITIES
Borrowings............................................  $22,000,000   $20,373,673
Other liabilities.....................................    1,759,079       553,785
                                                        -----------   -----------
  Total liabilities...................................   23,759,079    20,927,458
                                                        -----------   -----------
Guaranteed preferred beneficial interests in the
  Corporation's junior subordinated debentures........   27,750,000
SHAREHOLDERS' EQUITY
Common stock
Additional paid-in capital............................   11,101,383    11,101,383
Retained earnings.....................................   31,064,140    24,269,873
Unrealized gain on securities available for sale, net
  of tax..............................................      479,000     1,290,000
                                                        -----------   -----------
  Total shareholders' equity..........................   42,644,523    36,661,256
                                                        -----------   -----------
  Total liabilities and shareholders' equity..........  $94,153,602   $57,588,714
                                                        ===========   ===========

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                              PARENT COMPANY ONLY
                            STATEMENTS OF OPERATIONS


                                                           YEARS ENDED
                                                          DECEMBER 31,
                                             ---------------------------------------
                                                1998          1997          1996
                                             -----------   -----------   -----------
Interest on loans and securities...........  $   471,460   $   107,505   $    97,909
Interest on borrowings.....................    1,917,307     1,997,341     1,982,259
Interest on junior subordinated
  debentures...............................    1,633,454
                                             -----------   -----------   -----------
Net interest expense.......................   (3,079,301)   (1,889,836)   (1,884,350)
Noninterest income
  Dividends from Metropolitan Bank & Trust
     Company...............................      500,000     1,500,000     1,400,000
  Other operating income...................        4,411         3,647         1,541
                                             -----------   -----------   -----------
                                                 504,411     1,503,647     1,401,541
                                             -----------   -----------   -----------
Noninterest expense
  Amortization of intangibles..............        3,490         3,490         3,490
  State franchise taxes....................       22,956        21,111        24,672
  Other operating expenses.................      283,363       246,244       249,507
                                             -----------   -----------   -----------
                                                 309,809       270,845       277,669
                                             -----------   -----------   -----------
Income before income taxes.................   (2,884,699)     (657,034)     (760,478)
     Federal income tax benefit............   (1,171,000)     (723,000)     (702,000)
                                             -----------   -----------   -----------
Income before equity in undistributed net
  income of Metropolitan Bank & Trust
     Company...............................   (1,713,699)       65,966       (58,478)
Equity in undistributed net income of
  Metropolitan Bank & Trust Company........    8,753,194     5,736,921     1,597,381
                                             -----------   -----------   -----------
Income before extraordinary item...........    7,039,495     5,802,887     1,538,903
Extraordinary item.........................     (245,228)
                                             -----------   -----------   -----------
     Net income............................  $ 6,794,267   $ 5,802,887   $ 1,538,903
                                             ===========   ===========   ===========

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                              PARENT COMPANY ONLY
                            STATEMENTS OF CASH FLOWS


                                                           YEARS ENDED
                                                           DECEMBER 31,
                                              --------------------------------------
                                                  1998          1997         1996
                                              ------------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................  $  6,794,267   $5,802,887   $1,538,903
Adjustments to reconcile net income to net
  cash provided by operating activities:
Equity in undistributed net income of
  Metropolitan Bank & Trust Company.........    (8,753,194)  (5,736,921)  (1,597,381)
Amortization................................         3,490        3,490        3,490
Change in other assets and liabilities......    (1,968,158)    (203,209)     351,706
                                              ------------   ----------   ----------
     Net cash from operating activities.....    (3,923,595)    (133,753)     296,718
                                              ------------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities...........    13,153,011      400,000    7,428,600
Purchase of securities available for sale...   (12,800,000)     (96,796)  (8,335,440)
Capital contributions to Metropolitan Bank &
  Trust Company.............................   (26,000,000)  (1,500,000)  (7,300,000)
                                              ------------   ----------   ----------
     Net cash from investing activities.....   (25,646,989)  (1,196,796)  (8,206,840)
                                              ------------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of guaranteed
  preferred beneficial interests in the
  Corporation's junior subordinated
     debentures.............................    27,750,000
Repayment of borrowings.....................    (4,873,673)
Net activity on lines of credit.............     6,500,000    1,500,000
Proceeds from issuance of stock.............                               3,300,000
                                              ------------   ----------   ----------
Net cash from financing activities..........    29,376,327    1,500,000    3,300,000
                                              ------------   ----------   ----------
     Net change in cash and cash
       equivalents..........................      (194,257)     169,451   (4,610,122)
Cash and cash equivalents at beginning of
  year......................................       349,563      180,112    4,790,234
                                              ------------   ----------   ----------
Cash and cash equivalents at end of year....  $    155,306   $  349,563   $  180,112
                                              ============   ==========   ==========


NOTE 20.  FEDERAL DEPOSIT INSURANCE PREMIUMS


     On September 30, 1996, legislation was enacted which required the Federal Deposit Insurance Corporation to impose a special assessment on Savings Association Insurance Fund ("SAIF") insured deposits in order to recapitalize the SAIF and provide an opportunity to mitigate the premium disparity between SAIF and Bank Insurance Fund ("BIF") insured deposits. The assessment of 65.7 basis points on deposits as of March 31, 1995 resulted in Metropolitan Bank paying $2,927,800, which was expensed September 30, 1996.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

NOTE 21.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                 FOR THE THREE MONTHS ENDED:
                                       -----------------------------------------------
                                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                       --------   -------   ------------   -----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
-------------------------------------
Interest income......................  $19,213    $20,301     $21,366        $24,848
Net interest income..................    7,556      7,631       7,875          8,882
Provision for loan losses............      450        910         690            600
Income before extraordinary item.....    1,987      1,551       1,621          1,880
Extraordinary item...................                 245
Net income...........................    1,987      1,306       1,621          1,880
Basic earnings per share.............  $  0.26    $  0.17     $  0.21        $  0.24
Diluted earnings per share...........  $  0.26    $  0.17     $  0.21        $  0.24
1997
Interest income......................  $16,123    $16,492     $17,540        $19,192
Net interest income..................    6,438      6,523       6,983          7,699
Provision for loan losses............      585        585         585            585
Net income...........................    1,211      1,293       1,489          1,810
Basic earnings per share.............  $  0.16    $  0.17     $  0.19        $  0.23
Diluted earnings per share...........  $  0.16    $  0.17     $  0.19        $  0.23

------------------------------------------------------
------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHER INFORMATION TO WHICH THIS PROSPECTUS REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHOULD CAUSE YOU TO IMPLY, UNDER ANY CIRCUMSTANCES, THAT THE AFFAIRS OF METROPOLITAN OR TRUST II HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS NOT PERMITTED.


                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Summary................................    1
Risk Factors...........................    8
Forward-Looking Statements.............   14
Price Range of Common Stock and
  Dividends............................   14
Market for the Preferred Securities....   15
Use of Proceeds........................   15
Accounting Treatment...................   16
Ratio of Earnings to Fixed Charges.....   16
Capitalization.........................   17
Selected Consolidated Financial and
  Other Data...........................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   20
Business...............................   40
Regulation and Supervision.............   66
Management.............................   76
Executive Compensation and Other
  Information..........................   82
Description of the Capital Stock.......   84
Description of the Preferred
  Securities...........................   86
Description of the Junior Subordinated
  Debentures...........................  100
Description of the Guarantee...........  111
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures, the Expense Agreement and
  the Guarantee........................  115
Federal Income Tax Consequences........  117
ERISA Considerations...................  121
Underwriting...........................  121
Validity of Securities.................  124
Experts................................  124
Where You Can Find More Information....  124
Index to Consolidated Financial
  Statements...........................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              [Metropolitan Logo]


                         600,000 SHARES OF COMMON STOCK

                                  METROPOLITAN
                                FINANCIAL CORP.

                                $      PER SHARE

                            ------------------------


                                  $30,000,000


                                  METROPOLITAN
                                CAPITAL TRUST II

                          % TRUST PREFERRED SECURITIES


                                 GUARANTEED BY


                          METROPOLITAN FINANCIAL CORP.


                              -------------------

                                   PROSPECTUS
                              -------------------

                               [RYAN, BECK LOGO]

                                              , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by Metropolitan Financial Corp. ("Metropolitan" or the "Corporation") in connection with the offering of the securities being registered, other than underwriting commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("SEC") registration fee, the Nasdaq National Market ("Nasdaq") filing fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee. All of such expenses will be paid by Metropolitan.

SEC registration fee........................................  $ 11,582
Nasdaq filing fee...........................................    27,125
NASD filing fee.............................................     5,166
Trustees' fees and expenses.................................     7,500
Legal fees and expenses.....................................   265,000
Accounting fees and expenses................................    25,000
Printing expenses...........................................   100,000
Underwriter expenses........................................    10,000
Miscellaneous expenses......................................     2,000
                                                              --------
          Total.............................................  $453,373
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     Metropolitan's Amended and Restated Code of Regulations provides that Metropolitan shall indemnify, subject to certain limitations, any person (and the heirs, executors and administrators of each such person) made or threatened to be made a party to any action, suit, proceeding or claim by reason of the fact that he is or was a director or officer of Metropolitan or of another corporation for which he was serving as a director or officer at the request of Metropolitan for all expenses and liabilities incurred by him in connection with the defense of any such action, suit or proceeding or claim.

     Under a directors' and officers' liability insurance policy, directors and officers of Metropolitan are insured against certain liabilities, including certain liabilities under the Securities Act.


     Under the Trust Agreement, Metropolitan will agree to indemnify each of the trustees of Trust II or any predecessor trustee for Trust II, and to hold harmless against, any loss, damage, claim, liability or expense incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance of the administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     No securities of the Corporation that were not registered under the United States Securities Act of 1933, as amended (the "Securities Act") have been issued or sold by the Corporation within the last three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    1          Form of Underwriting Agreement*
    3.1        Amended and Restated Articles of Incorporation of the
               Corporation (filed as Exhibit 2 to the Corporation's Form
               8-A, filed October 15, 1996 and incorporated herein by
               reference)
    3.2        Amended and Restated Code of Regulations of the
               Corporation***
    4.1        Form of Indenture of the Corporation relating to the Junior
               Subordinated Debentures***
    4.2        Form of Certificate of Junior Subordinated Debenture
               (included as Exhibit A to Exhibit 4.1)***
    4.3        Certificate of Trust of Metropolitan Capital Trust II***
    4.4        Form of Amended and Restated Trust Agreement of Metropolitan
               Capital Trust II***
    4.5        Form of Trust Preferred Security Certificate for
               Metropolitan Capital Trust II (included as Exhibit E to
               Exhibit 4.4)***
    4.6        Form of Guarantee of the Corporation relating to the Trust
               Preferred Securities***
    4.7        Form of Agreement as to Expenses and Liabilities (included as Exhibit D to Exhibit 4.4)***
    5.1        Opinion and consent of Thompson Hine & Flory LLP as to
               legality of the Junior Subordinated Debentures and the
               Guarantee to be issued by the Corporation*
    5.2        Opinion and consent of Richards, Layton & Finger, P.A. as to legality of the Trust Preferred Securities to be issued by
               Metropolitan Capital Trust II*
    8          Opinion of Thompson Hine & Flory LLP as to certain federal income tax matters*
   10.1        Incentive Pay Plan (filed as Exhibit 10.1 to the
               Corporation's Form 10-K, filed March 30, 1998 and
               incorporated herein by reference)**
   10.2        Metropolitan Financial Corp. 1997 Stock Option Plan (filed as Exhibit A to the Corporation's Definitive Proxy
               Statement, filed March 27, 1998 and incorporated herein by reference)**

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   10.3        Indenture, dated as of April 30, 1998, between the
               Corporation and Wilmington Trust Company, as trustee,
               relating to the Corporation's 8.60% Junior Subordinated
               Deferrable Interest Debentures due June 30, 2028 (filed as
               Exhibit 4.1 to the Corporation's Form 10-Q, filed May 15,
               1998 and incorporated herein by reference)
   10.4        Amended and Restated Trust Agreement, dated as of April 30,
               1998, among the Corporation, as depositor, Wilmington Trust
               Company, as property trustee, the administrative trustees
               named therein and the several holders of the 8.60%
               Cumulative Trust Preferred Securities of Metropolitan
               Capital Trust I (filed as Exhibit 4.2 to the Corporation's
               Form 10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   10.5        Preferred Securities Guarantee Agreement, dated as of April
               30, 1998, between the Corporation and Wilmington Trust
               Company, as trustee, for the benefit of the holders of the
               8.60% Cumulative Trust Preferred Securities of Metropolitan
               Capital Trust I (filed as Exhibit 4.3 to the Corporation's
               Form 10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   10.6        Agreement as to Expenses and Liabilities, dated as of April
               30, 1998, between the Corporation and Metropolitan Capital
               Trust I (filed as Exhibit 4.4 to the Corporation's Form
               10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   12          Computation of ratio of earnings to fixed charges***
   21          List of subsidiaries of the Corporation***
   23.1        Consent of Crowe, Chizek and Company LLP
   23.2        Consent of Thompson Hine & Flory LLP (included in Exhibit
               5.1)*
   23.3        Consent of Richards, Layton & Finger, P.A. (included in
               Exhibit 5.2)*
   24          Power of Attorney***
   25.1        Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Indenture***
   25.2        Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Amended and Restated
               Trust Agreement***
   25.3        Form T-1 Statement of Eligibility of Wilmington Trust
               Company under the Guarantee for the benefit of the holders of the Trust Preferred Securities***
   27          Financial Data Schedule***
   99.1        Specimen Subordinated Note relating to the 9 5/8%
               Subordinated Notes due January 1, 2005 (found at Sections
               2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to the Corporation's Amendment No. 1 to Registration Statement
               on Form S-1, filed November 13, 1995 and incorporated herein by reference)
   99.2        Form of Indenture entered into December 1, 1995 between the
               Corporation and Boatmen's Trust Company (filed as Exhibit
               4.1 to the Corporation's Amendment No. 1 to Registration
               Statement on Form S-1, filed November 13, 1995 and
               incorporated herein by reference)
   99.3        The Restated Loan Agreement by and between The Huntington
               National Bank and the Corporation dated as of March 31, 1998
               (filed as Exhibit 99.1 to the Corporation's Form 10-Q, filed
               May 14, 1998 and incorporated herein by reference)
   99.4        Second Amendment to Restated Loan Agreement by and between
               The Huntington National Bank and the Corporation dated as of
               December 18, 1998


---------------

  * To be filed by amendment.

 ** Indicates that the exhibit is a management contract or compensatory plan or arrangement.


*** Previously filed.


     (b) Financial Statement Schedules

     Parent Company Financial Statements

     Incorporated by reference from Note 19 to the Corporation's Consolidated Financial Statements included in the prospectus filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Metropolitan Financial Corp. has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on the 17th day of March, 1999.


                                          METROPOLITAN FINANCIAL CORP.

                                          By:  /s/ DAVID G. LODGE
                                             -----------------------------------
                                               David G. Lodge
                                               President, Assistant Secretary
                                               and Assistant Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    NAME                                         TITLE                            DATE
                    ----                                         -----                            ----

By:  /s/ ROBERT M. KAYE                        Chairman of the Board, Chief Executive           March 17, 1999
---------------------------------------------  Officer and Director (Principal Executive
Robert M. Kaye                                 Officer)

By:  /s/ DAVID G. LODGE                        President, Assistant Secretary, Assistant        March 17, 1999
---------------------------------------------  Treasurer and Director (Principal
David G. Lodge                                 Financial and Accounting Officer)

By:  /s/ MALVIN E. BANK                        Director                                         March 17, 1999
---------------------------------------------
Malvin E. Bank

By:  /s/ ROBERT R. BROADBENT                   Director                                         March 17, 1999
---------------------------------------------
Robert R. Broadbent

By:  /s/ MARJORIE M. CARLSON                   Director                                         March 17, 1999
---------------------------------------------
Marjorie M. Carlson

By:  /s/ LOIS K. GOODMAN                       Director                                         March 17, 1999
---------------------------------------------
Lois K. Goodman

By:  /s/ MARGUERITE B. HUMPHREY                Director                                         March 17, 1999
---------------------------------------------
Marguerite B. Humphrey

By:  /s/ JAMES A. KARMAN                       Director                                         March 17, 1999
---------------------------------------------
James A. Karman

By:  /s/ RALPH D. KETCHUM                      Director                                         March 17, 1999
---------------------------------------------
Ralph D. Ketchum

By:  /s/ ALFONSE M. MATTIA                     Director                                         March 17, 1999
---------------------------------------------
Alfonse M. Mattia

                    NAME                                         TITLE                            DATE
                    ----                                         -----                            ----
By:  /s/ DAVID P. MILLER                       Director                                         March 17, 1999
---------------------------------------------
David P. Miller

By:  /s/ JUDITH Z. ADAM                        Attorney-in-Fact for the Officers and            March 17, 1999
---------------------------------------------  Directors signing in the capacities
Judith Z. Adam                                 indicated



     Pursuant to the requirements of the Securities Act of 1933, Metropolitan Capital Trust II has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on the 17th day of March, 1999.


                                          METROPOLITAN CAPITAL TRUST II

                                          By:  METROPOLITAN FINANCIAL CORP.,
                                               AS DEPOSITOR

                                               By:  /s/ DAVID G. LODGE
                                                --------------------------------
                                                    David G. Lodge
                                                    President, Assistant
                                                    Secretary and
                                                    Assistant Treasurer

                               INDEX TO EXHIBITS


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    1          Form of Underwriting Agreement*
    3.1        Amended and Restated Articles of Incorporation of the
               Corporation (filed as Exhibit 2 to the Corporation's Form
               8-A, filed October 15, 1996 and incorporated herein by
               reference)
    3.2        Amended and Restated Code of Regulations of the
               Corporation**
    4.1        Form of Indenture of the Corporation relating to the Junior
               Subordinated Debentures**
    4.2        Form of Certificate of Junior Subordinated Debenture
               (included as Exhibit A to Exhibit 4.1)**
    4.3        Certificate of Trust of Metropolitan Capital Trust II**
    4.4        Form of Amended and Restated Trust Agreement of Metropolitan
               Capital Trust II**
    4.5        Form of Trust Preferred Security Certificate for
               Metropolitan Capital Trust II (included as Exhibit E to
               Exhibit 4.4)**
    4.6        Form of Guarantee of the Corporation relating to the Trust
               Preferred Securities**
    4.7        Form of Agreement as to Expenses and Liabilities (included as Exhibit D to Exhibit 4.4)**
    5.1        Opinion and consent of Thompson Hine & Flory LLP as to
               legality of the Junior Subordinated Debentures and the
               Guarantee to be issued by the Corporation*
    5.2        Opinion and consent of Richards, Layton & Finger, P.A. as to legality of the Trust Preferred Securities to be issued by
               Metropolitan Capital Trust II*
    8          Opinion of Thompson Hine & Flory LLP as to certain federal income tax matters*
   10.1        Incentive Pay Plan (filed as Exhibit 10.1 to the
               Corporation's Form 10-K, filed March 30, 1998 and
               incorporated herein by reference)
   10.2        Metropolitan Financial Corp. 1997 Stock Option Plan (filed as Exhibit A to the Corporation's Definitive Proxy
               Statement, filed March 27, 1998 and incorporated herein by reference)
   10.3        Indenture, dated as of April 30, 1998, between the
               Corporation and Wilmington Trust Company, as trustee,
               relating to the Corporation's 8.60% Junior Subordinated
               Deferrable Interest Debentures due June 30, 2028 (filed as
               Exhibit 4.1 to the Corporation's Form 10-Q, filed May 15,
               1998 and incorporated herein by reference)
   10.4        Amended and Restated Trust Agreement, dated as of April 30,
               1998, among the Corporation, as depositor, Wilmington Trust
               Company, as property trustee, the administrative trustees
               named therein and the several holders of the 8.60%
               Cumulative Trust Preferred Securities of Metropolitan
               Capital Trust I (filed as Exhibit 4.2 to the Corporation's
               Form 10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   10.5        Preferred Securities Guarantee Agreement, dated as of April
               30, 1998, between the Corporation and Wilmington Trust
               Company, as trustee, for the benefit of the holders of the
               8.60% Cumulative Trust Preferred Securities of Metropolitan
               Capital Trust I (filed as Exhibit 4.3 to the Corporation's
               Form 10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   10.6        Agreement as to Expenses and Liabilities, dated as of April
               30, 1998, between the Corporation and Metropolitan Capital
               Trust I (filed as Exhibit 4.4 to the Corporation's Form
               10-Q, filed May 15, 1998 and incorporated herein by
               reference)
   12          Computation of ratio of earnings to fixed charges**
   21          List of subsidiaries of the Corporation**
   23.1        Consent of Crowe, Chizek and Company LLP
   23.2        Consent of Thompson Hine & Flory LLP (included in Exhibit
               5.1)*
   23.3        Consent of Richard, Layton & Finger, P.A. (included in
               Exhibit 5.2)*
   24          Power of Attorney**

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   25.1        Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Indenture**
   25.2        Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Amended and Restated
               Trust Agreement**
   25.3        Form T-1 Statement of Eligibility of Wilmington Trust
               Company under the Guarantee for the benefit of the holders of the Trust Preferred Securities
   27          Financial Data Schedule**
   99.1        Specimen Subordinated Note relating to the 9 5/8%
               Subordinated Notes due January 1, 2005 (found at Sections
               2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to the Corporation's Amendment No. 1 to Registration Statement
               on Form S-1, filed November 13, 1995 and incorporated herein by reference)
   99.2        Form of Indenture entered into December 1, 1995 between the
               Corporation and Boatmen's Trust Company (filed as Exhibit
               4.1 to the Corporation's Amendment No. 1 to Registration
               Statement on Form S-1, filed November 13, 1995 and
               incorporated herein by reference)
   99.3        The Restated Loan Agreement by and between The Huntington
               National Bank and the Corporation dated as of March 31, 1998
               (filed as Exhibit 99.1 to the Corporation's Form 10-Q, filed
               May 14, 1998 and incorporated herein by reference)
   99.4        Second Amendment to Restated Loan Agreement by and between
               The Huntington National Bank and the Corporation dated as of
               December 18, 1998**


---------------

 * To be filed by amendment.


** Previously filed.